As filed with the Securities and Exchange Commission on July 25, 2005

Registration No. 333-123551

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TRIPATH TECHNOLOGY INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	77-0407364
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2560 Orchard Parkway

San Jose, CA 95131

(408) 750-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Adya S. Tripathi

President and Chief Executive Officer

2560 Orchard Parkway

San Jose, California 95131

(408) 750-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

David J. Segre, Esq.

Bret M. DiMarco, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

(Subject to Completion, dated July 25, 2005)

PROSPECTUS

5,800,002 Shares

TRIPATH TECHNOLOGY INC.

Common Stock

This prospectus relates to the public offering, which is not being underwritten, of up to 5,800,002 shares of our common stock under this prospectus by the selling stockholders identified in this prospectus. The selling stockholders may sell these shares from time to time on or off the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. We issued these shares of our common stock to the selling stockholder in a private transaction.

For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 66. We will not receive any of the proceeds from the sale of these shares. We will bear the costs relating to the registration of these shares.

Our common stock is listed on the Nasdaq National Market under the symbol “TRPH.” On July 15, 2005, the last sale price of our common stock was $0.94 per share.

THIS OFFERING INVOLVES MATERIAL RISKS. SEE “ RISK FACTORS” BEGINNING ON PAGE 8.

The Securities and Exchange Commission may take the view that, under certain circumstances, the selling stockholders and any broker-dealers or agents that participate with the selling stockholder in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 25, 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Except where the context requires otherwise, in this prospectus the “Company,” “Tripath,” “Tripath Technology,” “we,” “us” and “our” refer to Tripath Technology Inc., a Delaware corporation, and, where appropriate, its subsidiaries.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

TRIPATH TECHNOLOGY INC.

We are a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media consumer electronics and communications markets. We design and sell digital amplifiers based on our proprietary technology, called Digital Power Processing®, which enables us to provide significant performance, power efficiency, size and weight advantages over traditional amplifier technology. Our digital amplifiers are branded “Class-T®” and combine a switching mode approach that generates high fidelity sound with low distortion and considerably lower heat dissipation than Class-AB amplifiers. We target and provide digital amplifiers for three primary markets where signal fidelity and power efficiency are important: Consumer Electronics, Digital Subscriber Line, or DSL, and Wireless. Within the Consumer Electronics market, we target multiple market segments, which include consumer audio applications such as 5.1-7.1 channel home theater systems, flat panel televisions, personal computers, mini/micro component stereo systems, cable set-top boxes and gaming consoles, automotive audio applications such as in-dash head units and trunk amplifiers and professional audio applications such as audio distribution systems and pro-audio amplifiers. We are currently offering digital amplifiers in the form of line drivers for use in DSL equipment. We also have a research and development program aimed at developing amplifiers for digital wireless handsets and base stations to increase talk time and battery life and improve overall power efficiency.

Recent Developments

On April 25, 2005, we received a letter from The Nasdaq National Market informing us that:

•	Our market value of listed securities for the 10 preceding consecutive trading days has been below the minimum $50,000,000 requirement for continued inclusion set by Marketplace Rule 4450(b)(1)(A) and that, in accordance with Marketplace Rule 4450(e)(4), we are being provided 30 calendar days, or until May 25, 2005, to regain compliance; and

•	Our total assets and total revenue for the most recently completed fiscal year or for two of the last three most recently completed fiscal years has been below the minimum $50,000,000 requirement for continued inclusion set by Marketplace Rule 4450(b)(1)(B), which is an alternate standard for continued listing to Marketplace Rule 4450(b)(1)(A).

We could have regained compliance with Marketplace Rule 4450(b)(1)(A) if prior to May 25, 2005, the aggregate market value of our common stock is $50,000,000 or more for a minimum of 10 consecutive trading days (or such longer period of time as may be required by Nasdaq, in its discretion). Based upon 55,349,746 shares outstanding as of April 20, 2005, our stock price would have to equal or exceed approximately $0.91 for a minimum of 10 consecutive days. We did not meet this requirement during the 30 calendar days referenced in the letter.

In addition, on April 26, 2005, we received a letter from The Nasdaq National Market informing us that for the last 30 consecutive business days, the bid price of our common stock has closed below the minimum $1.00 per share requirement for continued inclusion set by Marketplace Rule 4450(b)(4), and that, in accordance with Marketplace Rule 4450(e)(2), we are being provided 180 calendar days, or until October 24, 2005, to regain compliance. We may regain compliance with Marketplace Rule 4450(b)(4) if prior to October 24, 2005, the bid price of our common stock has closed at or above $1.00 per share for a minimum of 10 consecutive trading days (or such longer period of time as may be required by Nasdaq, in its discretion). We intend to monitor the bid price for our common stock between now and October 24, 2005, and consider various options available to us if our common stock does not trade at a level that is likely to regain compliance. As of May 25, 2005 our common stock has not closed at or above $1.00 per share for a minimum of 10 consecutive trading days since receipt of the April 26, 2005 letter.

On May 26, 2005 we received another letter from Nasdaq notifying us that we did not regain compliance with Marketplace Rule 4450(b)(1)(A) which sets forth the $50 million market value of listed securities requirement for continued listing. According to the letter we are subject to delisting from the Nasdaq National Market. We have appealed the Nasdaq’s determination and a hearing with Nasdaq was held on such appeal on July 14, 2005. We have not received the final Nasdaq determination with respect to our appeal.

If we are unsuccessful in our appeal, we intend to transfer to the Nasdaq SmallCap Market, so long as we comply with the Nasdaq SmallCap Market’s continued listing requirements, which require, among other things, (i) that our bid price equals or exceeds $1.00 and (ii) that either the aggregate market value of our common stock exceeds $35 million or our stockholder equity exceeds $2.5 million. Our common stock would remain listed on the Nasdaq National Market if an appeal is pending to the Listing Qualifications Panel or a listing application for the Nasdaq SmallCap Market is being reviewed.

As originally described in our Current Report on Form 8-K dated October 18, 2004 and filed with the Securities and Exchange Commission on October 22, 2004 (the “Prior 8-K”), our Audit Committee initiated an internal investigation regarding certain purported product returns (the “Product Returns”) to one of our distributors, Macnica Japan (“Macnica”), by its customers. The Audit Committee investigation and discussion included a review of our compliance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements” (“SAB 104”) as applied to the circumstances surrounding the Product Returns. Under SAB 104, a requirement for revenue recognition is that all of the following criteria must be met: (1) there is persuasive evidence that an arrangement exists, (2) delivery of goods has occurred, (3) the sales price is fixed or determinable, and (4) collectibility is reasonably assured. In accordance with SAB 104, our revenue recognition policy, for sales to distributors, requires that we defer recognition of revenue until such time that the distributor sells products to its customers based upon receipt of point-of-sales reports from the distributor. As of the Audit Committee’s determination on January 25, 2005, the internal investigation revealed that approximately $1.4 million of a sale of our product to Macnica did not meet the foregoing criteria because our Country Manager for the Japan Sales Office (who is no longer employed by us) had agreed that Macnica could return the product to us at Macnica’s discretion. The Audit Committee determined that this former employee had agreed to a term of sale that was outside of our standard practices and was not referenced in the documentation related to the sale submitted to our finance department. Given the discovery of this arrangement for Macnica to return the product, our Audit Committee concluded that we should restate certain financial information that was previously reported in our Form 10-Q for the quarter ended June 30, 2004, filed with the Securities and Exchange Commission on August 6, 2004 (the “June 2004 Form 10-Q”) to properly reflect our revenue and related financial information for the referenced periods (the “Initial Restatement”). Accordingly, we advised in the Prior 8-K that the Consolidated Statement of Operations for the three months and six months ended June 30, 2004 and the Consolidated Balance Sheet as of June 30, 2004 included in the June 2004 Form 10-Q should no longer be relied upon because of errors in such financial statements. The financial impact of the Initial Restatement was reflected in our Transition Report on Form 10-K/T for the transition period ended September 30, 2004 filed with the Securities and Exchange Commission on February 3, 2005 (the “Transition Report”).

The Audit Committee directed that the internal investigation continue following reporting of the Initial Restatement. As a result of this further investigation, on May 5, 2005 the Audit Committee determined that additional sale transactions with Macnica, as well as with an additional distributor of the Company, Uniquest, did not meet the our revenue recognition criteria and the requirements of SAB 104. In certain circumstances, the same former employee of the Company had agreed that Macnica could return the referenced product at Macnica’s discretion. This former employee had on these occasions agreed to a term of sale that was outside of our standard practices and was not referenced in the documentation related to the sale submitted to our finance department. In addition, the Audit Committee determined that, in certain other circumstances, Macnica had shipped product not to end customers but to other distributors and we had relied on point-of-sales reports submitted to us by Macnica that indicated the referenced product had been shipped to an end customer of Macnica when such product had only been shipped to other distributors. Recognition of revenue on sales between distributors instead of to the end customers is not permitted under our revenue recognition policies. Further, the Audit Committee determined that certain sales transactions with Uniquest did not meet our revenue recognition criteria and the requirements of SAB 104 because in certain circumstances, employees of Uniquest had incorrectly reported to us the date of shipments to end customers.

As a result, as reported in our Form 8-K dated May 5, 2005 and filed on May 11, 2005, the Audit Committee concluded on May 5, 2005 that we should restate the financial statements (the “Additional Restatement”) previously included in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and December 31, 2004 as well as the financial statements for the quarter and nine month transition period ended September 30, 2004 and that were previously included in our Transition Report on Form 10-K/T. We intend to file amended reports to reflect such restated financial information. These restated financial statements are included elsewhere in this registration statement.

The Additional Restatement was based on the Audit Committee’s conclusion on such date that the Consolidated Balance Sheets as of March 31, 2004, June 2004, September 30, 2004 and December 31, 2004 and the related Consolidated Statements of Operations for the three months ended March 31, 2004, the three and six months ended June 30, 2004, the nine month transition period ended September 30, 2004 and the three months ended December 31, 2004 should no longer be relied upon because of errors in such financial statements. Following receipt of a final report on the internal investigation, the Audit Committee determined that the internal investigation had been completed on June 15, 2005. The internal investigation revealed errors in the Company’s financial statements for 2002 and 2003. Such errors included certain shipments between distributors rather than to end-customers which were not noted on applicable point-of-sales reports, inaccurate shipment dates on certain point-of-sales reports, and inaccurate quantities noted on certain point-of-sales reports. The Company reviewed these errors with reference to the guidelines set forth in SAB99. Based upon such review, the Company concluded that such errors were immaterial and thus would not result in a restatement of the 2002 or 2003 financial statements.

The impact of the Initial Restatement and Additional Restatement for each of the affected periods can be summarized as follows (unaudited, in thousands except per share data):

	Quarter Ended March 31, 2004	Quarter Ended June 30, 2004	Quarter Ended September 30, 2004	Transition Period Nine Months Ended September 30, 2004	Quarter Ended December 31, 2004
Net revenues (as reported)	$4,166	$4,407	$2,218	$9,421	$1,618
Initial restatement adjustment	$—	$(1,370)	$—	$—	$—
Additional restatement adjustment	$(893)	$(436)	$1,077	$(252)	$55
Net revenues (as restated)	$3,273	$2,601	$3,295	$9,169	$1,673

Gross profit (as reported)	$1,194	$1,185	$(4,085)	$(2,469)	$423
Initial restatement adjustment	$—	$(763)	$—	$—	$—
Additional restatement adjustment	$(294)	$(155)	$356	$(93)	$23
Gross profit (as restated)	$900	$267	$(3,729)	$(2,562)	$446

Net loss (as reported)	$(1,785)	$(1,885)	$(7,139)	$(11,572)	$(2,901)
Initial restatement adjustment	$—	$(763)	$—	$—	$—
Additional restatement adjustment	$(294)	$(155)	$356	$(93)	$23
Net loss (as restated)	$(2,079)	$(2,803)	$(6,783)	$(11,665)	$(2,878)

Basic and diluted net loss per share (as reported)	$(0.04)	$(0.04)	$(0.15)	$(0.25)	$(0.06)
Initial restatement adjustment	$—	$(0.02)	$—	$—	$—
Additional restatement adjustment	$(0.01)	$—	$0.01	$—	$—
Basic and diluted net loss per share (as restated)	$(0.05)	$(0.06)	$(0.14)	$(0.25)	$(0.06)

The Company has filed amendments to each of the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and December 31, 2004 as well as an amendment to its Transition Report on Form 10-K/T for the nine month transition period ended September 30, 2004 reflect the restatements of the financial statements included in these reports.

Corporate Information

We were incorporated in California in July 1995, and reincorporated in Delaware in July 2000. We became a public reporting company in August 2000, and our stock is currently listed on the Nasdaq National Market under the stock symbol “TRPH”. On November 14, 2004, we changed our fiscal year-end from December 31 to September 30, effective as of September 30, 2004. Our principal executive office is located at 2560 Orchard Parkway, San Jose, CA 95131. Our telephone number is (408) 750-3000, and our Internet home page is located at www.tripath.com; however, the information in, or that can be accessed through, our home page is not part of this prospectus. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports are available, free of charge, on our Internet home page as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission, or SEC.

THE OFFERING

Common Stock offered by the selling stockholders	5,800,002 shares

Selling Shareholders	See “Principal and Selling Shareholders” for more information on the selling shareholders in this transaction

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering

Nasdaq National Market Symbol	TRPH

SUMMARY CONSOLIDATED FINANCIAL DATA

On November 14, 2004, our Board of Directors approved a change in our fiscal year end from December 31 to September 30, effective beginning September 30, 2004. All references in this prospectus to the period ended September 30, 2004 or to 2004 refer to the nine months ended September 30, 2004. The following summary historical information has been derived from the audited consolidated financial statements of Tripath. The financial information as of September 30, 2004 and for the nine months then ended are derived from audited financial statements included elsewhere in this prospectus. These financial statements have been restated from those appearing in our Transition Report on Form 10-K/T. See Note 9 to our Consolidated Financial Statements for additional information concerning our Audit Committee’s investigation and the restatements. The financial information for the years ended December 31, 2003 and 2002 and as of December 31, 2003 are derived from, and are qualified by reference to, our audited consolidated financial statements and are included elsewhere in this prospectus. The financial information as of September 30, 2003 and for the nine months then ended is unaudited. The financial information as of December 31, 2002, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 are derived from audited financial statements not included in this report. The summary consolidated statements of operations data for the six months ended March 31, 2005 and the balance sheet data as of March 31, 2005 are derived from our unaudited consolidated financial statements. The consolidated balance sheet data table below presents a summary of our balance sheet at March 31, 2005, on an actual basis which gives effect to the receipt of net proceeds from a financing on March 3, 2005 involving the sale of 4,833,335 shares of common stock at a price of $0.90 per share, for gross proceeds of $4.35 million, and warrants to purchase 966,667 shares of common stock at an exercise price of $1.25 per share, by us to the selling stockholders identified in this prospectus. The following Selected Financial Data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” included elsewhere in this prospectus. The historical results are not necessarily indicative of the results of operations to be expected in the future. The interim statements of operations for the nine months ended September 30, 2003, six months ended March 31, 2004 and six months ended March 31, 2005 are unaudited and, in the opinion of management, reflect all adjustments consisting of normal recurring adjustments necessary for a fair statement of the results of operations for the nine months ended September 30, 2003, six months ended March 31, 2004 and six months ended March 31, 2005, respectively.

	Nine Months Ended September 30, 2004 Restated	Year Ended December 31,				Nine Months Ended September 30, 2003	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004 Restated
		2003	2002	2001	2000
		(In thousands, except per share amounts)
Statement of Operations Data:
Revenue	$9,169	$13,891	$16,227	$13,541	$9,300	$9,765	$4,401	$7,399
Cost of revenue	7,415	9,467	13,517	11,948	11,347	6,941	2,217	4,899
Provision for slow-moving, excess and obsolete inventory (1)	4,316	243	4,977	—	—	—	—	243

Gross profit (loss)	(2,562)	4,181	(2,267)	1,593	(2,047)	2,824	2,184	2,257

Operating expenses:
Research and development	5,521	6,874	11,650	19,913	26,074	5,205	3,863	3,387
Selling, general and administrative	3,556	4,544	5,557	8,664	14,772	3,462	3,218	2,351
Restructuring and other charges (2)	—	—	—	684	—	—	—	—

Total operating expenses	9,077	11,418	17,207	29,261	40,846	8,667	7,081	5,738

Loss from operations	(11,639)	(7,237)	(19,474)	(27,668)	(42,893)	(5,843)	(4,897)	(3,481)
Change in fair value on revaluation of warrant liability (3)	—	—	—	—	—	—	252	—
Interest and other income (expense), net	(26)	22	160	687	1,626	14	(11)	16

Net loss	(11,665)	(7,215)	(19,314)	(26,981)	(41,267)	(5,829)	(4,656)	(3,465)
Accretion on preferred stock (4)	—	—	(14,952)	—	—	—	—	—

Net loss applicable to common stockholders	$(11,665)	$(7,215)	$(34,266)	$(26,981)	$(41,267)	$(5,829)	$(4,656)	$(3,465)

Basic and diluted net loss per share	$(0.25)	$(0.17)	$(0.88)	$(1.00)	$(2.34)	$(0.14)	$(0.09)	$(0.07)

Number of shares used to compute basic and diluted net loss per share	46,541	41,993	38,823	27,009	17,625	41,677	51,923	46,845

	September 30, 2004 Restated	December 31,				September 30, 2003	March 31, 2005	March 31, 2004 Restated
		2003	2002	2001	2000

Balance Sheet Data:
Cash, cash equivalents, short-term investments and restricted cash	$7,339	$9,612	$10,598	$5,097	$36,515	$9,088	$5,091	$9,183
Working capital	6,832	11,157	13,711	12,854	36,160	10,997	5,739	11,461
Total assets	14,306	19,468	20,685	22,160	47,111	16,969	11,262	21,779
Long term obligations, net of current portion	571	1,215	933	262	—	1,157	386	1,011
Total stockholders’ equity	8,058	11,920	15,436	15,347	40,088	11,590	6,711	12,482

(1)	During the year ended December 31, 2002 we recorded a provision for slow-moving, excess and obsolete inventory of approximately $5.0 million. The inventory charge related to excess inventory for our TA2022 product based on a decline in forecasted sales for this product. During the year ended December 31, 2003 we recorded a provision for slow-moving, excess and obsolete inventory of approximately $243,000. The inventory charge related to excess inventory for our TA2022 product based on a decline in forecasted sales for this product. During the nine months ended September 30, 2004 we recorded a provision for slow-moving, excess and obsolete inventory of approximately $4.3 million. The inventory charge related to slow-moving and excess inventory for our TA1101B, TA3020, TA2041, TA2022 and leaded TA2024 products, the TK2350, TK2051, TK2150, TK2050 and TK2052 chipsets, and Kauai 2BB and U461 die based on a decline in forecasted sales for these parts.

(2)	On August 3, 2001 we announced a restructuring and cost reduction plan which included a workforce reduction and write down of assets no longer used. As a result of the restructuring and cost reduction plan, we recorded restructuring and other charges of $684,000 during the quarter ended September 30, 2001.

(3)	On March 3, 2005, we completed a private placement that included the issuance of warrants. Since the warrants are subject to certain registration rights, we recorded a warrant liability in accordance with EITF 00-19. The change in fair value on revaluation of warrant liability represents the difference between the fair value of the warrants on the closing date, March 3, 2005, of the private placement and the fair value of those same warrants on March 31, 2005.

(4)	On January 24, 2002, we completed a financing in which we raised $21 million in gross proceeds through a private placement of non-voting Series A Preferred Stock and warrants, at $30 per unit to a group of investors, which was convertible into 13,999,000 shares of common stock and warrants to purchase 3,303,760 shares of common stock. Each share of Series A Preferred Stock was convertible into 20 shares of Common Stock (or an effective Common Stock price of $1.50 per share). As a result of the favorable conversion price of the shares and related warrants at the date of issuance, we recorded accretion of approximately $15 million relating to the beneficial conversion feature representing the difference between the accounting conversion price and the fair value of the common stock on the date of the transaction, after valuing the warrants issued in connection with the financing transaction.

No dividends have been paid or declared since our inception.

Restatement of Financial Statements Previously included in our Form 10-Qs for the Quarters Ended March 31, 2004, June 30, 2004 and December 31, 2004 and in our Transition Report on Form 10-K/T for the nine months ended September 30, 2004.

Following the receipt of the report of our litigation counsel, including discussion of the findings of the forensic accountant hired by our litigation counsel and approved by our Audit Committee on January 25, 2005, the Audit Committee determined to restate the financial statements previously included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (the “Initial Restatement”) as such financial statements included errors and should no longer be relied upon.

Following further investigation, our Audit Committee concluded on May 5, 2005 that we should restate the financial statements (the “Additional Restatement”) that were previously included in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and December 31, 2004 as well as the financial statements for the quarter and transitional period ended September 30, 2004 previously included in our Transition Report on Form 10-K/T as such financial statements included errors and should no longer be relied upon.

We have amended our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and December 31, 2004, as well as our Form 10-K/T for the nine months ended September 30, 2004, which are affected by the Initial Restatement and Additional Restatement. As reported in our Form 8-K dated May 5, 2005 and filed on May 11, 2005, the financial statements and related financial information contained in such prior reports should no longer be relied upon because of errors in such financial statements. Set forth on page 3 above is a summary of the restated financial information. The restated financial statements for the nine months ended September 30, 2004 are included elsewhere in this prospectus.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently deem immaterial. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes, before deciding to purchase any shares of our common stock.

We need to raise additional capital to continue to grow our business, which may not be available to us.

We incurred net losses of approximately $4.7 million for the six months ended March 31, 2005, $11.7 million for the nine months ended September 30, 2004, $7.2 million for the twelve months ended December 31, 2003 and $19.3 million (before accretion on preferred stock of $15.0 million) for the twelve months ended December 31, 2002. Because we have had losses, we have funded our operating activities to date from the sale of securities, including our most recent financings in March 2005, August 2004 and January 2002 as well as from the proceeds from the related exercise of warrants issued in connection with the 2002 financing. However, to grow our business significantly and to fund additional losses, we will need additional capital. We cannot be certain that any such financing will be available on acceptable terms, or at all. Moreover, additional equity financing, if available, would likely be dilutive to the holders of our common stock, and debt financing, if available, would likely involve restrictive covenants. In addition, pursuant to the terms of the private transaction under which we sold the shares offered hereby to the selling stockholders, we are prohibited from filing additional registration statements until 60 days after the registration statement of which this prospectus is a part is declared effective, except Form S-8 registration statements in connection with employee stock benefit plans, upon exercise or conversion of outstanding securities and pursuant to acquisitions or other strategic transactions that are not primarily for the purpose of raising additional capital. We can provide no assurance as to when this registration statement will be declared effective. We are also subject to certain cash penalties payable to the selling stockholders under certain circumstances relating to the timely filing, effectiveness and maintenance of effectiveness of the registration statement of which this prospectus is a part. If we cannot raise sufficient additional capital, it would adversely affect our ability to achieve our business objectives and to continue as a going concern.

We may not maintain Nasdaq National Market listing requirements.

On April 25, 2005 we received a deficiency notice from the Nasdaq Stock Market, or Nasdaq, for failing to (1) maintain the Nasdaq National Market’s minimum $50 million market value of listed securities requirement for continued listing and (2) maintain our total assets and total revenue for the most recently completed fiscal year or for two of the last three most recently completed fiscal years above the $50 million requirement for continued listing. We had a grace period of 30 calendar days, or until May 25, 2005, to cure the deficiency by meeting the $50 million minimum market value of listed securities for 10 consecutive days or such longer period of time as may be required by Nasdaq, at its discretion. Based upon 55,349,746 shares outstanding as of April 20, 2005, our stock price would have to equal or exceed approximately $0.91 for a minimum of 10 consecutive trading days. If we failed to meet the minimum market value of listed securities for a minimum of 10 consecutive trading days during the grace period, our common stock may be delisted from the Nasdaq National Market. We did not meet this requirement during the 30 calendar days referenced in the letter. There can be no assurance that we will regain or maintain compliance with the minimum market value of listed securities requirement in the future.

In addition, on April 26, 2005, we received a deficiency notice from Nasdaq for failing to maintain the Nasdaq National Market’s minimum $1.00 bid price requirement for continued listing. We have a grace period of 180 calendar days, or until October 24, 2005, to cure the deficiency by meeting the minimum $1.00 bid price for

10 consecutive trading days or such longer period of time as may be required by Nasdaq, at its discretion. There can be no assurance that we will regain or maintain compliance with the minimum bid price. If we fail to meet the minimum bid price for 10 consecutive days during the grace period, our common stock may be delisted from the Nasdaq National Market. As of July 22, 2005, our common stock has not closed at or above $1.00 per share for a minimum of 10 consecutive trading days since receipt of the April 26, 2005 letter.

On May 26, 2005, we received another letter from Nasdaq notifying us that we had not regained compliance with Marketplace Rule 4450(b)(1)(A), which sets a $50 million market value of listed securities requirement for continued listing, during the relevant grace period. According to this letter, we are subject to delisting from the Nasdaq National Market. We appealed Nasdaq’s determination and a hearing before a Nasdaq Listing Qualifications Panel was held on July 14, 2005. We have not received the final Listing Qualifications Panel determination with respect to our appeal. If we are unsuccessful in our appeal, we have requested that the Listing Qualifications Panel transfer our listing to the Nasdaq SmallCap Market. We believe that we meet all of the Nasdaq SmallCap Market’s continued listing requirements (other than the minimum bid price requirement of $1.00, for which there is an applicable grace period), but there can be no assurance that the Panel will agree to transfer our listing. Our common stock will remain listed on the Nasdaq National Market while our appeal is pending before the Listing Qualifications Panel.

There is no assurance that we will receive a favorable decision from the Listing Qualifications Panel or that we will satisfy the Nasdaq’s continued listing requirements in the future, with the result that our common stock may be delisted from the Nasdaq National Market. Should our common stock be delisted from the Nasdaq National Market, it would likely be traded on the Nasdaq SmallCap Market or on the Over the Counter (OTC) Bulletin Board of the National Association of Securities Dealers, Inc. If our common stock is delisted from the Nasdaq National Market or the Nasdaq SmallCap Market, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of our common stock. Delisting of our common stock could materially adversely affect the market price, the market liquidity of our common stock, and our ability to raise necessary capital and could otherwise have an adverse impact on our business, financial condition, and results of operations.

We have a history of losses and may never achieve or sustain profitability.

As of March 31, 2005, we had an accumulated deficit of $195.9 million. We incurred net losses of approximately $4.7 million for the six months ended March 31, 2005, $11.7 million for the nine months ended September 30, 2004, $7.2 million for the twelve months ended December 31, 2003 and $19.3 million (before accretion on preferred stock of $15.0 million) for the twelve months ended December 31, 2002. We may continue to incur net losses and these losses may be substantial. Furthermore, we may continue to generate significant negative cash flow in the future. We will need to generate substantially higher revenue to achieve and sustain profitability and positive cash flow. Our ability to generate future revenue and achieve profitability will depend on a number of factors, many of which are described throughout this section. If we are unable to achieve or maintain profitability, we will be unable to build a sustainable business. In this event, our share price and the value of your investment would likely decline and we might be unable to continue as a going concern.

Our quarterly operating results are likely to fluctuate significantly and may fail to meet the expectations of securities analysts and investors, which may cause our share price to decline.

Our quarterly operating results have fluctuated significantly in the past and are likely to continue to do so in the future. The many factors that could cause our quarterly results to fluctuate include, in part:

•	level of sales and recognition of revenue;

•	mix of high and low margin products;

•	availability and pricing of wafers;

•	timing of introducing new products, including, but not limited to, the introduction of new products based on the lower cost “Godzilla” architecture, lower cost versions of existing products, fluctuations in manufacturing yields and other problems or delays in the fabrication, assembly, testing or delivery of products;

•	rate of development of target markets; and

•	increases in inventory reserves associated with slow moving, excess and obsolete inventory.

A large portion of our operating expenses, including salaries, rent and capital lease expenses, are fixed. If we experience a shortfall in revenues relative to our expenses, we may be unable to reduce our expenses quickly enough to offset the reduction in revenues during that accounting period, which would adversely affect our operating results. Fluctuations in our operating results may also result in fluctuations in our common stock price. If the market price of our stock is adversely affected, we may experience difficulty in raising capital or making acquisitions. In addition, we may become the object of securities class action litigation, which occurred in late 2004. As a result, we do not believe that period-to-period comparisons of our revenues and operating results are necessarily meaningful. One should not rely on the results of any one quarter as an indication of future performance.

Our stock price may be subject to significant volatility.

The stock prices for many technology companies have recently experienced large fluctuations, which may or may not be directly related to the operating performance of the specific companies. For example, during the calendar year 2004, our common stock had closing sales prices on Nasdaq as low as $0.77 and as high as $8.20 per share. Broad market fluctuations as well as general economic conditions may cause our stock price to decline. We believe that fluctuations of our stock price may continue to be caused by a variety of factors, including:

•	announcements of developments related to our business;

•	fluctuations in our financial results;

•	general conditions in the stock market or around the world, terrorism or developments in the semiconductor and capital equipment industry and the general economy;

•	sales or purchases of our common stock in the marketplace;

•	announcements of our technological innovations or new products or enhancements or those of our competitors;

•	developments in patents or other intellectual property rights;

•	developments in our relationships with customers and suppliers;

•	a shortfall or changes in revenue, gross margins or earnings or other financial results from analysts’ expectations or an outbreak of hostilities or natural disasters; or

•	acquisition or merger activity and the success in implementing such acquisitions.

Our product shipment patterns make it difficult to predict our quarterly revenues.

As is common in our industry, we frequently ship more products in the third month of each quarter than in either of the first two months of the quarter, and shipments in the third month are higher at the end of that month. We believe this pattern is likely to continue. The concentration of sales in the last month of the quarter may cause our quarterly results of operations to be more difficult to predict. Moreover, if sufficient business does not materialize or a disruption in our production or shipping occurs near the end of a quarter, our revenues for that quarter could be materially reduced.

Our customers may cancel or defer product orders, which could result in excess inventory.

Our sales are generally made pursuant to individual purchase orders that may be canceled or deferred by customers on short notice without significant penalty. Thus, orders in backlog may not result in future revenue. In the past, we have had cancellations and deferrals by customers. Any cancellation or deferral of product orders could result in us holding excess inventory, or result in obsolete inventory over time, which could seriously harm our profit margins and restrict our ability to fund our operations. For example, during the quarter ended September 30, 2004, we recorded a provision for slow moving, excess and obsolete inventory of approximately $4.3 million. Our inventory and purchase commitments are based on expected demand and not necessarily built for firm purchase commitments for our customers. Because of the required delivery lead time, we need to carry a high level of inventory in comparison to past sales. We recognize revenue upon shipment of products to the end customer and, in the case of distributor sales, based upon receipt of point-of-sales report from the distributor. Although we have not experienced customer refusals to accept shipped products or material difficulties in collecting accounts receivable, such refusals or collection difficulties are possible and could result in significant charges against income, which could seriously harm our revenues and our cash flow.

We rely on a small number of customers and sales by distributors for most of our revenue and a decrease in revenue from these customers could seriously harm our business.

A relatively small number of customers have accounted for most of our revenues to date. Any reduction or delay in sales of our products to one or more of these key customers could seriously reduce our sales volume and revenue and adversely affect our operating results. Our top five end customers accounted for 48% and 65% of revenue in the six month period ended March 31, 2005 and transition period ended September 30, 2004 respectively, versus 68% and 67% in 2003 and 2002 respectively. Our primary customers in the six months ended March 31, 2005 were Sharp and Kyoshin Technosonic Co., Ltd., (“KTS”) representing 17% and 10%, respectively of our revenue. Our primary end customers in the transition period ended September 30, 2004 were KTS, Alcatel and Samsung representing 28%, 19% and 9% of revenue, respectively. In 2003, our primary end customers were KTS, Samsung and Apple Computer Inc., (“Apple”) representing 24%, 18% and 15% of revenue, respectively. Apple and Apex Digital Inc. were our top two end customers in 2002, representing 31% and 19% of revenue, respectively. We expect that we will continue to rely on the success of our largest customers and on our success in selling our existing and future products to those customers in significant quantities. In addition, approximately 56% and 53% of our revenue in the six months ended March 31, 2005 and transition period ended September 30, 2004, respectively was from our largest distributor, Macnica. We cannot be sure that we will retain our largest customers (whether from inside sales or through our distributors) or that we will be able to obtain additional key customers or replace key customers we may lose or who may reduce their purchases.

We currently rely on sales of one product for a significant portion of our revenue, and the failure of this product to be successful in the future could substantially reduce our sales.

We currently rely on sales of our TA2024 digital audio amplifier product to generate a significant portion of our revenue. Sales of this product amounted to 50% of our revenue for the six months ended March 31, 2005, 35% of our revenue for the nine months ended September 30, 2004, 39% of our revenue for the twelve months ended December 31, 2003 and 28% of our revenue for the twelve months ended December 31, 2002. We have developed additional products and plan to introduce more products in the future, but there can be no assurance that these products will be commercially successful. Consequently, if our existing products are not successful, our sales could decline substantially.

Our lengthy sales cycle makes it difficult for us to predict if or when a sale will be made, to forecast our revenue and to budget expenses, which may cause fluctuations in our quarterly results.

Because of our lengthy sales cycles, we may continue to experience a delay between incurring expenses for research and development, sales and marketing and general and administrative efforts, as well as incurring investments in inventory, and the generation of revenue, if any, from such expenditures. In addition, the delays inherent in such a lengthy sales cycle raise additional risks of customer decisions to cancel or change product plans, which could result in our loss of anticipated sales. Our new products are generally incorporated into our customers’ products or systems at the design stage. To try and have our products selected for design into new products of current and potential customers, commonly referred to as design wins, often requires significant expenditures by us without any assurance of success. Once we have achieved a design win, our sales cycle will start with the test and evaluation of our products by the potential customer and design of the customer’s equipment to incorporate our products. Generally, different parts have to be redesigned to incorporate our devices successfully into our customers’ products.

The sales cycle for the test and evaluation of our products can range from a minimum of three to six months, and it can take a minimum of an additional six to nine months before a customer commences volume production of equipment that incorporates our products. Achieving a design win provides no assurance that such customer will ultimately ship products incorporating our products or that such products will be commercially successful. Our revenue or prospective revenue would be reduced if a significant customer curtails, reduces or delays orders during our sales cycle, or chooses not to release products incorporating our products.

Our ability to achieve revenue growth will be harmed if we are unable to persuade electronic systems manufacturers to adopt our new amplifier technology.

We face difficulties in persuading manufacturers to adopt our products using our new amplifier technology. Traditional amplifiers use design approaches developed in the 1930s. These approaches are still used in most amplifiers and engineers are familiar with these design approaches. To adopt our products, manufacturers and engineers must understand and accept our new technology. To take advantage of our products, manufacturers must redesign their systems, particularly components such as the power supply and heat sinks. Manufacturers must work with their suppliers to obtain modified components and they often must complete lengthy evaluation and testing. In addition, our amplifiers are often more expensive as components than traditional amplifiers. For these reasons, prospective customers may be reluctant to adopt our technology.

We currently depend on consumer electronics markets that are typically characterized by aggressive pricing, frequent new product introductions and intense competition.

A substantial portion of our current revenue is generated from sales of products that address the consumer electronics markets, including home theater, computer audio, flat panel TV, gaming, professional amplifiers, set-top box, AV receivers and the automotive audio markets. These markets are characterized by frequent new product introductions, declining prices and intense competition. Pricing in these markets is aggressive, and we expect pricing pressure to continue. In the computer audio segment, our success depends on consumer awareness and acceptance of existing and new products by our customers and consumers, in particular, the elimination of externally-powered speakers. In the automotive audio segment, we face pressure from our customers to deliver increasingly higher-powered solutions under significant engineering limitations due to the size constraints in car dashboards. In addition, our ability to obtain prices higher than the prices of traditional amplifiers will depend on our ability to educate manufacturers and their customers about the benefits of our products. Failure of our customers and consumers to accept our existing or new products will seriously harm our operating results.

The cyclical nature of the semiconductor industry could create fluctuations in our operating results.

The semiconductor industry has historically been cyclical and characterized by wide fluctuations in product supply and demand. From time to time, the industry has also experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. Industry downturns have been characterized by diminished product demand, production overcapacity and accelerated decline in average selling prices, and in some cases have lasted for more than a year. In addition, we may determine to lower our prices of our products to increase or maintain market share, which would likely harm our operating results. The semiconductor industry also periodically experiences increased demand and production capacity constraints. As a result, we have experienced and may experience in the future substantial period-to-period fluctuations in our results of operations due to general semiconductor industry conditions, overall economic conditions or other factors, many of which are outside our control. Due to these risks, you should not rely on period-to-period comparisons to predict our future performance.

We may experience difficulties in the introduction of new or enhanced products, including but not limited to the new “Godzilla” architecture products, that could result in significant, unexpected expenses or delay their launch, which would harm our business.

Our failure or our customers’ failure to develop and introduce new products successfully and in a timely manner would seriously harm our ability to generate revenues. Consequently, our success depends on our ability to develop new products for existing and new markets, introduce such products in a timely and cost-effective manner and to achieve design wins. The development of these new devices is highly complex, and from time to time we have experienced delays in completing the development and introduction of new products. The successful introduction of a new product may currently take up to 18 months. Successful product development and introduction depends on a number of factors, including:

•	accurate prediction of market requirements and evolving standards;

•	accurate new product definition;

•	timely completion and introduction of new product designs;

•	availability of foundry capacity;

•	achieving acceptable manufacturing yields;

•	market acceptance of our products and our customers’ products; and

•	market competition.

We cannot guarantee success with regard to these factors. We introduced our lower cost “Godzilla” architecture products in January 2004 and began sampling them in certain customers’ products in mid-2004. However, we have not received design-wins for these products to date.

Neither our disclosure controls and procedures nor our internal control over financial reporting can prevent all errors or fraud, and in the past these controls and procedures were not effective and resulted in restatements to our financial results.

Our management does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent all errors or fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system will be attained. Furthermore, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in a cost-effective control system, no evaluation of controls can provide absolute assurance that all misstatements due to error or fraud, if any, may occur and not be detected on a timely basis. These inherent limitations include the possibility that judgments in decision-making can be faulty and that breakdowns can occur because of errors or mistakes. Our controls and procedures can also be circumvented by the individuals acts of some persons, by collusion of two or more people or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Furthermore, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. While we seek to design our controls and procedures to provide reasonable assurance that information required to be disclosed in our periodic filings is timely disclosed, these inherent limitations expose us to breakdowns in such controls and procedures. For example, while our certifying officers believed that the design of our controls and procedures would ensure that material information related to the Company would be made known to them on a timely basis, in light of the circumstances underlying the Initial Restatement and Additional Restatement, these controls and procedures for the financial statement periods covered by the Initial Restatement and Additional Restatement were not effective. We have made certain changes to our internal controls over financial reporting regarding the review of sales orders designed to address these circumstances, although even these improvements to our controls and procedures cannot ensure that all errors or fraud will be prevented.

We depend on three outside foundries for our semiconductor device manufacturing requirements.

We do not own or operate a fabrication facility, and substantially all of our semiconductor device requirements are currently supplied by three outside foundries, United Microelectronics Corporation, in Taiwan, STMicroelectronics Group in Europe and Renesas Technology (Mitsubishi Electric) in Japan. Although we primarily utilize these three outside foundries, most of our components are not manufactured at these foundries at the same time. As a result, each foundry is a sole source for certain products.

There are significant risks associated with our reliance on outside foundries, including:

•	the lack of guaranteed wafer supply;

•	limited control over delivery schedules, quality assurance and control, manufacturing yields and production costs; and

•	the unavailability of or delays in obtaining access to key process technologies.

In addition, the manufacture of integrated circuits is a highly complex and technologically demanding process. Although we work closely with our foundries to minimize the likelihood of reduced manufacturing yields, our foundries have from time to time experienced lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies.

We provide our foundries with continuous forecasts of our production requirements; however, the ability of each foundry to provide us with semiconductor devices is limited by the foundry’s available capacity. In many cases, we place our orders on a purchase order basis, and foundries may allocate capacity to the production of other companies’ products while reducing the deliveries to us on short notice. In particular, foundry customers that are larger and better financed than us or that have long-term agreements with our foundries may cause such foundries to reallocate capacity in a manner adverse to us. While capacity at our foundries has been available during the last several years, the cyclical nature of the semiconductor industry could result in capacity limitations in a cyclical upturn or otherwise.

If we use a new foundry, several months would be typically required to complete the qualification process before we can begin shipping products from the new foundry. In the event any of our current foundries suffers any damage or destruction to their respective facilities, or in the event of any other disruption of foundry capacity, we may not be able to qualify alternative manufacturing sources for existing or new products in a timely manner. Even our current outside foundries would need to have certain manufacturing processes qualified in the event of disruption at another foundry, which we may not be able to accomplish in a timely enough manner to prevent an interruption in supply of the affected products.

If we encounter shortages or delays in obtaining semiconductor devices for our products in sufficient quantities when required, delivery of our products could be delayed, resulting in customer dissatisfaction and decreased revenues.

We depend on third-party subcontractors for most of our semiconductor assembly and testing requirements and any unexpected interruption in their services could cause us to miss scheduled shipments to customers and to lose revenues.

Semiconductor assembly and testing are complex processes, which involve significant technological expertise and specialized equipment. As a result of our reliance on third-party subcontractors for assembly and testing of our products, we cannot directly control product delivery schedules, which has in the past, and could in the future, result in product shortages or quality assurance problems that could increase the costs of manufacture, assembly or testing of our products. Almost all of our products are assembled and tested by one of five subcontractors: ASE in Korea, Malaysia and Taiwan, Hon Hai (formerly AMBIT Microsystems Corporation) in China, Lingsen in Taiwan, STMicroelectronics Group in Malaysia, and ST Assembly Test Services Ltd. in Singapore. We do not have long-term agreements with any of these suppliers and retain their services on a per order basis. The availability of assembly and testing services from these subcontractors could be adversely affected in the event a subcontractor suffers any damage or destruction to their respective facilities, or in the event of any other disruption of assembly and testing capacity. Due to the amount of time normally required to qualify assemblers and testers, if we are required to find alternative manufacturing assemblers or testers of our components, shipments could be delayed. Any problems associated with the delivery, quality or cost of our products could seriously harm our business.

Failure to transition our products to more effective and/or increasingly smaller semiconductor chip sizes and packaging could cause us to lose our competitive advantage and reduce our gross margins.

We evaluate the benefits, on a product-by-product basis, of migrating to smaller semiconductor process technologies in order to reduce costs and have commenced migration of some products to smaller semiconductor processes. We believe that the transition of our products to increasingly smaller semiconductor processes will be important for us to reduce manufacturing costs and to remain competitive. Moreover, we are dependent on our relationships with our foundries to migrate to smaller semiconductor processes successfully. We cannot be sure that our future process migrations will be achieved without difficulties, delays or increased expenses. Our gross margins would be seriously harmed if any such transition is substantially delayed or inefficiently implemented.

Our international operations subject us to risks inherent in doing business on an international level that could harm our operating results.

We currently obtain almost all of our manufacturing, assembly and test services from suppliers located outside the United States and may expand our manufacturing activities abroad. Approximately 88% and 94%, respectively, of our total revenue for the three months ended December 31, 2004 and for the nine months ended September 30, 2004, was derived from sales to end customers based outside the United States. In 2003 and 2002, 78% and 61%, respectively, of our total revenue was derived from sales to end customers based outside of the United States. In addition, we often ship products to our domestic customers’ international manufacturing divisions and subcontractors.

Accordingly, we are subject to risks inherent in international operations, which include:

•	political, social and economic instability;

•	trade restrictions and tariffs;

•	the imposition of governmental controls;

•	exposure to different legal standards, particularly with respect to intellectual property;

•	import and export license requirements;

•	unexpected changes in regulatory requirements; and

•	difficulties in collecting receivables.

All of our international sales to date have been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. Conversely, a decrease in the value of the U.S. dollar relative to foreign currencies would increase the cost of our overseas manufacturing, which would reduce our gross margins.

If we are not successful in developing and marketing new and enhanced products for the DSL high speed communications markets that keep pace with technology and our customers’ needs, our operating results will suffer.

The market for our DSL products is new and emerging, and is characterized by rapid technological advances, intense competition and a relatively small number of potential customers. This will likely result in price erosion on existing products and pressure for cost-reduced future versions. Implementation of our products requires manufacturers to accept our technology and redesign their products. If potential customers do not accept our technology or experience problems implementing our devices in their products, our products could be rendered obsolete and our business would be harmed. If we are unsuccessful in introducing future products with enhanced performance, our ability to achieve revenue growth will be seriously harmed.

We may experience difficulties in the development and introduction of a new amplifier product for use in the cellular phone market, which could result in significant expenses or delay in its launch.

This product is still in research and development and we currently have no design wins or customers for this product. We may not introduce our amplifier product for the cellular phone market on time, and this product may never achieve market acceptance. Furthermore, competition in this market is likely to result in price reductions, shorter product life cycles, reduced gross margins and longer sales cycles compared with what we have experienced to date with our other products.

Intense competition in the semiconductor industry and in the consumer electronics and communications markets could prevent us from achieving or sustaining profitability.

The semiconductor industry and the consumer audio and communications markets are highly competitive. We compete with a number of major domestic and international suppliers of semiconductors in the consumer electronics and communications markets. We also may face competition from suppliers of products based on new or emerging technologies. Many of our competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, such competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the promotion and sale of their products than us. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. In addition, existing or new competitors may in the future develop technologies that more effectively address the transmission of digital information through existing analog infrastructures at a lower cost or develop new technologies that may render our technology obsolete. There can be no assurance that we will be able to compete successfully in the future against our existing or potential competitors, or that our business will not be harmed by increased competition.

Our products are complex and may have errors and defects that are detected only after deployment in customers’ products, which may harm our business.

Products such as those that we offer may contain errors and defects when first introduced or as new versions are released. We have in the past experienced such errors and defects, in particular in the development stage of a new product. Delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such products, which could damage our reputation and seriously harm our ability to retain our existing customers and to attract new customers and therefore impact our revenues. Moreover, such errors and defects could cause problems, interruptions, delays or a cessation of sales to our customers. Alleviating such problems may require substantial redesign, manufacturing and testing which would result in significant expenditures of capital and resources. Despite testing conducted by us, our suppliers and our customers, we cannot be sure that errors and defects will not be found in new products after commencement of commercial production. Such errors and defects could result in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from our other development efforts, product repair or replacement costs, claims by our customers or others against us or the loss of credibility with our current and prospective customers. Any such event could result in the delay or loss of market acceptance of our products and would likely harm our business.

We do not have third party insurance coverage to offset the cost of defending the pending securities class action and derivative litigation and, therefore, defending the litigation matters set forth in this prospectus will likely materially and adversely affect our financial condition.

Our financial condition will likely be materially adversely affected by the pendency of the litigation referenced in this prospectus because we do not have third-party insurance coverage for either the costs of defending these lawsuits, including the costs of possible indemnification claims by the individual named defendants, or settling such litigation. We believe that the cost of defending or settling such litigation will have a material adverse effect on our cash balances and will be another factor requiring us to raise additional funds. In addition, these matters will require devotion of significant management resources which may also adversely affect our business operations.

If we are unable to retain key personnel, we may not be able to operate our business successfully.

We may not be successful in retaining executive officers and other key management and technical personnel. A high level of technical expertise is required to support the implementation of our technology in our existing and new customers’ products. In addition, the loss of the management and technical expertise of Dr. Adya S. Tripathi, our founder, president and chief executive officer, could seriously harm us. We do not have any employment contracts with our employees.

Our intellectual property and proprietary rights may be insufficient to protect our competitive position.

Our business depends, in part, on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws to protect our proprietary technologies. We cannot be sure that such measures will provide meaningful protection for our proprietary technologies and processes. As of December 31, 2004, we had 38 issued United States patents, and 8 additional United States patent applications which are pending. In addition, we had 17 international patents issued and an additional 23 international patents pending. We cannot be sure that any patent will issue as a result of these applications or future applications or, if issued, that any claims allowed will be sufficient to protect our technology. In addition, we cannot be sure that any existing or future patents will not be challenged, invalidated or circumvented, or that any right granted thereunder would provide us meaningful protection. The failure of any patents to provide protection to our technology would make it easier for our competitors to offer similar products. In connection with our participation in the development of various industry standards, we may be required to agree to license certain of our patents to other parties, including our competitors, that develop products based upon the adopted standards.

We also rely on copyright, trademark and trade secret laws in the United States and other countries to protect our proprietary rights. As discussed above, we have several international issued and pending patents in certain foreign countries. However the laws of some foreign countries in which we do business may not protect our copyrights, trademarks and trade secrets to the same extent as the laws of the United States. We also generally enter into confidentiality agreements with our employees and strategic partners, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, develop similar technology independently or design around our patents. Some of our customers have entered into agreements with us pursuant to which such customers have the right to use our proprietary technology in the event we default in our contractual obligations, including product supply obligations, and fail to cure the default within a specified period of time.

We may be subject to intellectual property rights disputes that could divert management’s attention and could be costly.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, we may receive in the future notices of claims of infringement, misappropriation or misuse of other parties’ proprietary rights. We cannot be sure that we will prevail in these actions, or that other actions alleging infringement by us of third-party patents, misappropriation or misuse by us of third-party trade secrets or the invalidity of one or more patents held by us will not be asserted or prosecuted against us, or that any assertions of infringement, misappropriation or misuse or prosecutions seeking to establish the invalidity of our patents will not seriously harm our business. For example, in a patent or trade secret action, an injunction could be issued against us requiring that we withdraw particular products from the market or necessitating that specific products offered for sale or under development be redesigned. We have also entered into certain indemnification obligations in favor of our customers and strategic partners that could be triggered upon an allegation or finding of our infringement, misappropriation or misuse of other parties’ proprietary rights. Irrespective of the validity or successful assertion of such claims, we would likely incur significant costs and diversion of our management and personnel resources with respect to the defense of such claims, which could also seriously harm our business. If any claims or actions are asserted against us, we may seek to obtain a license under a third party’s intellectual property rights. We cannot be sure that under such circumstances a license would be available on commercially reasonable terms, if at all. Moreover, we often incorporate the intellectual property of our strategic customers into our designs, and we have certain obligations with respect to the non-use and non-disclosure of such intellectual property.

We cannot be sure that the steps taken by us to prevent our, or our customers’, misappropriation or infringement of intellectual property will be successful.

The facilities of several of our key manufacturers and the majority of our customers, are located in geographic regions with increased risks of natural disasters.

Several key manufacturers and a majority of customers are located in the Pacific Rim region. The risk of earthquakes in this region, particularly in Taiwan, is significant due to the proximity of major earthquake fault lines. Earthquakes, fire, flooding and other natural disasters in the Pacific Rim region likely would result in the disruption of our foundry partners’ assembly and testing capacity and the ability of our customers to purchase our products. Labor strikes or political unrest in these regions would likely also disrupt operations of our foundries and customers. Any disruption resulting from such events could cause significant delays in shipments of our products until we are able to shift our manufacturing, assembly and testing from the affected contractor to another third party vendor. We cannot be sure that such alternative capacity could be obtained on favorable terms, if at all. Moreover, any such disruptions could also cause significant decreases in our sales to these customers until our customers resume normal purchasing volumes.

Changes in accounting rules for stock-based compensation may adversely affect our operating results, our stock price and our competitiveness in the employee marketplace.

We have a history of using employee stock options and other stock-based compensation to hire, motivate and retain our workforce. In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” which will require us, starting in the first quarter of fiscal year 2006, to measure compensation costs for all stock-based compensation (including stock options and our employee stock purchase plan) at fair value and to recognize these costs as expenses in our statements of operations. The recognition of these expenses in our statements of operations will result in lower earnings per share, which could negatively impact our future stock price. In addition, if we reduced or alter our use of stock-based compensation to minimize the recognition of these expenses, our ability to recruit, motivate and retain employees may be impaired, which could put us at a competitive disadvantage in the employee marketplace.

Our independent registered public accounting firm may decline to attest on the adequacy of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The SEC, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring public companies to include a report of management on internal controls over financial reporting in their annual reports on Form 10-K that contain an assessment by management of the effectiveness of the company’s internal controls over financial reporting. In addition, the company’s independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the internal controls over financial reporting. We are required to provide a report on the adequacy of internal controls over financial reporting beginning with our fiscal year ending September 30, 2005. Although we intend to diligently and vigorously review our internal controls over financial reporting in order to ensure compliance with the Section 404 requirements on an annual basis, if our independent registered public accounting firm is not satisfied with our internal controls over financial reporting or the level at which these controls are documented, designed, operated or reviewed, or if the independent registered public accounting firm interprets the requirements, rules and/or regulations differently from us, then they may decline to attest to management’s assessment or may issue a report that is qualified. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our consolidated financial statements, which ultimately could negatively impact our stock price.

Terrorist attacks and threats, and government responses thereto, may negatively impact all aspects of our operations, revenues, costs and stock price.

The threat of terrorist attacks involving the United States, the instability in the Middle East, a decline in consumer confidence and continued economic weakness and geo-political instability have had a substantial adverse effect on the economy. If consumer confidence does not recover, our revenues may be adversely affected for fiscal 2005 and beyond. Moreover, any further terrorist attacks involving the U.S., or any additional U.S. military actions overseas may disrupt our operations or those of our customers and suppliers. These events have had and may continue to have an adverse impact on the U.S. and world economy in general and consumer confidence and spending in particular, which could harm our sales. Any of these events could increase volatility in the U.S. and world financial markets which could harm our stock price and may limit the capital resources available to us and our customers or suppliers. This could have a significant impact on our operating results, revenues and costs and may result in increased volatility in the market price of our common stock.

We are subject to anti-takeover provisions that could delay or prevent an unfriendly acquisition of our company.

Provisions of our restated certificate of incorporation, equity incentive plans, bylaws and Delaware law may discourage transactions involving an unfriendly change in corporate control. In addition to the foregoing, the stockholdings of our officers, directors and persons or entities that may be deemed affiliates and the ability of our Board of Directors to issue preferred stock without further stockholder approval could have the effect of delaying, deferring or preventing a third party from acquiring us and may adversely affect the voting and other rights of holders of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to us that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. In addition, when used in this report, the words “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, as they relate to us or our management, may identify forward looking statements. Such statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which are subject to certain known and unknown risks and uncertainties, including the factors discussed under the caption “Risk Factors,” and those discussed elsewhere in this prospectus, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Although we believe that the expectations reflected in these forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All forward looking statements included in this report are based on information available to us as of the date of this report. We undertake no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise, unless we are required to do so by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholders. See “Principal and Selling Stockholders” and “Plan of Distribution” described below.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

MARKET PRICE INFORMATION

Our common stock has been quoted on the Nasdaq National Market and The Nasdaq SmallCap Market under the symbol “TRPH” since our initial public offering in August 2000. Prior to this time, there was no public market for our stock. The following table sets forth for the periods indicated the high and low closing sales prices per share of our common stock as reported on the Nasdaq National Market and The Nasdaq SmallCap Market.

	2005		2004		2003
	High	Low	High	Low	High	Low
Quarter ended March 31	$1.90	$0.88	$8.65	$4.06	$0.31	$0.22
Quarter ended June 30	0.99	0.64	$4.93	$2.04	$0.89	$0.17
Quarter ended September 30(1)	0.94	0.68	$3.29	$1.09	$5.01	$0.77
Quarter ended December 31	(2)	(2)	$1.83	$0.77	$7.02	$3.20

(1)	Through July 15, 2005

(2)	Not yet available

As of July 15, 2005 there were 270 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2005, which gives effect to the March 3, 2005 sale and issuance of 4,833,335 shares of common stock upon the closing of this offering at a price of $0.90 per share and after deducting the placement agent fee and estimated offering expenses. No effect has been given to the sale and issuance of 966,667 shares of common stock that would result if all warrants issued in connection with this offering are exercised at a price of $1.25 per share since there is no assurance that any of the warrants will be exercised. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements included elsewhere in this prospectus.

March 31, 2005
Actual
(in thousands)
Long term debt, net of current portion	$324

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 55,343,896 shares issued and outstanding	55
Additional paid-in capital	202,555
Deferred stock-based compensation	(14)
Accumulated deficit	(195,885)

Total stockholders’ equity	6,711

Total capitalization	$7,035

The shares of common stock outstanding above exclude:

•	10,409,720 shares of common stock issuable as of March 31, 2005 upon the exercise of outstanding stock options under our equity incentive plans, including our 2000 Stock Plan, as amended in August 2001, as of March 31, 2005 at a weighted average exercise price of $2.22;

•	3,706,000 shares of common stock reserved and available for future issuance under our equity incentive plans as of March 31, 2005, including our 2000 Stock Plan, as amended in August 2001.

•	16,000 shares of common stock issuable as of March 31, 2005 upon the exercise of outstanding warrants with a weighted average exercise price of $5.44, not including the 966,667 warrants registered under the registration statement of which this prospectus is a part; and

•	175,631 shares of common stock reserved for issuance under the Employee Stock Purchase Plan.

SELECTED CONSOLIDATED FINANCIAL DATA

On November 14, 2004, our Board of Directors approved a change in our fiscal year end from December 31 to September 30, effective beginning September 30, 2004. All references in this prospectus to the period ended September 30, 2004 or to 2004 refer to the nine months ended September 30, 2004. The following summary historical information has been derived from the audited consolidated financial statements of Tripath. The financial information as of September 30, 2004 and for the nine months then ended are derived from audited financial statements included elsewhere in this prospectus. These financial statements have been restated from those appearing in our Transitional Report on Form 10-K/T. See Note 9 to our Consolidated Financial Statements for additional information concerning our Audit Committee’s investigation and the restatements. The financial information for the years ended December 31, 2003 and 2002 and as of December 31, 2003 are derived from, and are qualified by reference to, our audited consolidated financial statements and are included elsewhere in this prospectus. The financial information as of September 30, 2003 and for the nine months then ended is unaudited. The financial information as of December 31, 2002, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 are derived from audited financial statements not included in this report. The summary consolidated statements of operations data for the six months ended March 31, 2005 and the balance sheet data as of March 31, 2005 are derived from our unaudited consolidated financial statements. The consolidated balance sheet data table below presents a summary of our balance sheet at March 31, 2005, on an actual basis which gives effect to the receipt of net proceeds from a financing on March 3, 2005 involving the sale of 4,833,335 shares of common stock at a price of $0.90 per share, for gross proceeds of $4.35 million, and warrants to purchase 966,667 shares of common stock at an exercise price of $1.25 per share, by us to the selling stockholders identified in this prospectus. The following Selected Financial Data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” included elsewhere in this prospectus. The historical results are not necessarily indicative of the results of operations to be expected in the future. The interim statement of operations for the nine months ended September 30, 2003, six months ended March 31, 2004 and six months ended March 31, 2005 are unaudited and, in the opinion of management, reflects all adjustments consisting of normal recurring adjustments necessary for a fair statement of the results of operations for the nine months ended September 30, 2003, six months ended March 31, 2004 and six months ended March 31, 2005, respectively.

	Nine Months Ended September 30, 2004 Restated	Year Ended December 31,				Nine Months Ended September 30, 2003	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004 Restated
		2003	2002	2001	2000
		(In thousands, except per share amounts)
Statement of Operations Data:
Revenue	$9,169	$13,891	$16,227	$13,541	$9,300	$9,765	$4,401	$7,399
Cost of revenue	7,415	9,467	13,517	11,948	11,347	6,941	2,217	4,899
Provision for slow-moving, excess and obsolete inventory (1)	4,316	243	4,977	—	—	—	—	243

Gross profit (loss)	(2,562)	4,181	(2,267)	1,593	(2,047)	2,824	2,184	2,257

Operating expenses:
Research and development	5,521	6,874	11,650	19,913	26,074	5,205	3,863	3,387
Selling, general and administrative	3,556	4,544	5,557	8,664	14,772	3,462	3,218	2,351
Restructuring and other charges (2)	—	—	—	684	—	—	—	—

Total operating expenses	9,077	11,418	17,207	29,261	40,846	8,667	7,081	5,738

Loss from operations	(11,639)	(7,237)	(19,474)	(27,668)	(42,893)	(5,843)	(4,897)	(3,481)
Change in fair value on revaluation of warrant liability (3)	—	—	—	—	—	—	252	—
Interest and other income (expense), net	(26)	22	160	687	1,626	14	(11)	16

Net loss	(11,665)	(7,215)	(19,314)	(26,981)	(41,267)	(5,829)	(4,656)	(3,465)
Accretion on preferred stock (4)	—	—	(14,952)	—	—	—	—	—

Net loss applicable to common stockholders	$(11,665)	$(7,215)	$(34,266)	$(26,981)	$(41,267)	$(5,829)	$(4,656)	$(3,465)

Basic and diluted net loss per share	$(0.25)	$(0.17)	$(0.88)	$(1.00)	$(2.34)	$(0.14)	$(0.09)	$(0.07)

Number of shares used to compute basic and diluted net loss per share	46,541	41,993	38,823	27,009	17,625	41,677	51,923	46,845

	September 30, 2004 Restated	December 31,				September 30, 2003	March 31, 2005	March 31, 2004 Restated
		2003	2002	2001	2000
Balance Sheet Data:
Cash, cash equivalents, short-term investments and restricted cash	$7,339	$9,612	$10,598	$5,097	$36,515	$9,088	$5,091	$9,183
Working capital	6,832	11,157	13,711	12,854	36,160	10,997	5,739	11,461
Total assets	14,306	19,468	20,685	22,160	47,111	16,969	11,262	21,779
Long term obligations, net of current portion	571	1,215	933	262	—	1,157	386	1,011
Total stockholders’ equity	8,058	11,920	15,436	15,347	40,088	11,590	6,711	12,482

(1)	During the year ended December 31, 2002 we recorded a provision for slow-moving, excess and obsolete inventory of approximately $5.0 million. The inventory charge related to excess inventory for our TA2022 product based on a decline in forecasted sales for this product. During the year ended December 31, 2003 we recorded a provision for slow-moving, excess and obsolete inventory of approximately $243,000. The inventory charge related to excess inventory for our TA2022 product based on a decline in forecasted sales for this product. During the nine months ended September 30, 2004 we recorded a provision for slow-moving, excess and obsolete inventory of approximately $4.3 million. The inventory charge related to slow-moving and excess inventory for our TA1101B, TA3020, TA2041, TA2022 and leaded TA2024 products, the TK2350, TK2051, TK2150, TK2050 and TK2052 chipsets, and Kauai 2BB and U461 die based on a decline in forecasted sales for these parts.

(2)	On August 3, 2001 we announced a restructuring and cost reduction plan which included a workforce reduction and write down of assets no longer used. As a result of the restructuring and cost reduction plan, we recorded restructuring and other charges of $684,000 during the quarter ended September 30, 2001.

(3)	On March 3, 2005, we completed a private placement that included the issuance of warrants. Since the warrants are subject to certain registration rights, we recorded a warrant liability in accordance with EITF 00-19. The change in fair value on revaluation of warrant liability represents the difference between the fair value of the warrants on the closing date, March 3, 2005, of the private placement and the fair value of those same warrants on March 31, 2005.

(4)

On January 24, 2002, we completed a financing in which we raised $21 million in gross proceeds through a private placement of non-voting Series A Preferred Stock and warrants, at $30 per unit to a group of investors, which was convertible into 13,999,000 shares of common stock and warrants to purchase 3,303,760 shares of common stock. Each share of Series A Preferred Stock was convertible into 20 shares of Common Stock (or an effective Common Stock price of $1.50 per share). As a result of the favorable conversion price of the shares and related warrants at the date of issuance, we recorded accretion of approximately $15 million relating to the beneficial conversion feature representing the difference between the accounting conversion price and the fair value of the common stock on the date of the transaction, after valuing the warrants issued in connection with the financing transaction.

No dividends have been paid or declared since our inception.

Restatement of Financial Statements Previously included in our Form 10-Qs for the Quarters Ended March 31, 2004, June 30, 2004 and December 31, 2004 and in our Transition Report on Form 10-K/T for the nine months ended September 30, 2004.

Following the receipt of the report of our litigation counsel, including discussion of the findings of the forensic accountant hired by our litigation counsel and approved by our Audit Committee on January 25, 2005, the Audit Committee determined to restate the financial statements previously included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (the “Initial Restatement”) as such financial statements included errors and should no longer be relied upon.

Following further investigation, our Audit Committee concluded on May 5, 2005 that we should restate the financial statements (the “Additional Restatement”) that were previously included in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and December 31, 2004 as well as the financial statements for the nine month transition period ended September 30, 2004 previously included in our Transition Report on Form 10-K/T as such financial statements included errors and should no longer be relied upon.

We have amended our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and December 31, 2004, as well as our Form 10-K/T for the nine months ended September 30, 2004, which are affected by the Initial Restatement and Additional Restatement. As reported in our Form 8-K dated May 5, 2005 and filed on May 11, 2005, and the financial statements and related financial information contained in such prior reports should no longer be relied upon. Set forth on page 3 above is a summary of the restated financial information. The restated financial statements for the nine months ended September 30, 2004 are included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited and unaudited condensed consolidated financial statements and the related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results may differ materially from those discussed in these forward-looking statements due to a number of factors, including those set forth in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We design and sell digital amplifiers based on our proprietary Digital Power Processing (DPP®) technology. We currently supply amplifiers for audio electronics applications, as well as amplifiers for DSL applications. We were incorporated in July 1995, began shipping products in the first quarter of 1998 and became a public reporting company in August 2000. We incurred net losses of approximately $11.6 million in 2004, $7.2 million in 2003, and $19.3 million in 2002 (before charge for accretion on preferred stock of $14.9 million). We expect to continue to incur net losses in 2005, and possibly beyond. On November 14, 2004 we changed our fiscal year-end from December 31 to September 30, effective as of September 30, 2004.

We sell our products to original equipment manufacturers and distributors. We recognize revenue from product sales upon shipment to original equipment manufacturers, net of sales returns and allowances. Our sales to distributors are made under arrangements allowing for returns or credits under certain circumstances and we defer recognition on sales to distributors until products are resold by the distributor to the end user. All of our sales are made in United States, or U.S., dollars.

As a “fabless” semiconductor company, we contract with third party semiconductor fabricators to manufacture the silicon wafers based on our integrated circuit, or IC, designs. Each wafer contains numerous die, which are cut from the wafer to create a chip for an IC. We also contract with third party assembly and test houses to assemble and package our die and conduct final product testing.

Cost of revenue includes the cost of purchasing finished silicon wafers and die manufactured by independent foundries, costs associated with assembly and final product testing, as well as salaries and overhead costs associated with employees engaged in activities related to manufacturing. Research and development expense consists primarily of salaries and related overhead costs associated with employees engaged in research, design and development activities, as well as the cost of wafers and other materials and related services used in the development process. Selling, general and administrative expense consists primarily of employee compensation and related overhead expenses and advertising and marketing expenses.

Stock-based compensation expense relates both to stock-based employee and consultant compensation arrangements. Employee-related stock-based compensation expense is based on the difference between the estimated fair value of our common stock on the date of grant and the exercise price of options to purchase that stock and is being recognized on an accelerated basis over the vesting periods of the related options, usually four years, or in the case of fully vested options, in the period of grant. Future compensation charges will be reduced if any employee or consultant terminates employment or consultation prior to the expiration of the option vesting period.

Restatement

As originally described in our Current Report on Form 8-K dated October 18, 2004 and filed with the Securities and Exchange Commission on October 22, 2004 (the “Prior 8-K”), our Audit Committee initiated an internal investigation regarding certain purported product returns (the “Product Returns”) to one of our distributors, Macnica Japan (“Macnica”), by its customers. The Audit Committee investigation and discussion included a review of our compliance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements” (“SAB 104”) as applied to the circumstances surrounding the Product Returns. Under SAB 104, a requirement for revenue recognition is that all of the following criteria must be met: (1) there is persuasive evidence that an arrangement exists, (2) delivery of goods has occurred, (3) the sales price is fixed or determinable, and (4) collectibility is reasonably assured. In accordance with SAB 104, our revenue recognition policy, for sales to distributors, requires that we defer recognition of revenue until such time that the distributor sells products to its customers based upon receipt of point-of-sales reports from the distributor. As of the Audit Committee’s determination on January 25, 2005, the internal investigation revealed that approximately $1.4 million of a sale of our product to Macnica did not meet the foregoing criteria because our Country Manager for the Japan Sales Office (who is no longer employed by us) had agreed that Macnica could return the product to us at Macnica’s discretion. The Audit Committee determined that this former employee had agreed to a term of sale that was outside of our standard practices and was not referenced in the documentation related to the sale submitted to our finance department. Given the discovery of this arrangement for Macnica to return the product, our Audit Committee concluded that we should restate certain financial information that was previously reported in our Form 10-Q for the quarter ended June 30, 2004, filed with the Securities and Exchange Commission on August 6, 2004 (the “June 2004 Form 10-Q”) to properly reflect our revenue and related financial information for the referenced periods (the “Initial Restatement”). Accordingly, we advised in the Prior 8-K that the Consolidated Statement of Operations for the three months and six months ended June 30, 2004 and the Consolidated Balance Sheet as of June 30, 2004 included in the June 2004 Form 10-Q should no longer be relied upon because of errors in such financial statements. The financial impact of the Initial Restatement was reflected in our Transition Report on Form 10-K/T for the transition period ended September 30, 2004 filed with the Securities and Exchange Commission on February 3, 2005 (the “Transition Report”).

The Audit Committee directed that the internal investigation continue following reporting of the Initial Restatement. As a result of this further investigation, on May 5, 2005 the Audit Committee determined that additional sale transactions with Macnica, as well as with an additional distributor of the Company, Uniquest, did not meet the our revenue recognition criteria and the requirements of SAB 104. In certain circumstances, the same former employee of the Company had agreed that Macnica could return the referenced product at Macnica’s discretion. This former employee had on these occasions agreed to a term of sale that was outside of our standard practices and was not referenced in the documentation related to the sale submitted to our finance department. In addition, the Audit Committee determined that, in certain other circumstances, Macnica had shipped product not to end customers but to other distributors and we had relied on point-of-sales reports submitted to us by Macnica that indicated the referenced product had been shipped to an end customer of Macnica when such product had only been shipped to other distributors. Recognition of revenue on sales between distributors instead of to the end customers is not permitted under our revenue recognition policies. Further, the Audit Committee determined that certain sales transactions with Uniquest did not meet our revenue recognition criteria and the requirements of SAB 104 because in certain circumstances, employees of Uniquest had incorrectly reported to us the date of shipments to end customers.

As a result, the Audit Committee concluded on May 5, 2005 that we should restate certain financial information (the “Additional Restatement”) that was previously reported in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and December 31, 2004 as well as certain financial information for the quarter and transition period ended September 30, 2004 and that was previously reported in our Transition Report. The Additional Restatement was based on the Audit Committee’s conclusion on such date that the Consolidated Balance Sheets as of March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004 and the related Consolidated Statements of Operations for the three months ended March 31, 2004, the three and six months ended June 30, 2004, the nine month transition period ended September 30, 2004 and the three months ended December 31, 2004 should no longer be relied upon because of errors in such financial statements. The Additional Restatement was originally described in our Current Report on Form 8-K dated May 5, 2005 and filed with the Securities and Exchange Commission on May 11, 2005.

Following receipt of a final report on the internal investigation, the Audit Committee determined that the internal investigation had been completed on June 15, 2005. The internal investigation revealed errors in the Company’s financial statements for 2002 and 2003. Such errors included certain shipments between distributors rather than to end-customers which were not noted on applicable point-of-sales reports, inaccurate shipment dates on certain point-of-sales reports, and inaccurate quantities noted on certain point-of-sales reports. The Company reviewed these errors with reference to the guidelines set forth in SAB99. Based upon such review, the Company concluded that such errors were immaterial and thus would not result in a restatement of the 2002 or 2003 financial statements.

Critical Accounting Policies

Use of Estimates: Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to product returns, warranty obligations, bad debts, inventory direct costing and valuation, accruals, valuation of stock options and warrants, income taxes (including the valuation allowance for deferred taxes) and restructuring costs. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from the other sources. Actual results may materially differ from these estimates under different assumptions or conditions. Material differences may occur in our results of operations for any period if we made different judgments or utilized different estimates.

Revenue Recognition: We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, or SAB 104, “Revenue Recognition in Financial Statements”. We recognize revenue when all of the following criteria are met: 1) there is persuasive evidence that an arrangement exists, 2) delivery of goods has occurred, 3) the sales price is fixed or determinable, and 4) collectibility is reasonably assured. The following policies apply to our major categories of revenue transactions.

Sales to OEM Customers: Under our standard terms and conditions of sale, title and risk of loss transfer to the customer at the time product is delivered to the customer, FOB shipping point, and revenue is recognized accordingly. We accrue the estimated cost of post-sale obligations, including product warranties or returns, based on historical experience. We have experienced minimal warranty or other returns to date.

Sales to Distributors: Sales to distributors are made under arrangements allowing limited rights of return, generally under product warranty provisions, stock rotation rights and price protection on products unsold by the distributor. In addition, the distributor may request special pricing and allowances which may be granted subject to our approval. As a result of these return rights and potential pricing adjustments, we generally defer recognition of revenue until such time that the distributor sells product to its customer based upon receipt of point-of-sale reports from the distributor.

Allowance for Doubtful Accounts: We provide an allowance for doubtful accounts to ensure trade receivables are not overstated due to uncollectibility. The collectibility of our receivables is evaluated based on a variety of factors, including the length of time receivables are past due, indication of the customer’s willingness to pay, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when we become aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or substantial deterioration in the customer’s operating results or financial position. If circumstances related to our customers change, estimates of the recoverability of receivables would be further adjusted.

Inventories: Inventories are stated at the lower of cost or market. This policy requires us to make estimates regarding the market value of our inventory, including an assessment of excess or obsolete inventory. We determine excess and obsolete inventory based on an estimate of the future demand and estimated selling prices for our products within a specified time horizon, generally 12 months. The estimates we use for expected demand are also used for near-term capacity planning and inventory purchasing and are consistent with our revenue forecasts. Actual demand and market conditions may be different from those projected by our management. If our unit demand forecast is less than our current inventory levels and purchase commitments, during the specified time horizon, or if the estimated selling price is less than our inventory value, we will be required to take additional excess inventory charges or write-downs to net realizable value which will decrease our gross margin and net operating results in the future. During the quarter ended March 31, 2002, we recorded a provision for excess inventory of approximately $5 million related to excess inventory for our TA2022 product as a result of a decrease in forecasted sales for this product. In 2004, we increased the inventory reserves by an additional $4.3 million, from $4.9 million to $9.2 million, to account for slow moving, excess, and obsolete inventory.

Change in Year End: On November 14, 2004, our Board of Directors approved a change in our fiscal year end from December 31 to September 30, effective as of September 30, 2004.

Results of Operations

Six months ended March 31, 2005 and 2004

Revenue. Revenue for the six months ended March 31, 2005 was $4.4 million, a decrease of $3.0 million or 41% from revenues of $7.4 million for the six months ended March 31, 2004. The decrease in revenue resulted primarily from a decrease in unit sales of our TA2020 TA2024 and TA1101B products of approximately $1.7 million, $0.7 million and $0.6 million, respectively. Of the $4.4 million revenue for the six months ended March 31, 2005, approximately $1.0 million was from revenue recognized from the deferral of approximately $1.4 million from the transaction which resulted in the restatement of our financial results for the quarter ended June 30, 2004. Were able to recognize this revenue as the right of return had lapsed. Excluding the restatement related revenues, net revenue for the six months ended March 31, 2005 was approximately $3.4 million, a decrease of $4.0 million or 54% from revenues of $7.4 million for the six months ended March 31, 2004.

Sales to Sharp and KTS accounted for approximately 17% and 10%, respectively, of revenue in the six months ended March 31, 2005 and 0% and 7%, respectively, in the corresponding six month period. Sales to our five largest customers represented approximately 48% of revenue in the six months ended March 31, 2005 and 31% of revenue in the six months ended March 31, 2004.

Gross Profit. Gross profit for the six months ended March 31, 2005 was $2.2 million or 50%, compared with a gross profit of $2.3 million or 31% for the six months ended March 31, 2004. The higher gross margin is primarily attributable to the sale of inventory that was previously written down to its estimated net realizable value. This contributed $1.5 million to gross profit for the six months ended March 31, 2005. Excluding this effect, the gross profit margin would have been 15% as compared to 31% for the comparable prior period. This decrease in the gross margin was primarily due to a decrease in average selling prices.

Research and Development. Research and development expenses for the six months ended March 31, 2005 were $3.9 million, an increase of $0.5 million from $3.4 million for the six months ended March 31, 2004. The increase in R&D expenses was primarily due to an increase in headcount and related personnel costs of approximately $0.3 million, higher legal fees of approximately $0.1 million and higher project related expenses of approximately $0.1 million. We anticipate that our R&D expenses will continue to increase during fiscal 2005.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the six months ended March 31, 2005 were $3.2 million, an increase of approximately $0.8 million from $2.4 million for the six months ended March 31, 2004. This increase in selling, general and administrative expenses was primarily due to higher litigation costs of approximately $0.7 million. We anticipate that our S,G&A expenses will continue to increase during fiscal 2005, including expenses for legal and financial compliance costs related to the Sarbanes-Oxley Act of 2002, ongoing litigation costs and increased insurance costs related to obtaining a new Directors and Officers liability insurance policy.

Change in fair value on revaluation of warrant liability. The change in fair value on revaluation of warrant liability represents the difference between the fair value of the warrants on the closing date, March 3, 2005, of the private placement in connection with which those warrants were issued and the fair value of those same warrants on March 31, 2005. Gain on revaluation of warrant liability was $0.3 million for the six months ended March 31, 2005 compared to $0.0 for the six months ended March 31, 2004 since no warrants were issued during that period.

Nine Months Ended September 30, 2004 (restated), and 2003 (unaudited) and Years Ended December 2003, and 2002

Revenue. Revenues for the nine month transition period ended September 30, 2004 were $9.2 million, a decrease of $4.7 million or 32% from revenues of $13.9 million for the twelve months ended December 31, 2003. Revenues for the nine months ended September 30, 2003 were $9.8 million. In addition to the decrease in revenue attributable to the shorter fiscal period, the decrease in revenues for the nine months ended September 30, 2004 as compared to the twelve months ended December 31, 2003 was primarily due to decreases in sales of our TA1101, TA2024 and TA2020, partially offset by increases in sales of our TLD4012 product reflecting increased sales of DSL line drivers. Revenues for the nine months ended September 30, 2004 are stated net of a $1.3 million sales return. Revenues for fiscal year 2003 decreased by $2.3 million or 14% from revenues of $16.2 million for fiscal year 2002. The decrease in revenues was primarily due to decreases in sales of our TA2022, TA3020 and TK2050 products, of approximately $2.0 million, $1.6 million and $$0.8 million respectively, reflecting lower sales of low margin home theater products in the China market and decreased demand of approximately $1.1 million and $0.7 million respectively, from Apple Computer Inc. or Apple, partially offset by increases in sales of our TLD4012 and TA2024 products reflecting increased sales of DSL line drivers and digital audio amplifier products in the flat panel TV and gaming vertical markets.

Our top five end customers accounted for 59% of revenue in 2004 versus 68% and 67% in 2003 and 2002 respectively. Our primary customers in 2004 were KTS, Alcatel and Samsung representing 28%, 19% and 9% of revenue, respectively. In 2003, our primary customers were KTS, Samsung Electronics Co., Ltd., (“Samsung,”) and Apple representing 24%, 18% and 15% of revenue, respectively. Apple and Apex Digital Inc. were our top two customers in 2002, representing 31% and 19% of revenue, respectively. One of our distributors, Macnica, Inc. and its affiliates, accounted for 69%, 41% and 10% of total revenues for the nine months ended September 30, 2004, and the years ended December 31, 2003 and December 31, 2002, respectively.

Gross Profit (Loss). Gross loss for the nine months ended September 30, 2004 was $2.6 million compared to a gross profit of $4.2 million for fiscal year 2003 and a gross loss of $2.3 million for fiscal year 2002. Gross profit for the nine months ended September 30, 2003 was $2.8 million. The gross loss for the nine months ended September 30, 2004 was primarily due to a net increase of $4.3 million in inventory reserves for slow moving, excess and obsolete inventory. The inventory charge related to slow-moving and excess inventory for our TA1101B, TA3020, TA2041, TA2022 and leaded TA2024 products, the TK2350, TK2051, TK2150, TK2050 and TK2052 chipsets, and Kauai 2BB and U461 die based on a decline in forecasted sales for these parts. The gross loss for fiscal year 2002 was primarily due to a reserve of $5.0 million for excess inventory during the first quarter of 2002. The inventory charge, related to excess inventory for our TA2022 product, was based on a decline in forecasted sales for this product. This forecasted decline was due to continued aggressive pricing by competitors which we expected would result in lower sales volumes. We expect that this will not continue into the future as we execute over the next few quarters a plan of building sales volume through pricing and design strategies. These pricing and design strategies are expected to be followed by sustainable, increased volumes which in turn should allow us to reduce reserved inventory levels and drive more advantageous costs while we also drive to more cost effective solutions through our development efforts.

Research and Development. Research and development (R&D) expenses for the nine months ended September 30, 2004 were $5.5 million, a decrease of $1.4 million or 20% from R&D expenses of $6.9 million for fiscal year 2003. Research and development expenses for the nine months ended September 30, 2003 were $5.2 million. The increase in R&D expenses for the corresponding nine-month periods was due to an increase in personnel costs of approximately $0.2 million as a result of increased headcount and an increase in product development expenses of approximately $0.2 million. The decrease in R&D expenses from $11.7 million in fiscal year 2002 to $6.9 million in fiscal year 2003 was primarily due to lower personnel related costs of approximately $1.6 million, lower product development costs of approximately $0.8 million, lower rent of approximately $0.7 million and lower insurance costs of approximately $0.8 million. We anticipate that our R&D expenses will increase in fiscal 2005.

Selling, General and Administrative Expenses. Selling, general and administrative (S,G&A) expenses for the nine months ended September 30, 2004 were $3.6 million, a decrease of $0.9 million or 20% from S,G&A expenses of $4.5 million in fiscal year 2003. Selling, general and administrative expenses for the nine months ended September 30, 2003 were $3.5 million. The increase in S,G&A expenses for the corresponding nine-month periods was primarily due to a slight increase in headcount and related costs of approximately $0.1 million. S,G&A expenses decreased from $5.6 million in fiscal year 2002 to $4.5 million in fiscal year 2003. The decrease in S,G&A expenses was primarily due to decreased headcount and related costs of approximately $0.6 million and lower expenses related to rent of approximately $0.3 million, insurance of approximately $0.3 million and bad debts of approximately $0.6 million, partially offset by increases in stock based compensation of approximately $0.4 million, legal fees of approximately $0.1 million and annual report costs of $0.1 million. We anticipate that our S,G&A expenses will increase in fiscal 2005, including expenses for legal and financial compliance costs related to the Sarbanes-Oxley Act of 2002, ongoing litigation costs and increased insurance costs as a result of obtaining a new Directors and Officers Liability Insurance policy.

Interest and Other Income (Expense), net. Net interest expense for 2004 was $26,000, compared with net interest income of $22,000 for 2003 and net interest income of $160,000 for 2002. This change from interest income to interest expense is a result of additional leases and the decrease in our average cash balances.

Accretion on Preferred Stock. Accretion on Preferred Stock for 2002 was $15.0 million. The accretion was due to the financing transaction that was completed in January 2002, in which we raised $21 million in gross proceeds through a private placement of non-voting Series A Preferred Stock and warrants. The accretion related to the beneficial conversion feature represents the difference between the accounting conversion price and the fair value of the common stock on the date of the transaction, after valuing the warrants issued in connection with the financing transaction.

Income Taxes. We have incurred no income tax expense to date. As of September 30, 2004, we had available federal net operating loss carryforwards of approximately $115 million and state net operating loss carryforwards of approximately $35 million. We also had research and development tax credit carryforwards of approximately $5 million for federal and state purposes. The net operating loss and credit carryforwards will expire at various times through 2025. As of September 30, 2004, we had deferred tax assets of approximately $51 million which consisted primarily of net operating loss carryforwards, research and development tax credit carryforwards and nondeductible reserves and accruals. We have recorded a full valuation allowance against these deferred tax assets. Deferred tax assets will be recognized in future periods only as any taxable income is realized and consistent profits are reported.

Liquidity and Capital Resources

Since our inception, we have financed our operations through the private sale of our equity securities, primarily the sale of preferred stock, through our initial public offering on August 1, 2000, through a private placement in January 2002, a financing in August 2004 and a private placement in March 2005. The January 2002 and March 2005 private placement included warrants whereas no warrants were issued in connection with the August 2004 financing. Net proceeds to us as a result of our initial public offering, our 2002 private placement, our 2004 financing and our 2005 financing were approximately $45.4 million, $19.9 million, $5.0 million and $4.1 million, respectively. In addition we received $5.4 million from the exercise of warrants issued in connection with the 2002 private placement.

Net cash used in operating activities increased by $4.9 million from $4.1 million for the year ended December 31, 2003 to $9.0 million for the nine months ended September 30, 2004. The increase was mainly due to an increase in the net loss of $4.4 million, and a decrease in accounts payable of $1.2 million, partially offset by an increase in the provision for excess inventory of $4.3 million. Net cash used for operating activities during the year ended December 31, 2002 was $13.0 million, the majority of which was attributable to the net loss of $19.3 million, partially offset by a provision of $5 million for excess inventory.

Net cash used by operating activities increased to $6.1 million for the six months ended March 31, 2005 from $3.4 million for the six months ended March 31, 2004. The increase was mainly due to an increase in net loss of $1.2 million and a decrease in inventories and accounts payable.

Cash used in investing activities was $0.7 million for the nine months ended September 30, 2004 compared with $487,000 for the year ended December 31, 2003. The change was primarily due to an increase in purchase of property and equipment. In 2002 our investing activities used cash in the amount of $201,000.

Cash used in investing activities was $0.02 million for the six months ended March 31, 2005 compared to $0.5 million for the six months ended March 31, 2004. The decrease was due to a decrease in purchases of property and equipment.

Cash provided by financing activities increased by $4.0 million from $3.4 million for the year ended December 31, 2003 to $7.4 million for the nine months ended September 30, 2004. The higher amount of cash provided by financing activities in 2004 was primarily due to the proceeds of $5 million received from the August 2004 financing. In 2002, our financing activities provided cash in the amount of $19.4 million, the majority of which was derived from a private placement completed in January 2002 which raised gross proceeds of $21 million.

Cash provided by in financing activities was $3.8 million for the six months ended March 31, 2005 compared. Cash provided by financing activities was $1.6 million for the quarter ended December 31, 2003. The positive cash flow from financing activities in 2003 was mostly due to the proceeds received of approximately $1.4 million from the exercise of warrants.

On July 12, 2002, we entered into a credit agreement with a financial institution that provided for a one-year revolving credit facility in an amount of up to $10 million, subject to certain restrictions in the borrowing base based on eligibility of receivables. The credit agreement expired on June 30, 2003 and was not renewed.

The credit agreement was used to issue stand-by letters of credit totaling $1.7 million to collateralize our obligations to a third party for the purchase of inventory and to provide a security deposit for the lease of new office space. Upon the expiration of the credit agreement on June 30, 2003, we entered into a Pledge and Security Agreement to provide a security interest in a money market account in the amount of $0.7 million for the standby letters of credit. In March 2004 we canceled the standby letters of credit and then reissued them using a different financial institution, entering into a Security Agreement to collateralize the standby letters of credit which totaled $0.7 million at September 20, 2004 and December 31, 2004.

During the year ended December 31, 2003, warrants issued in connection with the 2002 private placement were exercised which resulted in the issuance of 1,896,226 shares of our common stock with proceeds totaling approximately $3.1 million. The warrants issued to the placement agent were exercised on a cashless net issuance basis resulting in 300,438 shares of our common stock being issued to the placement agent.

The warrant agreement contained a provision for the mandatory exercise of the warrants if our common stock traded at $5.85 or higher for 20 out of 30 trading days. At the close of business on January 2, 2004 our common stock had traded at $5.85 or higher for 20 consecutive days and we were able to invoke the provision for the mandatory exercise of all outstanding warrants issued in connection with the January 2002 financing. All outstanding warrants were exercised in January 2004 resulting in the issuance of an additional 1.2 million shares of common stock. We received proceeds of approximately $2.3 million from the exercise of these warrants in January 2004.

In August 2004, we completed a financing in which we raised gross proceeds of $5 million through financing of 2,500,000 shares of common stock at a price of $2.00 per share.

In March 2005, we completed a private placement which resulted in gross proceeds of $4.4 million. In connection with this private placement we sold 4,833,335 shares of common stock at a price of $0.90 per share and issued warrants to purchase up to 966,667 shares of common stock.

Our total commitments on our operating and capital leases and inventory purchases as of March 31, 2005, were as follows (in thousands):

Year ending September 30,	Operating Leases	Capital Leases	Inventory Purchase Commitments	Totals
2005	$554	$315	$766	$1,635
2006	1,036	86	—	1,122
2007	537	21	—	558
2008	—	—	—

Total minimum lease payments	$2,127	422	$766	$3,315

Less: amount representing interest		(24)

Present value of minimum lease payments		398
Less: current portion of capital lease obligations		(336)

Long-term capital lease obligations		$62

We expect our future liquidity and capital requirements will fluctuate depending on numerous factors including: market acceptance and demand for current and future products, the timing of new product introductions and enhancements to existing products, the success of on-going efforts to reduce our manufacturing costs as well as operating expenses and need for working capital for such items as inventory and accounts receivable.

We have incurred substantial losses and have experienced negative cash flow since inception and had an accumulated deficit of $191.1 million at September 30, 2004 and $194 million at December 31, 2004. Beginning in August 2001, we instituted programs to reduce expenses including reducing headcount from 144 employees at the end of July 2001 to 56 employees at the end of December 2003 and reducing employees salaries by 10%. At the end of March 31, 2005 we had 63 employees. Our experience has been that the reduction in force has resulted in smaller more focused teams while not impacting our operations. In the past this has been sustainable, however, as we endeavor to grow our business into the future we will likely need to add additional employees. In September 2002 we relocated our headquarters which reduced rent expense and canceled our Directors and Officers Liability Insurance policy which reduced insurance expense. These actions resulted in significant cost savings in 2003. We reduced our cash used in operating activities from approximately $13 million in 2002 to approximately $4.0 million in 2003. However, for the nine month transition period ended September 30, 2004, cash used in operating activities increased to $9.1 million and for the three months ended December 31, 2004, cash used in operating activities was $3.2 million.

We, as well as certain of our directors and current and former officers have been named as defendants in certain legal proceedings described in this prospectus. We do not have third party insurance coverage for either the costs of defending these legal proceedings, including the costs of possible indemnification claims by the individual named defendants, or any potential settlement payments. The costs of defending or settling these legal proceedings will likely be significant. At this time we are not able to accurately estimate the costs of the defense or of a potential settlement, as the defendants were just served, but we believe that these costs will have a material adverse effect on our cash balances and will be another factor requiring the Company to raise additional funds.

During fiscal 2004, warrants were exercised which resulted in us receiving proceeds totaling approximately $2.3 million. In addition, in August 2004 we raised $5.0 million through a financing. At September 30, 2004 and March 31, 2005, we had working capital of $6.8 million and $5.7 million, including unrestricted cash of $6.6 million and $4.9 million.

We will need to raise additional funds to finance our activities through public or private equity or debt financings, the formation of strategic partnerships or alliances with other companies or through bank borrowings with existing or new banks. We may not be able to obtain additional funds on terms that would be favorable to our stockholders and us, or at all. In such instance, we will take measures to reduce our operating expenses, such as reducing headcount or canceling selected research and development projects. Additionally, pursuant to the terms of the private transaction under which we sold the shares offered hereby to the selling stockholders, we are prohibited from filing additional registration statements until 60 days after the registration statement of which this prospectus is a part is declared effective, except Form S-8 registration statements in connection with employee stock benefit plans, upon exercise or conversion of outstanding securities and pursuant to acquisitions or other strategic transactions that are not primarily for the purpose of raising additional capital. We are also subject to certain cash penalties payable to the selling stockholders under certain circumstances relating to the timely filing, effectiveness and maintenance of effectiveness of the registration statement of which this prospectus is a part. Our future is dependent upon obtaining sufficient financing as needed to fund current working capital needs and future growth, and ultimately on achieving profitability. We have taken a two-pronged approach to reach these goals. First we intend to engage in an equity or debt financing within the next few months and we are reducing inventory levels and creating what we believe to be sustainable unit volume increases with many of our customers which should allow us to increase revenues and reduce manufacturing costs. We cannot be certain that any such financing will be available on acceptable terms or at all. We cannot assure that the unit volume increase with our customers will in fact be sustainable or that our revenue will increase or our manufacturing costs will decrease.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4,” or “SFAS 151.” SFAS 151 amends ARB 43, Chapter 4 to clarify that “abnormal” amounts of idle freight, handling costs and spoilage should be recognized as current period charges. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not anticipate that the adoption of this standard will have a material impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 152 “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB statements No. 66 and 67,” or SFAS 152. SFAS 152 amends SFAS 66 and 67 to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. SFAS 152 is effective for financial statement for fiscal years beginning after June 15, 2005. We do not anticipate that the adoption of this standard will have a material impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153 “Exchanges of Non-monetary Assets—an amendment of APB opinion No. 29,” or SFAS 153. SFAS 153 clarifies that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged, with a general exception for exchanges that have no commercial substance. SFAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not anticipate that the adoption of this standard will have a material impact on our consolidated financial statements.

In December 2004, the FASB revised SFAS No. 123 (SFAS 123 (R)”). SFAS 123 (R), “Share-Based Payment”, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS 123 (R) is effective for periods beginning after June 15, 2005. On April 14, 2005, the SEC announced the adoption of a new rule that amended the compliance dates for SFAS 123 (R). Under the new rule, companies are allowed to implement SFAS 123 (R) at the beginning of the next fiscal year, instead of the next reporting period, that begins after June 15, 2005. We are required to comply with SFAS 123 (R) beginning with our fiscal quarter ending December 31, 2005. SFAS 123 (R) provides transition alternatives for public companies to restate prior interim periods or prior years. We are still evaluating the transition provisions allowed by SFAS 123 (R).

In March 2005, the SEC released SEC Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”). SAB 107 provides the SEC staff’s position regarding the application of SFAS 123(R) and certain SEC rules and regulations, and also provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. We are currently reviewing the effect, if any, that the application of SAB 107 will have on our financial position and results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which clarifies the term “conditional asset retirement obligations” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations.” We do not anticipate that the application of FIN 47 will have a material impact on our financial position and results of operations.

Quantitative and Qualitative Disclosure About Market Risk

The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk of loss. Some of the securities that we may acquire in the future may be subject to market risk for changes in interest rates. To mitigate this risk, we plan to maintain a portfolio of cash equivalents and short-term investments in a variety of securities, which may include commercial paper, money market funds, government and non-government debt securities. We manage the sensitivity of our results of operations to these risks by maintaining a conservative portfolio, which is comprised solely of highly-rated, short-term investments. We do not hold or issue derivative, derivative commodity instruments or other financial instruments for trading purposes. Currently we are exposed to minimal market risks. Due to the short-term and liquid nature of our portfolio, if interest rates were to fluctuate by 10% from rates at December 31, 2004, September 30, 2004 and December 31, 2003, our financial position and results of operations would not be materially affected.

BUSINESS

We are a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media consumer electronics and communications markets. We design and sell digital amplifiers based on our proprietary technology, called Digital Power Processing®, which enables us to provide significant performance, power efficiency, size and weight advantages over traditional amplifier technology. Our digital amplifiers are branded “Class-T®” and combine a switching mode approach that generates high fidelity sound with low distortion and considerably lower heat dissipation than Class-AB amplifiers. We target and provide digital amplifiers for three primary markets where signal fidelity and power efficiency are important: Consumer Electronics, Digital Subscriber Line, or DSL, and Wireless. Within the Consumer Electronics market, we target multiple market segments, which include consumer audio applications such as 5.1-7.1 channel home theater systems, flat panel televisions, personal computers, mini/micro component stereo systems, cable set-top boxes and gaming consoles, automotive audio applications such as in-dash head units and trunk amplifiers and professional audio applications such as audio distribution systems and pro-audio amplifiers. We are currently offering digital amplifiers in the form of line drivers for use in DSL equipment. We also have a research and development program aimed at developing amplifiers for digital wireless handsets and base stations to increase talk time and battery life and improve overall power efficiency.

We were incorporated in California in July 1995, and reincorporated in Delaware in July 2000. We became a public reporting company in August 2000, and our stock is currently listed on the Nasdaq National Market under the stock symbol “TRPH”. On November 14, 2004, we changed our fiscal year-end from December 31 to September 30, effective as of September 30, 2004. Our principal executive office is located at 2560 Orchard Parkway, San Jose, CA 95131. Our telephone number is (408) 750-3000, and our Internet home page is located at www.tripath.com; however, the information in, or that can be accessed through, our home page is not part of this prospectus. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports are available, free of charge, on our Internet home page as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission, or SEC.

Markets and Products

We develop and supply digital amplifiers for three primary markets: Consumer Electronics, DSL and Wireless. Within the Consumer Electronics market, we target the home-theater, television, professional and automotive audio market segments. Within the DSL market, we have recently begun offering single and dual channel line driver products. Within the Wireless market, we have a research and development program aimed at developing a family of amplifier products for use in wireless handsets, also known as Radio Frequency, or RF, Power Amplifiers.

Consumer Electronics

We provide a broad range of digital audio amplifiers based on Class-T and our Digital Power Processing, or DPP®, technology. Manufacturers are incorporating our digital audio amplifiers in a diverse set of applications, including 5.1-7.1 channel home theater systems, flat panel televisions, automotive head units, professional amplifiers, DVD and A/V receivers, mini/micro component stereo systems, network media players and accessory speakers systems for MP3 players.

The key factors that differentiate our products are the broad range of power levels, the input format to the amplifier and the level of integration included in our products. We augment our products with applications support that includes reference designs, evaluation kits and consulting services.

Because of the broad range of product offering we have in our digital amplifiers, we have created specific products to appeal to applications such as DVD and A/V receivers as well as pro-audio amplifiers. Our proprietary technology helps realize clear sound, almost half the energy consumption of conventional professional amplifiers and natural heat dissipation without a cooling fan.

Digital amplifiers require three major components; controller, FET driver, and output FETs. These three components can be integrated together on one die, or separate die in common packages, or in discrete packages, depending on the process and power requirements. The Controller, sometimes called a processor, can be analog or digital input and encodes the signal for amplification. The FET driver scales the output voltage to the appropriate level for the output. The output FETs provide the output current to the speaker. A “chipset” refers to a set of separately packaged products that include all three of the components.

Package configurations offered by Tripath:

	Controller	Driver	FET
Integrated Amplifier	•	•	•
Amplifier Driver	•	•
Power Stage		•	•
Processor	•
FET Driver		•

The output power of an integrated product or chipset is determined by the driver and FET portions and is depended on the power supply, load impedance, and other factors. For comparison reasons, the listings below give the maximum power generated in a typical application. Several of the products can be driven above the ratings given. Currently our customer’s applications range from less then 10 Watts to over 2000 Watts. This is the broadest range in the industry.

We offer controllers with both digital and analog inputs. The analog products are included as part of chipsets along with various power stages. We currently offer 2 parts with digital input format, the TCD6000 and TCD6001. For both of the controllers, the digital content is encoded in a format that is specified by the I2S standard.

Consumer Electronics—Automotive Audio Amplifiers

Because of their ability to decrease the size and weight of audio systems and lower heat dissipation, our products can be used in applications in automotive audio systems where these issues are critical. Our proprietary technology allows products to generate high fidelity sound with significantly lower heat dissipation making it ideal for compact design applications. We currently offer products specifically targeted for automotive applications such as in-dash head units and trunk amplifiers.

Automotive head units from Panasonic, introduced this year, that are powered by Tripath amplifiers currently offer approximately double the power output of previously available units. The new units offer 35 Watts (based on CEA2006 spec) versus typical A/B units that generally offer 15 to 20 Watts.

Products currently available for the automotive audio market are listed below.

TA2041A	Integrated Amplifier	35 Watts (max CEA2006 specification)
TAA4100	Integrated Amplifier	65 Watts (max CEA2006 specification)
TPS4070	Power Stage	35 Watts (max CEA2006 specification)
TPS4100	Power Stage	65 Watts (max CEA2006 specification)
TCD6001	Digital Controller	introduced January 2005

Consumer Electronics—Television Audio Amplifiers

Flat panel televisions typically require small enclosures and low heat dissipation, which are both strengths of Tripath’s products. This year we introduced the TAA2008, a version of our popular TA2024. The new TAA2008 is smaller and less expensive than its predecessor and offers improved click and pop reduction.

Products currently available for the television market (stereo, single supply, bridged output) are listed below.

TAA2008	Integrated Amplifier	12 Watts (6 ohm, 10% THD+N)
TA2024B	Integrated Amplifier	15 Watts (4 ohm, 10% THD+N)
TA2021B	Integrated Amplifier	23 Watts (4 ohm, 10% THD+N)

Consumer Electronics—Home Theater Audio Amplifiers

Our amplifiers allow home theater makers to fit more channels into smaller space without sacrificing sound quality. OEMs have used our products to produce compact all-in-one DVD receivers with high power and exceptional sound quality. Early in 2004 we announced 4 new products for home theater based on our CMOS driver technology (TDA2125A, TDA2075A, TPD2125 and TPD2075). During the year we have moved them into production and they are currently being sampled by our customers.

Products currently available for the home theater market (various configurations) are listed below.

TA2022	Integrated Amplifier	100 Watts (4 ohm, 1% THD+N)
TDA2125A	Amplifier Driver	150 Watts (8 ohm, 0.1% THD+N)
TDA2075A	Amplifier Driver	75 Watts (8 ohm, 0.1% THD+N)
TPD2125	FET Driver	150 Watts (8 ohm, 0.1% THD+N)
TPD2075	FET Driver	75 Watts (8 ohm, 0.1% THD+N)
TCD6000	Digital Controller
TK2019	Chipset	20 Watts (4 ohm, 10% THD+N)
TK2050	Chipset	60 Watts (8 ohm, 10% THD+N)
TK2051	Chipset	60 Watts (8 ohm, 10% THD+N)
TK2070	Chipset	75 Watts (4 ohm, 10% THD+N)
TK2150	Chipset	200 Watts (6 ohm, 10% THD+N)

Consumer Electronics—Professional and Audiophile Audio Amplifiers

The high power efficiency and fidelity of Class-T and DPP are attractive to both professional and Audiophile equipment makers.

Products currently available for the professional and audiophile market are listed below.

TK2350	Chipset	300 Watts (4 ohm, 10% THD+N)
TDA2500	Amplifier Driver	500 Watts (12 ohm, 0.5% THD+N)
TA0105	Amplifier Driver	500 Watts (4 ohm, 0.02% THD+N)

DSL Line Driver Amplifiers

Our DPP® technology allows us to produce highly linear amplifiers for line cards that use power more efficiently than traditional amplifiers with conventional architectures. DSL amplifiers are often called line drivers. Because our line drivers are more power efficient, they eliminate the heat sink and other electronic components associated with traditional line drivers. As a result, our line drivers can be smaller than traditional line drivers. In addition, their efficiency makes them a more attractive solution for DSL service providers because the power budgeted for the equipment in such service providers’ central offices is fixed.

Our initial product is a line driver for use in the Asymmetric DSL, or ADSL, market. ADSL, a popular form of DSL technology, is designed to allow greater data rates from the central office to the subscriber than from the subscriber to the central office. This means that typical users will be able to download data faster than they can send data, which is suitable for most residential users. In February 2001, we announced our entry into the ADSL chipset market with a new family of central office ADSL line drivers. These new products offer full reach and data rate capability and can reduce heat dissipation substantially versus conventional line drivers. Our line driver configurations feature:

•	power consumption of approximately 680mW per channel

•	support for full rate and G. LITE data rates

•	low distortion specifications

•	low power mode

•	digitally programmable gain

•	small footprint package

Our DSL line drivers offer DSL service providers the following benefits:

•	Higher Port Density. Our line drivers enable our customers to increase the number of subscriber lines given fixed power and space constraints. This allows DSL service providers to achieve higher port density.

•	Increased Signal Reach and Connection Speed. The distance a signal can travel with an effective usefulness is known as signal reach, and the speed at which data can be transferred is known as connection speed. Intermodulation Distortion, or IMD, is a measure of linearity and indicates how well an amplifier can reduce the impact of undesirable frequencies which are produced in the transmission process. Our line drivers, due to their linearity, can more accurately reproduce the signal inputs, allowing for improvements in output signal reach and connection speed to the consumer.

The following table provides additional information concerning the specifications of our currently available DSL line drivers.

Product	Power Consumption (milliwatts/channel)	Application
TLD4012 Single channel family	680mW	Central office ADSL line driver
TLD4021 Dual channel family	500mW	Central office ADSL line driver

RF/Wireless Power Amplifiers

Within the wireless market, we have a research and development program aimed at developing a family of amplifier products for use in wireless handsets, also known as radio frequency, or RF, power amplifiers. Our expertise in the development of highly linear and energy efficient circuits has allowed us to develop an amplifier architecture which we believe is well-suited for use in digital handsets, base stations and other wireless products. The initial targeted market is for cellular phones that utilize a digital transmission method known as Code Division Multiple Access, or CDMA. Linearity is important to this technology because CDMA uses a complex signal transmission method that requires more accurate reception and reproduction. Additionally, we believe our DPP® technology could provide significant improvements to the design of cellular phones in terms of talk-time, data connection time and battery size, which are all dependent on the efficiency of the RF Power Amplifier.

Core Technology

We believe that one of our key competitive advantages is our broad base of patented core technologies, which are comprised of innovative adaptive and predictive signal processing techniques. These processing techniques are derived from algorithms used in communications theories. These unique techniques are derived from a confluence of four primary disciplines in mixed signal circuit design, digital signal processing, or DSP, algorithm development, power semiconductor circuit design and packaging design. We intend to continue to build and improve on these four primary technology foundations as we expand our product reach into other markets and industries.

We have implemented unique processing algorithms in a silicon-based processor which we call a Mixed Signal Processor. The execution speed of these complex algorithms by our Mixed Signal Processor allows us to achieve the required linearity and efficiency in our products. The Mixed Signal Processor functionality is a vital component in the architecture of the products we design.

Our core technologies are characterized by four key areas of competency highlighted below:

Mixed Signal Circuit Design Expertise

We are an innovator in advanced mixed signal circuit design including audio amplifiers, DSL line driver amplifiers and RF Power Amplifiers. We have developed significant intellectual property in our mixed signal circuit designs, which are applicable across multiple market segments. As such, we have demonstrated significant improvements in power efficiency and linearity for audio amplifiers and central office line driver integrated circuits. We are also applying this same core technology to the development of highly linear and highly efficient RF Power Amplifier integrated circuits for incorporation in cellular telephones.

DSP Algorithm Expertise

We have expertise in developing system applications using our DPP® technology. This includes industry standard designs as well as customer specific systems in the DSL and Consumer Electronics markets. The high efficiency, high quality power processing products that we design require a comprehensive understanding of new and innovative DSP techniques at the system as well as the device level. We will continue to research and improve our DPP® technology.

Power Semiconductor Circuit Design Expertise

We have developed significant expertise in designing power circuits in semiconductors. This requires a specialized understanding of complex issues, such as thermal effects and reliability related to the control of power.

Packaging Design Expertise

We have developed significant competency and knowledge regarding packaging requirements for various applications in different markets. Our customers have specific requirements in terms of form factor and package type for their end-use products.

Research and Development

Our research and development efforts are focused on developing products based on our DPP® technology for high growth markets, such as the consumer audio, DSL and wireless communications markets. As of December 31, 2004, our research and development staff consisted of 42 employees, many of whom have experience across multiple engineering disciplines. For the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002, our research and development expenses were approximately $5.5 million, $6.9 million, and $11.7 million, respectively.

Manufacturing

Wafer Fabrication

We are able to use independent silicon foundries to manufacture our integrated circuits because our products are manufactured with standard processes. By outsourcing our manufacturing requirements, we are able to focus our resources on design and product engineering.

Our operations group closely manages the interface between manufacturing, design engineering and sales. The group provides manufacturing support required for test and product engineering, process and device engineering, package engineering, reliability, quality assurance and production control. We maintain our organizational structure and quality standards to match with market leading semiconductor manufacturers. We use an online work-in-progress control methodology wherever possible, and maintain close reporting mechanisms with all of our suppliers to ensure that the manufacturing subcontracting process is transparent to our customers.

Our key silicon foundries are United Microelectronics Corporation in Taiwan, STMicroelectronics Group in Europe and Renesas Technology (Mitsubishi Electric) in Japan. We work with these companies on a purchase order basis and do not have long term or master supply agreements with any of them. We believe we have adequate capacity to support our current sales levels. We continue to work with our existing foundries to obtain more production capacity and we are actively qualifying new foundries to procure additional production capacity.

Our Mixed Signal Processor and high voltage power devices are currently manufactured with Complementary Metal Oxide Semiconductor, or CMOS, and Diffusion Metal Oxide Semiconductor, or DMOS processes using 0.18 or greater micron technology. CMOS and DMOS are industry standard semiconductor manufacturing processes. We continuously evaluate the benefits, on a product by product basis, of migrating to smaller design technologies to reduce costs and improve performance.

In September 2003, we announced the introduction of a new breakthrough low cost power stage architecture platform, based on “CMOS” processes, which we refer to as “Godzilla” that can be used across the broad spectrum of audio amplifiers from 10 Watt per channel PC stereo to greater than 150 Watt per channel audio video receivers. Customer adoption of products based upon this new architecture would enable us to reduce our manufacturing costs.

Assembly and Test

We currently outsource all of our assembly and testing operations to Advanced Semiconductor Engineering, or ASE, in Korea, Malaysia and Taiwan, Hon Hai (formerly AMBIT Microsystems Corporation) in China, Lingsen in Taiwan, ST Microelectronics Group in Malaysia, and ST Assembly Test Services Ltd. in Singapore.

Quality Assurance

We currently rely on our foundries and assembly subcontractors to assist in the qualification process of our products. We also participate in quality and reliability monitoring through each stage of the production cycle. We closely monitor wafer foundry production, assembly and test manufacturing operations to ensure consistent overall quality, reliability and yield levels. We are also exploring opportunities to obtain ISO 9000 certification.

Marketing, Sales and Customers

Our marketing strategy is to target existing and potential customers who are industry leaders in the consumer electronics (consumer, automotive and professional audio), DSL communications and wireless communications markets. Currently, our sales and marketing effort is primarily focused on market segments, divided among integrated audio products and module-based driver products, and separately divided among the flat panel TV, home theater, gaming, professional and automotive audio.

We rely on our direct sales force and distributors to sell our products in our target markets. Approximately 78% of our total revenues were through distributors in 2004 compared to 73% in 2003. One distributor, Macnica, Inc. and its affiliates, accounted for 56%, 69%, 41% and 10% of total revenues for the six months ended March 31, 2005, nine months ended September 30, 2004, and the years ended December 31, 2003 and December 31, 2002, respectively.

Our sales headquarters is located in San Jose, California. In addition, we market and sell our products through our regional offices located in Japan and Hong Kong, as well as through independent distributors in Asia, Europe and the United States. We incorporated our regional office in Japan as a wholly-owned subsidiary in January 2001. Our sales force, together with our engineering and technical staff, works closely with customers to integrate our amplifiers into their products. We believe that close working relationships with customers will help us to achieve design wins and ultimately achieve high volume production.

End customers for our products are primarily manufacturers of audio electronic components, communications infrastructure equipment and wireless communications equipment. Three, three and two end customers accounted for more than 10% of our total revenues in 2004, 2003 and 2002, respectively. The customers who accounted for more than 10% of our total revenues in 2004 were Alcatel, Kyoshin Technosonic Co., Ltd., (KTS) and JVC.

For a detailed description of our sales by geographic region, see Note 2 (Segment and geographic information) to our consolidated financial statements.

Competition

We currently compete with a number of larger companies in the consumer audio amplifier market. While our technology offers distinct advantages over the analog approach, we believe that approximately only 2-3 percent of the market has converted to digital audio amplifiers at this time. The primary analog amplifier competitors in the market today are National Semiconductor, Philips Electronics, ST Microelectronics and Texas Instruments. Philips, ST Microelectronics and Texas Instruments are also our major competitors in the digital audio amplifier market. Several other smaller companies also offer digital amplifier products including: D2, Ice Power and Wolfson Microelectronics plc. In addition, a number of companies, such as Cirrus Logic Inc., have announced their intention to enter this market. We have been active in the audio amplifier market since our inception and we believe that we maintain a strong competitive position.

In the DSL line driver market, our principal competitors include Analog Devices, Inc., Intersil Corporation, Linear Technology Corporation and Texas Instruments Incorporated. This is a new market for us in which many of our competitors have longer operating histories.

We believe that the principal factors of competition in these markets are product capabilities, level of integration, reliability, price, power consumption, time-to-market, system cost, intellectual property, customer support and reputation.

In each of these markets, we believe that our main competitive advantages are our product capabilities, low power consumption, high signal fidelity and level of integration. However, many of our competitors are large public companies that have longer operating histories and significantly greater resources than us. As a result, these competitors may compete favorably on factors such as price, customer support and reputation.

Intellectual Property

We rely primarily on a combination of patent, copyright, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect our proprietary technologies and processes. At March 31, 2005, we had 38 issued United States patents and 8 additional pending United States patent applications. Our issued U.S. patents have expiration dates ranging from June 2016 to June 2023. In addition, we had 17 international patents issued and an additional 24 international patents pending. Our issued international patents have expiration dates ranging from June 2017 to March 2021. We expect to continue to file patent applications where appropriate to protect our proprietary technologies. To our knowledge, no patents have been contested by third parties thus far.

Employees

As of March 31, 2005, we had 63 full-time employees, including 43 employees engaged in research and development, 9 engaged in sales and marketing and 11 engaged in general administration activities. None of our employees are represented by a labor union and we have never experienced a work stoppage. We consider our employee relations to be good.

Facilities

We lease one facility in San Jose, California, which has approximately 65,000 square feet pursuant to the lease, which expires on March 31, 2007. This facility comprises our headquarters and includes our administration, sales and marketing and research and development departments. We also lease approximately 2,400 square feet of office space outside of Tokyo, Japan for our Japanese sales office. The lease for this space expired on October 31, 2004 and currently continues on a month to month basis. We believe that existing facilities are adequate for our needs.

Legal Proceedings

We are a party to lawsuits in the normal course of our business. Litigation in general, and securities litigation in particular, can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings are difficult to predict. An unfavorable resolution of one or more of these lawsuits would materially adversely affect our business, results of operations, or financial condition. In addition, given our financial condition and that we do not have insurance to offset the cost of litigation, the costs of defending one or more of these lawsuits will likely adversely affect our financial condition. We cannot estimate the loss or range of loss that may be reasonably possible for any of the contingencies described and accordingly have not recorded any associated liabilities in our consolidated balance sheets. We accrue legal costs when incurred.

SEC Investigation

On or about November 9, 2004, the SEC requested that we voluntarily produce documents responsive to certain document requests in the investigation entitled In the Matter of Tripath Technology, Inc. On or about January 25, 2004, February 14, 2005, and February 16, 2005, the SEC made additional documents requests. The SEC generally has requested information concerning the facts and circumstances surrounding the Company’s October 22, 2004 press release and related accounting matters. We have produced documents and is continuing to produce documents in response to the SEC’s requests. We have cooperated with the SEC in its review of these matters.

On February 24, 2005, the SEC, pursuant to Section 20(a) of the Securities Act and Section 21(a) of the Exchange Act, issued a formal order of private investigation to determine whether there have been any violations of Section 17(a) of the Securities Act and Sections 10(b), 13(a), 13(b)(2)(A), 13(b)(2)(B) and 13(b)(5) of the Exchange Act and Rules 10b-5, 12b-20, 13a-13, 13a-14, 13b2-1 and 13b2-2 thereunder.

Federal Securities Class Actions

Beginning on November 4, 2004, plaintiffs filed four separate complaints purporting to be class actions in the United States District Court for the Northern District of California alleging that we and certain of our officers and/or directors violated Sections 10(b) and 20(a) of the Exchange Act. Plaintiffs purport to represent a putative class of shareholders who purchased or otherwise acquired Tripath securities between January 29, 2004 and October 22, 2004. The complaints contain varying allegations, including that we and the individual defendants made materially false and misleading statements with respect to our financial results and with respect to our business, prospects and operations in the our filings with the SEC, press releases and other disclosures. The complaints seek unspecified compensatory damages, attorneys’ fees, expert witness fees, costs and such other relief as may be awarded by the Court.

On December 22, 2004, the Court entered a stipulation and order consolidating all of these complaints and ordering that the defendants need not respond to any of these complaints until after plaintiffs file a consolidated complaint. On January 4, 2005, plaintiffs filed motions for the appointment of lead plaintiff. The Court, by Order dated January 28, 2005, appointed Robert Poteet as the sole lead plaintiff and approved Milberg Weiss Bershad & Schulman LLP as lead counsel.

On July 11, 2005, the Company entered into a Stipulation and Settlement Agreement (the “Stipulation”) which was filed with the Court on July 12, 2005. The settlement class consists of all persons who purchased the securities of Tripath between January 29, 2004 and June 13, 2005, inclusive. Under the terms of the Stipulation, the parties agreed that the class action will be dismissed in exchange for a payment of $200,000 in cash by Tripath and the issuance of 2.45 million shares of Tripath common stock which shall be exempt from registration pursuant to Section 3(a)(10) of the Securities Act of 1933. The Stipulation remains subject to the satisfaction of various conditions, including without limitation (1) final approval of the Stipulation by the Court, including a finding that the 2.45 million shares of Tripath common stock to be issued are exempt from registration pursuant to Section 3(a)(1) of the Securities Act of 1933 and (2) notification to members of the settlement class in the Class Action.

Derivative Shareholder Litigation

On December 7, 2004, plaintiff Mildred Lyon filed a purported derivative action in Santa Clara Superior Court against us and certain of our officers and/or directors. This complaint appears to be based upon the same facts and circumstances as the federal class actions and makes the following claims: violation of Section 25402 of the California Corporations Code, breach of fiduciary duty and misappropriation of information, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. On this basis, the complaint seeks unspecified compensatory damages, treble damages under Section 25502.5(a) of the California Corporations Code, extraordinary equitable and/or injunctive relief, restitution and disgorgement, attorneys’ fees, expert witness fees, costs, and such other relief as may be ordered by the Court.

On December 27, 2004, the Court entered a stipulation and order extending the time for us to respond to the complaint to February 23, 2005. On February 16, 2005, the Court entered an order further extending the time for us to respond to the complaint to March 25, 2005. On March 10, the court ordered that the individual defendants shall have through and including April 25, 2005 to file any motions to quash and/or dismiss for lack of personal jurisdiction, and that all defendants shall have thirty (30) days from the date the court issues a ruling on any motions to quash and/or dismiss for lack of personal jurisdiction to respond to the complaint, or in the event that no such motions are brought, extended the time for all defendants to respond to the complaint to April 25, 2005.

On April 4, 2005, the Court ordered that all deadlines shall be stayed for Defendants filing any motions to quash and/or dismiss for lack of personal jurisdictions, or otherwise respond to the Complaint, until such date as the parties mutually designate to the Court for the Court’s approval. A Case Management Conference is scheduled for August 16, 2005 before the Court. The parties currently are engaged in settlement discussions.

Langley Securities Fraud Litigation

On or about June 2, 2005, plaintiff Langley Partners, L.P. (“Langley”) filed a complaint in the United States District Court for the Southern District of New York alleging claims against the Company, Dr. Adya Tripathi, the Company’s President and Chief Executive Officer, and David Eichler, the Company’s former Chief Financial Officer. Langley alleges that it entered into a stock purchase agreement with Tripath on or about August 2, 2004 in which Langley purchased 1 million shares of Tripath common stock at a purchase price of $2.00 per share. Langley also alleges that it consented to the receipt of the Company’s Prospectus dated August 2, 2004 and the accompanying Prospectus dated June 1, 2004 which specifically incorporated certain of the Company’s filings with the SEC from March through July 2004. The complaint generally alleges that the Company and the individual defendants made materially false and misleading statements with respect to the Company’s financial results and with respect to its business, prospects, internal accounting controls and design wins on Godzilla products in the Company’s filings with the SEC, press releases and other documents. The complaint alleges claims against the Company and the individual defendants for violations of Sections 10(b) and 20(a) of the Exchange Act, fraud, breach of contract, unjust enrichment and money had and received, rescission and violations of Sections 11 and 15 of the Securities Act. On this basis, the complaint seeks unspecified compensatory damages and restitution in an amount in excess of $2 million, rescission of the purchase agreement and a return of $2 million, unspecified punitive damages, costs and such other relief as may be awarded by the Court.

On July 12, 2005, the Company served a motion to transfer this action from the Southern District of New York to the United States District Court for the Northern District of California on plaintiff. The Company filed this motion with the Court on July 20, 2005. This motion has not yet been fully briefed. A Pre-Trial Conference is scheduled before the Court on August 25, 2005. On June 29, 2005, the Court entered a stipulation and order extending the time for all defendants to respond to the complaint until August 2, 2005. The parties have agreed in principle to submit a further stipulation and proposed order to the Court extending the time for all defendants to respond to the complaint until 14 days after the Court’s ruling on the motion to transfer or 40 days after all briefing on the motion to transfer is filed, whichever is earlier. The Company has not yet responded to the complaint.

Changes in and Disagreements with Accountants

As previously disclosed in our current report on Form 8-K dated October 18, 2004 and filed on October 22, 2004, in October 2004, our former independent registered public accountants, BDO Seidman LLP, or BDO, provided our Audit Committee with a letter citing what BDO asserted are two “material weaknesses” over our internal financial controls: one regarding the lack of effectiveness of our Audit Committee and the other regarding the lack of controls in place to estimate distributor returns in accordance with SFAS No. 48. Following discussions with our employees, representatives of BDO further orally advised us that BDO had concerns regarding the appropriate accounting for approximately $1.3 million of product that, upon our inquiries, one of our distributors, Macnica, or the Distributor, reported had been returned to the Distributor by the Distributor’s customers, or the Product Return. In response to both the letter and the verbal comments, the Audit Committee instructed our then-Chief Financial Officer to investigate this matter and report the findings to the Audit Committee. As a result of the litigation matters referenced above, we retained outside litigation counsel to represent us in responding to the aforementioned complaints. In addition, the audit committee and the then-Chief Financial Officer directed litigation counsel to further conduct an internal investigation into the verbal concerns raised by BDO regarding the Product Return. Separately, the Audit Committee, with the assistance of our then-Chief Financial Officer investigated BDO’s assertion regarding the lack of controls in place to estimate distributor returns.

The Audit Committee received an initial report from our litigation counsel on findings of the internal investigation on January 21, 2005 and requested additional investigation by litigation counsel. On January 25, 2005, litigation counsel made a supplemental report on the findings of the internal investigation to date. Following the presentation of such report, including discussion of the findings of the forensic accountant hired by the litigation counsel with the approval of the Audit Committee, the Audit Committee concluded that our

Country Manager for the Japan Sales Office (who is no longer employed with us) agreed in an arrangement outside the formal paperwork of the transactions underlying the Product Return that the Distributor could return the products back to us at the Distributor’s discretion.

The Audit Committee investigation and discussion included a review of our compliance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements, or SAB 104, as applied to the circumstances surrounding the Product Return. Under SAB 104, a requirement for revenue recognition is that all of the following criteria must be met: (1) there is persuasive evidence that an arrangement exists, (2) delivery of goods has occurred, (3) the sales price is fixed or determinable, and (4) collectibility is reasonably assured. In addition, pursuant to our revenue recognition policy, for sales to distributors, we defer recognition of revenue until such time that the distributor sells products to its customers based upon receipt of point-of-sales reports from the distributor. The internal investigation revealed that approximately $1.4 million of a sale of our product to the Distributor did not meet the foregoing criteria because our former employee had agreed that the Distributor could return the product at the Distributor’s discretion, which forms the basis of the Restatement. This former employee had on this occasion agreed to a term of sale that was outside of our standard practices and was not referenced in the documentation related to the sale submitted to our finance department. Given the discovery of this arrangement for the Distributor to return the product, the Audit Committee concluded on January 25, 2005 that we should restate certain financial information that was previously reported in our Form 10-Q for the quarter ended June 30, 2004 filed with the Securities and Exchange Commission on August 6, 2004. For more information regarding the Restatement, please see Note 9 of Notes to Consolidated Financial Statements included elsewhere in this prospectus. In addition, the Audit Committee approved certain changes to our internal controls over financial reporting as an additional remedial action in response to the report of our litigation counsel and our forensic accountant and to the report by our Chief Financial Officer.

As a result, the Audit Committee concluded on May 5, 2005 that we should restate certain financial information (the “Additional Restatement”) that was previously reported in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and December 31, 2004 as well as certain financial information for the quarter and transitional period ended September 30, 2004 and that was previously reported in our Transitional Report. The Additional Restatement was based on the Audit Committee’s conclusion on such date that the Consolidated Balance Sheets as of March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004 and the related Consolidated Statements of Operations for the three months ended March 31, 2004, the three and six months ended June 30, 2004, the nine month transition period ended September 30, 2004 and the three months ended December 31, 2004 should no longer be relied upon because of errors in such financial statements.

Following receipt of a final report on the internal investigation, the Audit Committee determined that the internal investigation had been completed on June 15, 2005. The internal investigation revealed errors in the Company’s financial statements for 2002 and 2003. Such errors included certain shipments between distributors rather than to end-customers which were not noted on applicable point-of-sales reports, inaccurate shipment dates on certain point-of-sales reports, and inaccurate quantities noted on certain point-of-sales reports. The Company reviewed these errors with reference to the guidelines set forth in SAB99. Based upon such review, the Company concluded that such errors were immaterial and thus would not result in a restatement of the 2002 or 2003 financial statements.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our directors and executive officers as of May 20, 2005:

Name	Age	Position(s)
Dr. Adya S. Tripathi	52	President and Chief Executive Officer, Chairman of the Board
Mr. A.K. Acharya	49	Director
Mr. Andy Jasuja	54	Director
Mr. Y.S. Fu	57	Director
Mr. Akifumi Goto	62	Director
Jeffrey L. Garon	44	Vice President and Chief Financial Officer
Dr. Naresh C. Sharma	53	Vice President of Operations
George Fang	47	Vice President of Sales

Dr. Adya S. Tripathi founded Tripath and has served as our President, Chief Executive Officer and Chairman since our inception in 1995. Before founding Tripath, Dr. Tripathi held a variety of senior management and engineering positions with Advanced Micro Devices, Hewlett-Packard, International Business Machines (“IBM”), International Microelectronic Products (“IMP”), National Semiconductor and Vitel Communications. Dr. Tripathi holds Bachelor of Science and Master of Science degrees in Electrical Engineering from Banaras Hindu University in India. He pursued graduate work at the University of Nevada—Reno and the University of California—Berkeley, receiving his doctorate of philosophy in Electrical Engineering from the former in 1984. Dr. Tripathi has also taught at the University of California—Berkeley Extension.

Mr. A.K. Acharya has served as a director of Tripath since August 2002. Mr. Acharya is President of HTL Co. Japan Ltd, a software development company for semiconductor capital equipment, a position he has held since 1994. Mr. Acharya holds a Bachelor of Technology in Electrical Engineering from the Indian Institute of Technology in India and a Masters of Technology degree in Electrical Engineering—Control System and Instrumentation from the Institute of Technology, Banaras Hindu University in India.

Mr. Andy Jasuja has served as a director of Tripath since September 2002. Mr. Jasuja is the founder and Chairman of Sigma Systems Group, a provider of service management software for cable companies, a position he has held since 1994. Mr. Jasuja is an information technology professional with 27 years of experience in the software industry. Prior to founding Sigma, Mr. Jasuja spent several years in the banking and telecommunications industries in senior management and consulting roles. Mr. Jasuja holds a Bachelors degree in Electrical Engineering from the Institute of Technology in Varansi, India and a Masters degree in Systems Design Engineering from the University of Waterloo in Canada.

Mr. Y.S. Fu has served as a director of Tripath since May 2002. Mr. Fu is President of Wyse Technology (Taiwan) Ltd., a server-centric computing company, a position he has held since 1998. He was previously President of WK Technology Investment Co., a technology investment firm based in Taiwan. Mr. Fu has also held positions with Logitech Far East Ltd., Qume and Texas Instruments. Mr. Fu has a degree in Mechanical Engineering from Chung-Yuan Christian University and a Masters of Business Administration from West Coast University in California.

Mr. Akifumi Goto has served as a director of Tripath since December 2004. Mr. Goto has served as Chairman of SANYO Semiconductor Corporation since November 2002. From February 1993 to October 2002 he served as its President and Chief Executive Officer, and from February 1983 to January 1993, Mr. Goto served as its Executive Vice President. Mr. Goto joined SANYO in January 1978. Mr. Goto received a B.S. in Electrical Engineering from Tamagawa University and his M.B.A. from Santa Clara University.

Jeffrey L. Garon has served as our Vice President and Chief Financial Officer since February 2005. From November 2003 through February 2005, Mr. Garon was a private investor. From March 1998 through November 2003, Mr. Garon served as Chief Financial Officer, Vice President, Finance and Administration and Secretary of Silicon Storage Technology, Inc., a publicly traded company that designs, manufactures and markets flash memory components. From 1994 to 1998, Mr. Garon served as president and senior operating officer of the Garon Financial Group, Inc., a venture capital and venture consulting firm specializing in start-ups, turnarounds and restarts. From 1993 to 1994, he served as a vice president and chief financial officer of Monster Cable Products, Inc., a leading provider of audio cables and supplies to consumers and the consumer electronic retail channel. Prior to 1993, Mr. Garon held senior financial positions with Visual Edge Technology, Inc., a provider of large format digital imaging systems, Oracle Corporation, Ashton-Tate Corporation and Teledyne Microelectronics. Mr. Garon holds a B.S. in Business Administration Finance from California State University, Northridge and an M.B.A. from Loyola Marymount University.

George Fang has served as our Vice President of Sales since February 2005. From March 2004 to February 2005 he served as Vice President of Sales for Europe, Americas and Asia Pacific. Prior to rejoining Tripath in March 2004, from May 2003 to March 2004, Mr. Fang served as a consultant to a couple of companies, including Tripath. From January 2000 to May 2003 he served as the Vice President of Worldwide Sales at PortalPlayer (the iPod chip company). From June 1998 to January 2000 Mr. Fang was at Tripath. Prior to 1998, he held Vice President and Director positions in sales and marketing at OPTi, Oak Technology and Trident Microsytems. Mr. Fang holds a Bachelor of Science degree from UCLA and a Masters of Science degree from Loyola Marymount University.

Dr. Naresh C. Sharma has served as our Vice President of Operations since August 2001. Dr. Sharma joined Tripath in 1998 serving as Director of Process Engineering and Development. Prior to joining us, from 1997 to 1998, Dr. Sharma was Director, Foundry FAB Operations at Alliance Semiconductor and from 1992 to 1997, he was Senior Manager, Strategic Fabs at Cirrus Logic. Dr. Sharma has also held various management and engineering positions at Cypress Semiconductor, National (Fairchild) Semiconductor and American Microsystems. He received his Doctorate of Philosophy in Physics from the Indian Institute of Technology (Delhi) in 1978 and his Master of Science in Solid State Physics from the Indian Institute of Technology (Roorkee) in India.

Board of Directors

On December 13, 2004, our Board of Directors amended Section 3.2 of our Bylaws to increase the authorized number of directors from four members to five members.

There are no family relationships among any of our directors or executive officers.

Committees of the Board of Directors

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

Audit Committee and Audit Committee Financial Expert

Tripath has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee currently consists of four directors: Messrs. Acharya, Fu, Goto and Jasuja, all of whom are “independent” as independence for Audit Committee members is defined in the Nasdaq listing standards. Mr. Fu serves as Chairman of the committee.

The Audit Committee includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Mr. Akifumi Goto is the independent director who has been determined by the Board of Directors to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Goto’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Goto any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the Board.

Compensation Committee. The Compensation Committee currently consists of two directors: Messrs. Fu and Acharya, both of whom are “independent” as defined in the Nasdaq listing standards. Mr. Acharya serves as Chairman of the Committee.

The Compensation Committee reviews and approves our overall compensation strategy and policies; determines the compensation and terms of employment of our chief executive officer and other executive officers; and recommends to the Board of Directors the types and amount of compensation to be paid to our directors. The compensation committee also administers our common stock option plans. The Compensation Committee did not hold a meeting during 2004 because no changes to the compensation of executive officers were proposed. The Compensation Committee acted by written consent three times during fiscal year 2004. The report of the compensation committee is presented later in this prospectus. The Board of Directors has adopted a written charter for the compensation committee that is available at Tripath’s Corporate Governance Webpage.

Nominating Committee. The nominating committee is composed of two directors: Messrs Jasuja and Acharya, both of whom are “independent” as independence for nominating committee members is defined in the Nasdaq listing standards. Mr. Acharya serves as Chairman of the Committee. The Nominating Committee identifies, evaluates and recommends candidates for membership on our Board of Directors and committees thereof and periodically evaluates the performance of the Board of Directors and its committees. The Board of Directors has adopted a written charter for the nominating committee that is available at Tripath’s Corporate Governance Webpage.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between any member of Tripath’s Board of Directors or Compensation Committee and any member of the Board of Directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Tripath.

Director Compensation

Our directors did not receive any cash compensation for their services as directors during the nine months ended September 30, 2004. Our 2000 Stock Plan provides for grants of options to purchase common stock to our directors who are not employees. Our non-employee directors each received a grant of options to purchase 100,000 shares of our common stock for their service during the nine months ended September 30, 2004. Our non-employee directors did not receive any options to purchase shares of our common stock for participation on any committee of the Board of Directors on which they served during the nine months ended September 30, 2004. In addition, our directors are reimbursed for expenses incurred in connection with attending board and committee meetings.

Code of Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics, or the Code, reflects the business practices and principles of behavior that support this commitment. The Code satisfies SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-

Oxley Act of 2002, as well as the Nasdaq listing standards requirement for a “code of conduct.” The Code is available at Tripath’s Corporate Governance Webpage, and we will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq, on Tripath’s Corporate Governance Webpage.

Executive Compensation

During the nine months ended September 30, 2004 we paid an aggregate $640,607 in cash compensation to our executive officers named in the Summary Compensation Table, or the Named Executive Officers, as a group.

As of September 30, 2004, our directors and Named Executive Officers as a group held options to purchase a total of 1,639,857 shares of common stock, at exercise prices ranging from $0.14 to $12 per share. These options are scheduled to expire on various dates between March 23, 2006 and August 11, 2014.

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by, or paid to our Chief Executive Officer and the other four most highly paid executive officers, each of whose total cash compensation exceeded $100,000 during the nine months ended September 30, 2004 and years ended December 31, 2003, December 31, 2002 and December 31, 2001.

Summary Compensation Table

		Annual Compensation							Long Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other			Securities Stock Awards		Securities Underlying Options
Dr. Adya S. Tripathi Chief Executive Officer	2004 2003 2002 2001	$ $ $ $	243,000 324,000 348,000 360,000	$ $ $ $	0 0 0 0	$ $ $ $	0 0 0 61,182	(2)	0 322,200 0 0	(1)	500,000 500,000 200,000 200,000

David P. Eichler (3) Former Chief Financial Officer	2004 2003 2002 2001	$ $ $ $	99,419 150,000 27,083 —	$ $ $	15,000 10,000 25,000 —	$ $ $	0 0 0 —		0 0 0 —		150,000 125,000 300,000 —

Dr. Naresh Sharma Vice President of Operations	2004 2003 2002 2001	$ $ $ $	101,250 135,000 137,500 140,346	$ $ $ $	0 0 0 0	$ $ $ $	0 0 0 0		0 0 0 0		150,000 125,000 100,000 170,000

Graham K. Wright Former Vice President of Sales and Marketing	2004 2003 2002 2001	$ $ $ $	112,500 150,000 198,875 —	$ $ $ $	0 0 5,000 —	$ $ $ $	69,438 76,500 16,500 —	(5) (6) (7)	0 0 0		150,000 125,000 300,000 —

(1)	On April 28, 2003, the Compensation Committee of the Board of Directors approved a grant of 1.8 million shares of restricted stock to Dr. Tripathi pursuant to the 2000 Stock Plan, in part to rectify the previous invalid grant of options to purchase an aggregate of 3.4 million shares. The restricted shares vest as to 50% one year after the date of grant and the remainder will vest in full two years after the date of grant. The vesting of the shares accelerates in full upon a change in control of the Company or upon involuntary termination. The value of $322,200 represents the dollar value of the restricted stock award calculated by multiplying the closing market price of the Company’s stock on the date of grant ($0.18) by the number of shares awarded (1.8 million) net of consideration paid ($1,800).

(2)	Represents gross-up for taxes in connection with forgiveness of notes and related interest totaling $738,000 in fiscal year 2000.

(3)	David Eichler commenced employment with Tripath on October 28, 2002 and ceased employment with Tripath on September 13, 2004.

(4)	Graham Wright commenced employment with Tripath on September 3, 2002 and ceased employment with Tripath on January 20, 2005.

(5)	Includes sales commissions of $54,938 and an automobile allowance of $4,500.

(6)	Includes sales commissions of $70,500 and an automobile allowance of $6,000.

(7)	Includes sales commissions of $15,000 and an automobile allowance of $1,500.

Stock Option Grants in Last Fiscal Year

The following table sets forth information with respect to stock options granted pursuant to our 2000 Stock Plan during the nine months ended September 30, 2004 to each of the executive officers named in the Summary Compensation Table above.

The amounts shown as potential realizable value represent hypothetical gain that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value at the date of grant. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent our estimate of projection of the future price of our common stock. Actual gains, if any, on stock option exercises depend on the future performance of the trading price of our common stock. The amounts reflected in the table may not necessarily be achieved.

	Individual Grants
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal 2004 (1)	Exercise Price Per Share (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Term
Name					5%	10%
Adya S. Tripathi	500,000	12.58%	$1.33	8/11/14	$418,215	$1,059,839
David P. Eichler (5)	150,000	3.77%	$1.21	8/11/14	$114,144	$289,264
Naresh Sharma (5)	150,000	3.77%	$1.21	8/11/14	$114,144	$289,264
Graham K. Wright (5)	150,000	3.77%	$1.21	8/11/14	$114,144	$289,264

(1)	Based on options granted to purchase an aggregate of 3,975,000 shares of common stock to employees during the nine months ended September 30, 2004 (fiscal 2004). We never granted any stock appreciation rights.

(2)	The exercise prices equal the fair market value on the date of grant, except that, pursuant to the 2000 Stock Plan, the exercise prices for options granted to Dr. Tripathi equal 110% of the fair market value on the dates of grant because Dr. Tripathi owned stock representing more than 10% of the voting power of all classes of Tripath stock on the dates of grant.

(3)	Options may terminate before their expiration upon the termination of optionee’s status as an employee or consultant, the optionee’s death or an acquisition of Tripath.

(4)	Includes Incentive Stock Options, or ISOs, and Nonstatutory Options, or NSOs. To the extent the options are determined to be ISOs, such options have an expiration date of August 11, 2009. To the extent the options are determined to be NSOs, such options have an expiration date of August 11, 2014.

(5)	Options vest in monthly installments over 48 months.

Fiscal Year-End Option Values

The following table provides information for the Named Executive Officers concerning the number and value of securities underlying exercisable and unexercisable options held as of September 30, 2004.

	Number of Securities Underlying Unexercised Options at September 30, 2004 (#)		Value of Unexercised in-the-Money Options at September 30, 2004 ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Adya S. Tripathi	929,163	670,837	$677,729	$431,905
David P. Eichler (1)	127,081	0	$165,810	$0
Naresh Sharma	253,012	331,258	$222,604	$235,567
Graham K. Wright	65,102	391,670	$86,732	$398,066

(1)	Mr. Eichler ceased employment as Chief Financial Officer on September 13, 2004. Exercisable options for Mr. Eichler represents vested options as of September 13, 2004. Mr. Eichler’s unvested options as of September 13, 2004 were cancelled.

The values shown for in-the-money options represent the difference between the respective exercise price of outstanding stock options, and $1.70, which is the fair market value of our common stock as of September 30, 2004.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information regarding the exercise of stock options during the nine month transition period ended September 30, 2004, by the named executive officers, and the value of securities underlying options held by our named executive officers at September 30, 2004.

	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Adya S. Tripathi	0	0	929,163	670,837	$677,729	$431,905
David P. Eichler	50,000	$220,000	127,081	0	$165,810	$0
Naresh Sharma	20,000	$129,200	253,012	331,258	$222,604	$235,567
Graham K. Wright	43,228	$262,826	65,102	391,670	$86,732	$398,066

Employee Benefit Plans

2000 Stock Option Plan

The major provisions of the 2000 Stock Option Plan are described below. The following summary is qualified in its entirety by reference to the Stock Plan, a copy of which is available in its entirety in the “SEC Filings” link on the “Investors” page of our website at www.tripath.com.

Purpose. The purposes of the Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants and to promote the success of our business.

Eligibility. Stock options and stock awards may be granted to employees, consultants, officers and directors who are providing services to us or our subsidiary. Incentive stock options may be granted under the Stock Plan only to our employees (including officers) and employees of our affiliates. Our employees (including officers), directors and consultants (including those of our subsidiary) are eligible to receive nonstatutory stock options under the Stock Plan.

Administration. The Stock Plan may generally be administered by the Board of Directors or a committee appointed by the Board of Directors, as applicable, or the Administrator. The Administrator may make any determinations deemed necessary or advisable for the Stock Plan.

Term of Plan. The Stock Plan became effective in April 2000 and will continue until its expiration in April 2010, unless terminated earlier. The Board has the power to terminate the Stock Plan at any time, except with respect to options or stock subject to restrictions already outstanding.

Amendment. The Board of Directors may amend, terminate or modify the Stock Plan at any time without approval of the stockholders; provided, however, that stockholder approval shall be obtained if required under applicable laws. No amendment or modification of the Stock Plan may adversely change or modify any option or award already granted without the consent of the holder of such option or award.

Adjustment upon changes in capitalization, dissolution, merger or asset sale.

•	If our outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities by reason of any stock split, reverse stock split, stock dividend, combination or reclassification or other similar change in our capital structure effected without receipt of consideration, the Board may make appropriate adjustment in the number and kind of shares for which grants and awards may be made under the Stock Plan, in the number and kind of shares as to which outstanding grants and rights shall be exercisable and the exercise price of any such outstanding option or stock purchase right.

•	In the event of a liquidation or dissolution of us, any unexercised options or stock purchase rights will terminate. The Administrator may in its discretion provide that prior to such event, optionees will have the right to exercise options without any limitation on exercisability until ten (10) days prior to the liquidation or dissolution.

•	In the event of a merger of Tripath with or into another corporation, or the sale of substantially all of the assets of Tripath, stock options and stock purchase rights shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options or rights, the optionee will have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares not otherwise vested or exercisable. In such event, the Administrator will notify the optionee that the option or stock purchase right is fully exercisable for 15 days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

Stock Options. Each option is evidenced by a stock option agreement between us and the optionee. The Administrator determines:

•	the persons to whom options are granted,

•	the exercise price,

•	the number of shares to be covered by each option (subject to the limits described below),

•	the period of each option,

•	the times at which options may be exercised,

•	whether the option is an incentive stock option or a nonstatutory stock option, and

•	the other terms applicable to each option.

The exercise price of an option cannot be less than the fair market value of our common stock on the date of grant unless issued pursuant to a merger or other corporate transaction and the option may not be exercised later than ten years from the date of grant. If an optionee receiving an incentive stock option at the time of grant owns stock representing more than 10 percent of the combined voting power of Tripath (i) the exercise price may not be less than 110 percent of the fair market value of our common stock on the date of grant and (ii) such option may not be exercisable after the expiration of five years from the date of grant. If the aggregate fair market value (determined as of the date of grant) of the stock underlying incentive stock options that become exercisable by an employee in any calendar year exceeds $100,000, such excess shall be treated as a nonstatutory stock option. The fair market value of our common stock is generally determined with reference to the closing sale price for our common stock on the date of grant. No option may be exercised after the expiration of its term (typically ten (10) years). No monetary consideration is paid to the Company upon the granting of options.

Pursuant to the Stock Plan, no employee, director or consultant can be granted stock options to purchase more than 500,000 shares in any given year, except in connection with such individual’s initial service to us, at which time such individual may be granted options to purchase up to an additional 500,000 shares, which will not count against the annual limit.

Options are nontransferable except on death of the holder or, at the Administrator’s discretion. Such transferred options will contain additional terms as the Administrator deems appropriate.

Options are exercisable in accordance with the terms of the Stock Plan and the option agreement entered into at the time of the grant between us and the optionee. Options may only be exercised (i) while an optionee is employed by us or our subsidiary as an employee or consultant, (ii) within 12 months following termination of employment by reason of death or disability, (iii) within three months following termination of employment for any other reason, or (iv) within the time specified in the optionee’s option agreement. The purchase price for shares purchased pursuant to the exercise of options must be paid in a form of consideration acceptable to the Administrator, including cash, a promissory note (if permissible by law), cashless exercise, cancellation of indebtedness, shares of common stock or a combination of cash and common stock.

An optionee’s stock option agreement may contain other terms, provisions and conditions not inconsistent with the Stock Plan as may be determined by the Administrator.

Stock Purchase Rights. Stock purchase rights may be granted under the Stock Plan, subject to the terms prescribed by the Administrator. After the Administrator determines that it will offer stock purchase rights under the Stock Plan, it will advise the offeree by means of a notice of grant, of the terms, conditions and restrictions related to the offer, including the number of shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer will be accepted by execution of a restricted stock purchase agreement.

Unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the termination of the purchaser’s service with us for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the Administrator. The restricted stock purchase agreement shall contain such other terms, provisions and conditions not inconsistent with the Stock Plan as may be determined by the Administrator in its sole discretion.

Once the stock purchase right is exercised, the purchaser will have the rights equivalent to those of a stockholder, and will be a stockholder when his or her purchase is entered upon the records of our duly authorized transfer agent. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock purchase right is exercised, except as in accordance with the provisions, described above, governing adjustments upon changes in capitalization, dissolution, merger or asset sale.

Tax Consequences

Incentive Stock Options. Certain options authorized to be granted under the Stock Plan are intended to qualify as “incentive stock options” for federal income tax purposes. Under federal income tax law currently in effect, there generally are no federal income tax consequences to the optionee or us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee’s alternative minimum tax liability, if any. If an optionee exercises an incentive stock option and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. If an optionee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the one-year holding period or the two-year waiting period (a “disqualifying disposition”), then at the time of the disqualifying disposition the optionee will recognize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the optionee’s actual gain, if any, on the purchase and sale. The optionee’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) (discussed below) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options and Stock Purchase Rights. Nonstatutory stock options and stock purchase rights granted under the Stock Plan generally have the following federal income tax consequences. There are no tax consequences to the participant or us by reason of the grant of a nonstatutory stock option or stock purchase right. Upon acquisition of the stock pursuant to the exercise of a nonstatutory stock option or purchase under a stock purchase right, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions (for example, our right to repurchase the stock at the holder’s original cost), the taxable event will be delayed until the vesting restrictions lapse, unless the participant makes an election pursuant to Section 83(b) of the Code to be taxed upon receipt of the stock. With respect to employees, the ordinary income recognized will be subject to income and employment tax withholding. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant. Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Awards to purchase restricted stock will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount—or formula used to calculate the amount—payable upon attainment of the performance goal).

The foregoing is only a summary of the effect of federal income taxation upon optionees and us with respect to the grant and exercise of options and stock purchase rights under the Stock Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s or consultant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside. Each optionee must rely on his or her own tax advisor for advice regarding his or her specific tax consequences.

2000 Employee Stock Purchase Plan

The major provisions of the 2000 Employee Stock Purchase Plan are described below.

All of our employees are eligible to participate in the Purchase Plan if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the Purchase Plan if such employee:

•	immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

•	whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

Our Purchase Plan contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after January 1 and July 1 of each year.

The plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s, base straight time gross earnings and commissions but excludes all other compensation. A participant may purchase no more than 5,000 shares during any calendar year.

Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The purchase price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or the end of the purchase period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

A participant may not transfer rights granted under our Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided.

In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

Our Purchase Plan will terminate in 2010. However, our Board of Directors has the authority to amend or terminate the Purchase Plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan. The Purchase Plan is administered by our Board of Directors or a committee established by the Board.

Equity Compensation Plan Information

The following table provides certain information with respect to our equity compensation plans in effect as of September 30, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise of Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by stockholders:
2000 Stock Option Plan	11,417,698	$2.25	3,341,000
2000 Employee Stock Purchase Plan	—	—	234,000
Equity compensation plans not approved by security holders	—	—	—

Total	11,417,698	$2.25	3,575,000

The above equity compensation plans that were in effect as of September 30, 2004 were adopted with the approval of our stockholders.

Limitation on Liability and Indemnification Matters

Our bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Delaware General Corporation Law expressly permits indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any director or executive officer in any action or proceeding, including any action by or in our right arising out of that person’s services as a director, officer, employee, agent or fiduciary for us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. The agreements do not provide for indemnification in cases where

•	the claim is brought by the indemnified party;

•	the indemnified party has not acted in good faith;

•	the expenses have been paid directly to the indemnified party under a policy of officers’ and directors’ insurance maintained by us; or

•	the claim arises under Section 16(b) of the Securities Exchange Act.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. It is the position of the Securities and Exchange Commission that indemnification for liabilities arising under federal or state securities laws is against public policy and not enforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the last fiscal year, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any of our directors, executive officers, holders of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

PRINCIPAL AND SELLING STOCKHOLDERS

The 5,800,002 shares of common stock covered by this prospectus were acquired by the selling stockholders from us in a private placement consummated on March 3, 2005. The following table sets forth certain information with respect to the beneficial ownership of our common stock at July 15, 2005 for:

•	each person who we know beneficially owns more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	all of the selling stockholders.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 55,380,513 shares of our common stock outstanding at July 15, 2005. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of July 15, 2005. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*.”

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Tripath Technology Inc., 2560 Orchard Parkway, San Jose, CA 95131.

Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering Common Stock		Shares Being Offered	Shares Beneficially Owned After Offering Common Stock
	Shares (1)	% (1)		Shares (1)		% (1)

Selling Stockholders:

Truk Opportunity Fund, LLC (2) One East 52nd Street, Sixth Floor New York, NY 10022	752,001	1.36	752,001	0	(3)	*

Nite Capital, L.P. (4) 100 E. Cook Avenue, Suite 201 Libertyville, IL 60048	733,333	1.32	733,333	0	(3)	*

Cranshire Capital, L.P. (5) 666 Dundee Road, Suite 1901 Northbrook, IL 60062	666,667	1.20	666,667	0	(3)	*

The Tail Wind Fund Limited (6) 1285 Avenue of Americas, 9th Floor New York, NY 10019	666,666	1.20	666,666	0	(3)	*

Crescent International Ltd. (7) GreenLight (Switzerland) SA 84, av. Louis-Casai CH 1216 COINTRIN Geneva Switzerland	600,000	1.08	600,000	0	(3)	*

Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering Common Stock		Shares Being Offered	Shares Beneficially Owned After Offering Common Stock
	Shares (1)	% (1)		Shares (1)		% (1)

Alpha Capital AG (8) Pradafant 7 Furstentums 9490 Vaduz Lichtenstein	333,334	*	333,334	0	(3)	*

Enable Growth Partners (9)(10) One Ferry Building, Suite 255 San Francisco, CA 94111	333,334	*	333,334	0	(3)	*

Omicron Master Trust (11) c/o Omicron Capital L.P. 650 Fifth Avenue, 24th Floor New York, NY 10019	333,334	*	333,334	0	(3)	*

Whalehaven Capital Fund Limited (12) 3rd Fkiirm 14 Par-La-Ville Road P.O. Box HM 1027 Hamilton HMDX Bermuda	333,334	*	333,334	0	(3)	*

TCMP3 Partners L.P. (13) Titan Capital Management 7 Century Drive, Suite 201 Parsippany, NJ 07054	333,333	*	333,333	0	(3)	*

Bristol Investment Fund, Ltd. (14) c/o Bristol Capital Advisors, LLC 10990 Wilshire Boulevard Suite 1410 Los Angeles, CA 90024	200,000	*	200,000	0	(3)	*

Portside Growth and Opportunity Fund (10)(15) c/o Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	133,334	*	133,334	0	(3)	*

Lindsay Rosenwald (10)(16) c/o Paramount BioCapital, LLC 787 7th Avenue, 48th Floor New York, NY 10019	133,333	*	133,333	0	(3)	*

Basso Multi-Strategy Holding Fund Ltd. (17) 1266 East Main Street Stanford, CT 06902	104,000	*	104,000	0	(3)	*

AS Capital Partners, LLC (10)(18) 2 Rector Street, 3rd Floor New York, NY 10006	66,666	*	66,666	0	(3)	*

Truk International Fund, LP (19) One East 52nd Street, Sixth Floor New York, NY 10022	48,000	*	48,000	0	(3)	*

Basso Private Opportunity Holding Fund Ltd. (20) 1266 East Main Street Stanford, CT 06902	29,333	*	29,333	0	(3)	*

Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering Common Stock		Shares Being Offered	Shares Beneficially Owned After Offering Common Stock
	Shares (1)	% (1)		Shares (1)	% (1)

Directors and Executive Officers:

Adya S. Tripathi (21)	13,270,833	23.96%	0	13,270,833	23.96%

Jeffrey L. Garon (22)	0	*	0	0	*

George Fang (23)	85,413	*	0	85,413	*

Naresh Sharma (24)	464,975	*	0	464,975	*

Andy Jasuja (25)	182,083	*	0	182,083	*

A.K. Acharya (26)	203,483	*	0	203,483	*

Y.S. Fu (27)	175,083	*	0	175,083	*

Akifumi Goto (28)	37,499	*	0	37,499	*

All executive officers and directors as a group (8 persons) (29)		25.93%			25.93%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders, and in Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe that each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The number and percentage of shares beneficially owned are based on an aggregate of 55,341,814 shares of our common stock outstanding as of March 7, 2005, and are determined under rules promulgated by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 7, 2005 through the exercise of any stock option or other right.

(2)	Includes 626,667 shares and 125,334 shares issuable upon the exercise of warrants. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(3)	Assumes that selling stockholder sells all shares registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and selling stockholder may decide not to sell its shares that are registered under this registration statement. This registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

(4)	Includes 611,111 shares and 122,222 shares issuable upon the exercise of warrants. Keith Goodman, John Prinz and Ken Wruk, Managers of the General Partner of Nite Capital, LP, exercise investment and voting control over the securities owned by Nite Capital, LP. Mr. Goodman, Mr. Prinz and Mr. Wruk disclaim beneficial ownership of the securities owned by Nite Capital, LP.

(5)	Includes 555,556 shares and 111,111 shares issuable upon the exercise of warrants. Mitchell P. Kapin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P. has sole voting and investment control over the shares held by Cranshire Capital, L.P.

(6)	Includes 555,555 shares and 111,111 shares issuable upon the exercise of warrants. Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain (“TWAM”), is the investment manager for the Tail Wind Fund Ltd., and David Crook is the CEO and controlling shareholder of TWAM. Each of TWAM and David Crook expressly disclaims any equitable or beneficial ownership of, or pecuniary interest in, the shares being registered hereunder and held by the Tail Wind Fund Ltd.

(7)	Includes 500,000 shares and 100,000 shares issuable upon the exercise of warrants. Mel Craw and Maxi Brezzi, in their capacity as managers of GreenLight (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messers. Craw and Brezzi disclaim beneficial ownership of such shares.

(8)	Includes 277,778 shares and 55,556 shares issuable upon the exercise of warrants. Konrad Ackerman and Rainer Posch have or share voting and/or investment power over the shares held by Alpha Capital AG.

(9)	Includes 277,778 shares and 55,556 shares issuable upon the exercise of warrants. Mitch Levine, Managing Partner, has voting and investment power over the shares held by Enable Growth Partners L.P.

(10)	This selling stockholder has advised us that it is an affiliate of a broker-dealer. The selling stockholder has also advised us that it purchased the shares being registered for resale in the ordinary course of business, and at the time of the purchase, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(11)	Includes 277,778 shares and 55,556 shares issuable upon the exercise of warrants. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of June 22, 2005, Mr. Oliver h. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messers. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messers. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(12)	Includes 277,778 shares and 55,556 shares issuable upon the exercise of warrants. Michael Finkelstein, President, has sole voting and investment power over the shares held by Whalehaven Capital Fund Limited.

(13)	Includes 277,778 shares and 55,555 shares issuable upon the exercise of warrants. Walter Schenker and Steven Slawson have or share voting and/or investment power over the shares held by TCMP3 Partners.

(14)	Includes 166,667 shares and 33,333 shares issuable upon the exercise of warrants. Bristol Capital Advisors, LLC (“BCA”) is the Investment Manager to Bristol Investment Fund, Ltd. (“BIF”). Paul Kessler is the manager of BCA and a director of BIF, and as such has investment power and voting control over these securities. Mr. Kessler disclaims beneficial ownership of these securities.

(15)	Includes 111,112 shares and 22,222 shares issuable upon the exercise of warrants. Ramius Capital Group, LLC (“Ramius Capital”) is the investment advisor of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messers. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messers. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(16)	Includes 111,111 shares and 22,222 shares issuable upon the exercise of warrants. Lindsay Rosenwald has sole investment control over these shares.

(17)	Includes 86,667 shares and 17,333 shares issuable upon the exercise of warrants. Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. Howard I. Fischer, John Lepore, Dwight Nelson and Philip Platek are the managing members of Basso GP LLC, the General Partner of Basso, and as such have investment power and voting control over these securities. Each managing member disclaims beneficial ownership of these securities.

(18)	Includes 55,555 shares and 11,111 shares issuable upon the exercise of warrants. Michael Coughlan, CFO, and Michael Anthony have investment authority over the shares owned by AS Capital Partners, LLC.

(19)	Includes 40,000 shares and 8,000 shares issuable upon the exercise of warrants. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, LP, exercise investment and voting control over the securities owned by Truk International Fund, LP. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk International Fund, LP.

(20)	Includes 24,444 shares and 4,889 shares issuable upon the exercise of warrants. Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Private Opportunity Holding Fund Ltd. Howard I. Fischer, John Lepore, Dwight Nelson and Philip Platek are the managing members of Basso GP LLC, the General Partner of Basso, and as such have investment power and voting control over these securities. Each managing member disclaims beneficial ownership of these securities.

(21)	Includes 1,370,833 shares subject to options that are exercisable within 60 days of July 15, 2005 and 900,000 shares held in trust for the benefit of Dr. Tripathi’s minor children over which Dr. Tripathi holds sole voting and dispositive power. Dr. Tripathi’s address is Tripath Technology Inc., 2560 Orchard Parkway, San Jose, CA 95131.

(22)	Mr. Garon became our Chief Financial Officer on February 16, 2005.

(23)	Represents options that are exercisable within 60 days of July 15, 2005.

(24)	Includes 387,389 shares subject to options that are exercisable within 60 days of July 15, 2005.

(25)	Represents options that are exercisable within 60 days of July 15, 2005.

(26)	Includes 177,083 shares subject to options that are exercisable within 60 days of July 15, 2005 and 26,400 shares held by HTL Co. Japan Ltd.

(27)	Represents options that are exercisable within 60 days of July 15, 2005.

(28)	Represents options that are exercisable within 60 days of July 15, 2005.

(29)	Includes 2,415,383 shares subject to options that are exercisable within 60 days of June 20, 2005.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, our authorized capital stock consists of 105,000,000 shares. Those shares consist of (1) 100,000,000 shares designated as common stock, with a par value of $0.001 and (2) 5,000,000 shares designated as preferred stock, with a par value of $0.001. The only equity securities currently outstanding are shares of common stock. As of July 15, 2005, there were 55,380,513 shares of common stock issued and outstanding.

The following is a summary of the material provisions of the common stock and preferred stock contained in our restated certificate of incorporation and bylaws. For greater details about our capital stock, please refer to our certificate of incorporation and bylaws.

Common stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. We have never declared or paid any cash dividend on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In the event of a liquidation, dissolution or winding up of Tripath, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and any shares of common stock to be issued upon an offering pursuant to this prospectus and the related prospectus supplement will be fully paid and nonassessable upon issuance.

Our common stock is listed on the Nasdaq National Market under the symbol “TRPH.” The transfer agent and registrar for the common stock is Mellon Investor Services.

Preferred stock

The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of determination relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

The Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock. Any or all of these rights may be greater than the rights of the common stock.

The Board of Directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

The prospectus supplement for a series of preferred stock will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock will be fully paid and nonassessable upon issuance.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

In addition to the right to amend the certificate of incorporation as prescribed by Delaware law, our certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal the provisions of our certificate of incorporation relating to:

•	our Board of Directors, including the number, classes and terms of directors;

•	removal of directors and vacancies in the Board of Directors;

•	the requirement of a supermajority to amend the sections of our bylaws relating to annual meetings and special meetings;

•	the prohibition of stockholder action by written consent without a meeting; or

•	the supermajority vote requirement described above.

Our Board of Directors is expressly authorized to make, alter, amend or repeal our bylaws, subject to the right of our stockholders entitled to vote thereon, who also may adopt, amend or repeal our bylaws in accordance with Delaware law.

Our bylaws allow us to advance to a director, officer, employee or agent the expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

PLAN OF DISTRIBUTION

The selling stockholders identified in this prospectus, or the Selling Stockholders, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

Stonefield Josephson, Inc., independent registered public accounting firm, has audited our consolidated financial statements and schedule as of September 30, 2004 and December 31, 2003, and for each of the two years in the period ended September 30, 2004, as set forth in their report dated December 17, 2004 except for Note 9 “Restatement of Previously Reported Quarterly Financial Information” as to which the date is May 5, 2005, appearing in this prospectus and registration statement, which report expresses an unqualified opinion. We have included our financial statements and schedules in the prospectus and elsewhere in the registration statement in reliance on their report, given on their authority as experts in accounting and auditing.

The consolidated financial statements for the year ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On October 18, 2004, BDO Seidman, the independent accounting firm previously engaged as our auditing firm to audit our financial statements, resigned. The report of BDO Seidman on the financial statements for the fiscal year ended December 31, 2003 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. The decision by BDO Seidman to terminate the client-auditor relationship was not recommended or approved by the audit committee of our Board of Directors.

In connection with its audit for the fiscal year ended December 31, 2003 and through October 18, 2004, there were no disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements if not resolved to the satisfaction of BDO Seidman would have caused them to make reference thereto in their report on the financial statements for such years.

BDO Seidman’s letter to the Securities and Exchange Commission stating its agreement with the statements made in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2004, which are not materially different than the statements made herein, is filed as an exhibit to such Current Report on Form 8-K.

On November 21, 2004, we engaged the services of Stonefield Josephson, Inc., as our new independent auditors for our nine months ended September 30, 2004. Our Board of Directors, with the recommendation of the audit committee of the Board of Directors, authorized and approved the engagement of Stonefield Josephson, Inc. In deciding to select Stonefield Josephson, Inc., the audit committee and our management considered auditor independence issues raised by commercial relationships we have or may have with certain accounting firms. With respect to Stonefield Josephson, Inc., we do not have any commercial relationship with Stonefield Josephson, Inc. that would impair its independence. During our two most recent fiscal years ended December 31, 2003, and the subsequent interim period through November 21, 2004, we did not consult with Stonefield Josephson, Inc. regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

On April 10, 2003, PricewaterhouseCoopers LLP, the independent registered public accounting firm previously engaged as our auditing firm to audit our financial statements, resigned. The reports of

PricewaterhouseCoopers LLP on the financial statements for the fiscal years ended December 31, 2001 and 2002 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that the reports for each of the fiscal years ended December 31, 2001 and 2002 included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The decision by PricewaterhouseCoopers LLP to terminate the client-auditor relationship was not recommended or approved by the audit committee of our Board of Directors.

In connection with its audits for the fiscal years ended December 31, 2001 and 2002 and through April 10, 2003, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years. In connection with the audit for the fiscal year ended December 31, 2002, our then chief financial officer made certain public comments following the filing of Form 10-K/A on April 1, 2003 indicating management’s disagreement with PricewaterhouseCoopers LLP including in its audit report on our financial statements for the year ended December 31, 2002 a reference to the existence of substantial doubt regarding our ability to continue as a going concern. The audit committee of our Board of Directors did not discuss the subject matter of this disagreement with PricewaterhouseCoopers LLP. We have authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of its successor accountant concerning the subject matter of such disagreement.

PricewaterhouseCoopers LLP’s letter to the Securities and Exchange Commission stating its agreement with the statements made in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2003, which are not materially different than the statements made herein, is filed as an exhibit to such Current Report on Form 8-K.

On May 9, 2003, we engaged the services of BDO Seidman, LLP as our new independent auditors for our fiscal year ended December 31, 2003. Our Board of Directors, with the recommendation of the audit committee of the Board of Directors, authorized and approved the engagement of BDO Seidman. In deciding to select BDO Seidman, the audit committee and our management considered auditor independence issues raised by commercial relationships we have or may have with certain accounting firms. With respect to BDO Seidman, we did not have any commercial relationship with BDO Seidman that would impair its independence. During our fiscal years ended December 31, 2002 and 2001, and the subsequent interim period through May 9, 2003, we did not consult with BDO Seidman regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Tripath Technology Inc.

San Jose, CA

We have audited the accompanying consolidated balance sheets of Tripath Technology Inc. and its subsidiary as of September 30, 2004 and December 31, 2003 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the nine months ended September 30, 2004 and year ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tripath Technology Inc. and its subsidiary as of September 30, 2004 and December 31, 2003 and the results of its operations and its cash flows for the nine months ended September 30, 2004 and year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/    Stonefield Josephson, Inc.

San Francisco, California

December 17, 2004, except for Note 9 “Restatement of Previously Reported Quarterly Financial Information” as to which the date is June 15, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Tripath Technology Inc.

In our opinion, the accompanying consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of Tripath Technology Inc. and its subsidiary for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

San Jose, California

January 30, 2003

TRIPATH TECHNOLOGY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2004 Restated (Note 9)	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$6,577	$8,951
Restricted cash	762	661
Accounts receivable, net of allowance for doubtful accounts of $50 at September 30, 2004 and December 31, 2003	1,019	2,041
Inventories, net	3,939	5,574
Prepaid expenses and other current assets	212	263

Total current assets	12,509	17,490
Property and equipment, net	1,674	1,897
Other assets	123	81

Total assets	$14,306	$19,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,908	$4,069
Current portion of capital lease obligations	664	513
Current portion of deferred rent	266	24
Accrued expenses	764	602
Deferred distributor revenue	1,075	1,125

Total current liabilities	5,677	6,333

Deferred rent	471	673
Capital lease obligations	100	542

	571	1,215

Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized; 50,043,158 and 45,709,740 shares issued and outstanding at September 30, 2004 and December 31, 2003 respectively	49	45
Additional paid-in capital	199,333	191,656
Deferred stock-based compensation	(95)	(217)
Accumulated deficit	(191,229)	(179,564)

Total stockholders’ equity	8,058	11,920

Total liabilities and stockholders’ equity	$14,306	$19,468

The accompanying notes are an integral part of these consolidated financial statements.

TRIPATH TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Nine Months Ended September 30, 2004 Restated	Year Ended December 31,
		2003	2002
Revenue	$9,169	$13,891	$16,227
Cost of revenue	7,415	9,467	13,517
Provision for slow moving, excess and obsolete inventory	4,316	243	4,977

Gross profit (loss)	(2,562)	4,181	(2,267)

Operating expenses:
Research and development	5,521	6,874	11,650
Selling, general and administrative	3,556	4,544	5,557

Total operating expenses	9,077	11,418	17,207

Loss from operations	(11,639)	(7,237)	(19,474)
Interest and other income (expense), net	(26)	22	160

Net loss	(11,665)	(7,215)	(19,314)
Accretion on preferred stock	—	—	(14,952)

Net loss applicable to common stockholders	$(11,665)	$(7,215)	$(34,266)

Basic and diluted net loss per share	$(0.25)	$(0.17)	$(0.88)

Number of shares used to compute basic and diluted net loss per share	46,541	41,993	38,823

The accompanying notes are an integral part of these consolidated financial statements.

TRIPATH TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Shares	Amount	Additional Paid in Capital	Deferred Stock-based Compensation	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2001	27,259	$27	$154,675	$(1,272)	$(138,083)	$15,347
Issuance of common stock upon exercise of stock options	4	—	6	—	—	6
Issuance of common stock through the ESPP	65	—	90	—	—	90
Reversal of previously recognized compensation due to forfeitures	—	—	(1,465)	266	—	(1,199)
Amortization of deferred stock-based compensation	—	—	—	915	—	915
Issuance of common stock warrants	—	—	6,046	—	—	6,046
Beneficial conversion feature on issuance of preferred stock (Note 4)	—	—	13,545	—	—	13,545
Accretion on preferred stock	—	—	—	—	(14,952)	(14,952)
Conversion of preferred stock to common stock	13,999	14	14,938	—	—	14,952
Net Loss	—	—	—	—	(19,314)	(19,314)

Balance at December 31, 2002	41,327	41	187,835	(91)	(172,349)	15,436
Issuance of common stock upon exercise of stock options	660	—	498	—	—	498
Issuance of common stock upon exercise of warrants	1,896	2	3,111	—	—	3,113
Issuance of common stock through the ESPP	27	—	7	—	—	7
Issuance of restricted stock	1,800	2	322	—	—	324
Deferred stock-based compensation	—	—	—	(324)	—	(324)
Reversal of previously recognized compensation due to forfeitures	—	—	(117)	10	—	(107)
Amortization of deferred stock-based compensation	—	—	—	188	—	188
Net loss	—	—	—	—	(7,215)	(7,215)

Balance at December 31, 2003	45,710	45	191,656	(217)	(179,564)	11,920
Issuance of common stock upon exercise of stock options	535	1	345	—	—	346
Issuance of common stock upon exercise of warrants	1,211	1	2,347	—	—	2,348
Issuance of common stock through the ESPP	87	—	43	—	—	43
Issuance of common stock	2,500	2	4,998	—	—	5,000
Stock issuance costs	—	—	(56)	—	—	(56)
Amortization of deferred stock-based compensation	—	—	—	122	—	122
Net loss (restated)	—	—	—	—	(11,665)	(11,665)

Balance at September 30, 2004, (restated)	50,043	$49	$199,333	$(95)	$(191,229)	$8,058

The accompanying notes are an integral part of these consolidated financial statements.

TRIPATH TECHNOLOGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30, 2004 Restated	Year Ended December 31,
		2003	2002
Cash flows from operating activities:
Net loss	$(11,665)	$(7,215)	$(19,314)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	829	1,206	1,396
Loss on disposal of equipment	—	—	3
Allowance for doubtful accounts	—	—	700
Provision for slow moving excess and obsolete inventory	4,316	243	4,977
Stock-based compensation	122	81	(284)
Changes in assets and liabilities:
Accounts receivable	1,012	(570)	350
Inventories	(2,681)	(565)	729
Prepaid expenses and other assets	9	546	313
Accounts payable	(1,151)	1,674	(1,957)
Accrued expenses	162	(468)	27
Deferred distributor revenue	(50)	499	14
Deferred rent	40	502	—

Net cash used in operating activities	(9,057)	(4,067)	(13,046)

Cash flows from investing activities:
Sales of short-term investments	—	—	1,100
Restricted cash	(101)	(175)	(486)
Purchase of property and equipment	(606)	(312)	(840)
Sale of property and equipment	—	—	25

Net cash used in investing activities	(707)	(487)	(201)

Cash flows from financing activities:
Proceeds from issuance of preferred stock and warrants	—	—	19,591
Proceeds from issuance of common stock under ESPP and upon exercise of options	389	505	96
Issuance of common stock upon exercise of warrants	2,348	3,113	—
Issuance of common stock upon sale of sale of common stock, net of issuance costs	4,944	—	—
Principal payments on capital lease obligations	(291)	(225)	(325)

Net cash provided by financing activities	7,390	3,393	19,362

Net increase (decrease) in cash and cash equivalents	(2,374)	(1,161)	6,115
Cash and cash equivalents at beginning of year	8,951	10,112	3,997

Cash and cash equivalents at end of year	$6,577	$8,951	$10,112

Supplemental disclosure of cash flow information:
Interest	$(26)	$23	$69

Non-cash investing and financing activities:
Property and equipment acquired by capital lease	$—	$317	$677
Conversion of preferred stock into common stock	$—	$—	$14,952
Issuance of common stock warrants	$—	$—	$6,046

The accompanying notes are an integral part of these consolidated financial statements.

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—THE COMPANY AND BASIS OF PRESENTATION:

The Company

Tripath Technology Inc. (the “Company” or “Tripath”) was incorporated in California in July 1995. The Company was reincorporated in Delaware in July 2000. The Company designs, develops and markets integrated circuit devices for the Consumer Electronics, DSL and Wireless markets. On August 1, 2000, the Company completed its initial public offering of 5 million shares of common stock at $10.00 per share.

Basis of Presentation

The consolidated financial statements include the accounts of Tripath and its wholly owned subsidiary, Tripath Technology Japan Ltd. All significant intercompany accounts and transactions have been eliminated. Accounts denominated in foreign currency have been remeasured using the U.S. dollar as the functional currency.

On November 14, 2004, Tripath’s Board of Directors approved a change in the Company’s fiscal year end from December 31 to September 30, effective as of September 30, 2004.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods and such differences could be material.

Liquidity

The Company’s consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred substantial losses and has experienced negative cash flow since inception and has an accumulated deficit of $191.1 million at September 30, 2004.

Beginning in August 2001, the Company instituted programs to reduce expenses including reducing headcount from 144 employees at the end of July 2001 to 56 employees at the end of December 2003 and reducing employees salaries by 10%. In September 2002 the Company relocated its headquarters which reduced rent expense and canceled its D&O policy which reduced insurance expense. These actions resulted in significant cost savings in 2003. The Company reduced its cash used in operating activities from approximately $13 million in 2002 to approximately $4 million in 2003. However, for the nine months ended September 30, 2004, cash used in operating activities increased to $9.1 million.

During 2003 warrants were exercised which resulted in the Company receiving proceeds totaling approximately $3.1 million. During 2004, the Company received proceeds of approximately $2.3 million from the exercise of outstanding warrants and $5 million from the sale of common stock. At September 30, 2004, the Company had working capital of $6.8 million, including cash of $7.3 million.

The Company will require more cash during 2005 to fund its operations and management believes that such additional cash requirements could be met by first obtaining additional financing or by taking measures to reduce operating expenses such as reducing headcount or canceling research and development projects. However, the Company may not be able to obtain additional funds on terms that would be favorable to its stockholders and the

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Company, or at all. The Company’s long term prospects are dependent upon obtaining sufficient financing as needed to fund current working capital needs and future growth, and ultimately on achieving profitability.

The Company believes that it will obtain sufficient financing so that it will be able to meet its operating and liquidity requirements for the next twelve months. The Company cannot be certain that any such financing will be available on acceptable terms or at all. The Company has not made any adjustment to its consolidated financial statements as a result of the outcome of the uncertainty described above.

Foreign Currency Translation

The U.S. dollar is the functional currency for the Company’s Japanese wholly-owned subsidiary. Assets and liabilities that are not denominated in the functional currency are remeasured into U.S. dollars and the resulting gains or losses are included in “Interest and other income, net.” Such gains or losses have not been material for any period presented.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. The Company recognizes revenue when all of the following criteria are met: 1) there is persuasive evidence that an arrangement exists, 2) delivery of goods has occurred, 3) the sales price is fixed or determinable, and 4) collectibility is reasonably assured. The following policies apply to the Company’s major categories of revenue transactions.

Sales to OEM Customers: Under the Company’s standard terms and conditions of sale, title and risk of loss transfer to the customer at the time product is delivered to the customer, FOB shipping point, and revenue is recognized accordingly. The Company accrues the estimated cost of post-sale obligations, including basic product warranties or returns, based on historical experience. The Company has experienced minimal warranty or other returns to date.

Sales to Distributors: Sales to distributors are made under arrangements allowing limited rights of return, generally under product warranty provisions, stock rotation rights and price protection on products unsold by the distributor. In addition, the distributor may request special pricing and allowances which may be granted subject to the company’s approval. As a result of these return rights and potential pricing adjustments, the Company generally defers recognition of revenue until such time that the distributor sells product to its customer based upon receipt of point-of-sale reports from the distributor.

Costs related to shipping and handling are included in cost of revenue for all periods presented.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts to ensure trade receivables are not overstated due to uncollectibility. The collectibility of the Company’s receivables is evaluated based on a variety of factors, including the length of time receivables are past due, indication of the customer’s willingness to pay, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or substantial deterioration in the customer’s operating results or financial position. If circumstances related to the Company’s customers change, estimates of the recoverability of receivables would be further adjusted.

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Cash and cash equivalents and restricted cash

The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash and money market funds, the fair value of which approximates cost.

The following table summarizes the Company’s cash and cash equivalents (in thousands):

	September 30, 2004	December 31, 2003
Cash and cash equivalents:
Cash	$942	$1,480
Money market funds	5,635	7,471

	$6,577	$8,951

At September 30, 2004 and December 31, 2003, the Company had $0.8 million and $0.7 million in restricted cash, respectively. The restricted cash represents monies held in a separate money market account that collateralize standby letters of credit that have been issued (see Note 7).

Fair value of financial instruments

Carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate their fair values due to their relative short maturities and based upon comparable market information available at the respective balance sheet dates. The Company does not hold or issue financial instruments for trading purposes.

Concentration of credit risk and significant customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. Substantially all of the Company’s cash and cash equivalents are invested in highly-liquid money market funds. The Company sells its products through distributors and directly to original equipment manufacturers. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses, as considered necessary by management. Credit losses to date have been consistent with management’s estimates. During the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002 the Company wrote-off bad debts which had previously been reserved totaling approximately $0, $295,000 and $622,000, respectively.

The following table summarizes sales to end customers comprising 10% or more of the Company’s total revenue for the periods indicated:

	% of Revenue for the Nine Months Ended September 30, 2004 Restated	% of Revenue for the Year Ended December 31,
		2003	2002
Customer A	28%	24%	—
Customer B	19%	—	—
Customer C	9%	18%	—
Customer D	—	15%	31%
Customer E	—	—	19%

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

The Company’s accounts receivable were concentrated with five customers at September 30, 2004 representing 46%, 16%, 9%, 9% and 5% of aggregate gross receivables and five customers at December 31, 2003 representing 49%, 19%, 15%, 6% and 5% of aggregate gross receivables.

Inventories

Inventories are stated at the lower of cost or market. This policy requires the Company to make estimates regarding the market value of the Company’s inventory, including an assessment of excess or obsolete inventory. The Company determines excess and obsolete inventory based on an estimate of the future demand and estimated selling prices for the Company’s products within a specified time horizon, generally 12 months. The estimates the Company uses for expected demand are also used for near-term capacity planning and inventory purchasing and are consistent with the Company’s revenue forecasts. Actual demand and market conditions may be different from those projected by the Company’s management. If the Company’s unit demand forecast is less than the Company’s current inventory levels and purchase commitments, during the specified time horizon, or if the estimated selling price is less than the Company’s inventory value, the Company will be required to take additional excess inventory charges or write-downs to net realizable value which will decrease the Company’s gross margin and net operating results in the future. During the quarter ended March 31, 2002, the Company recorded a provision for excess inventory of approximately $5 million related to excess inventory for the Company’s TA2022 product as a result of a decrease in forecasted sales for this product. In 2004, the Company increased the inventory reserves by an additional $4.3 million from $4.9 million to $9.2 million to account for slow moving, excess, and obsolete inventory.

Inventory purchase commitment losses

The Company accrues for estimated losses on non-cancelable purchase orders. The estimated losses result from anticipated future sale of products for sales prices less than the estimated cost to manufacture. Inventory purchase commitment losses accrued at September 30, 2004 and December 31, 2003 were $0 and $0, respectively.

Research and development expenses

Research and development costs are charged to expense as incurred.

Property and equipment

Property and equipment, including leasehold improvements, are stated at historical cost, less accumulated depreciation and amortization. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the term of the lease. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Furniture and fixtures	5 years
Software	Shorter of 3-5 years or term of license
Equipment	2-5 years

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. An impairment loss is recognized if

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

the sum of the expected future cash flows (undiscounted and before interest) from the use of the assets is less than the net book value of the asset. The amount of the impairment loss, if any, will generally be measured as the difference between net book value of the assets and their estimated fair values.

Comprehensive income

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purposes financial statements. There was no difference between the Company’s net loss and its total comprehensive loss for the nine months ended September 30, 2004, and for the years ended December 31, 2003 and 2002.

Accounting for stock-based compensation

At September 30, 2004, the Company has two stock-based employee compensation plans, which are described more fully in Note 5. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost related to stock options is reflected in net income for the nine months ended September 30, 2004 and year ended December 31, 2003, and 2002 as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation.

	Nine Months Ended September 30, 2004 Restated	Year Ended December 31,
		2003	2002
Net loss applicable to common stockholders, as reported	$(11,665)	$(7,215)	$(34,266)
Total stock-based employee compensation expense included in the net loss, determined under the recognition and measurement principles of APB Opinion No. 25	122	81	(284)
Total stock-based employee compensation expense determined under fair value based method for all awards	(2,378)	(1,211)	(1,527)

Pro forma net loss applicable to common stockholders	$(13,921)	$(8,345)	$(36,077)

As reported	$(0.25)	$(0.17)	$(0.88)

Pro forma	$(0.30)	$(0.20)	$(0.93)

The fair value for these options was estimated using the Black-Scholes option pricing model.

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Option pricing models require the input of highly subjective assumptions, including the expected stock price volatility. Accordingly, option pricing models may not necessarily provide a reliable single measure of the fair value of options.

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

The fair value of options at the date of grant was estimated on the date of grant based on the method prescribed by SFAS No. 123. The following table summarizes the estimated fair value of options and assumptions used in the SFAS No. 123 calculations for stock option plans:

	Nine Months Ended September 30, 2004	Year Ended December 31,
		2003	2002
Estimated fair value	$1.12	$0.73	$0.14
Expected lives (in years)	5	5	5
Volatility	155%	157%	110%
Risk-free interest rate	3.29%	2.96%	3.83%
Dividend yield	—	—	—

The following table summarizes the estimated fair value of employees’ purchase rights and assumptions used in the SFAS No. 123 calculations:

	Nine Months Ended September 30, 2004	Year Ended December 31,
		2003	2002
Estimated fair value	$2.91	$0.15	$0.38
Expected lives (in years)	0.5	0.5	0.5
Volatility	155%	157%	110%
Risk-free interest rate	3.29%	2.96%	3.83%
Dividend yield	—	—	—

The following tables sets forth, for each of the periods presented, deferred stock-based compensation recorded and the amortization of deferred stock-based compensation (in thousands):

	Nine Months Ended September 30, 2004	Year Ended December 31,
		2003	2002
Deferred stock-based compensation	$—	$(324)	$(1,465)
Amortization of deferred stock-based compensation	122	188	915
Reversal of previously recognized compensation due to forfeitures	—	(107)	(1,199)

Unamortized deferred stock-based compensation at September 30, 2004 and December 31, 2003 was $95,000 and $217,000, respectively.

Stock-based compensation attributable to individuals that worked in the following functions is as follows (in thousands):

	Nine Months Ended September 30, 2004	Year Ended December 31,
		2003	2002
Manufacturing/operations (cost of revenues)	$—	$4	$23
Research and development	1	20	195
Selling, general and administrative	121	57	(502)

Total stock-based compensation	$122	$81	$(284)

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Segment and geographic information

The Company has determined that it has one reportable business segment: the design, license and marketing of integrated circuits.

The following is a geographic breakdown of the Company’s sales by shipping destination for the following periods:

	Nine Months Ended September 30, 2004 Restated	Year Ended December 31,
		2003	2002
United States	$1,034	$909	$566
Japan	4,927	6,117	3,816
Singapore	142	522	3,097
Taiwan	222	1,325	2,615
China	1,424	797	3,666
Korea	—	3,146	—
Rest of world	1,420	1,075	2,467

	$9,169	$13,891	$16,227

Net property and equipment by country was as follows:

	September 30, 2004	December 31, 2003
United States	$891	$1,532
Korea	389	317
Malaysia	362	—
Japan	32	48

	$1,674	$1,897

Recent Accounting Pronouncements

In December 2003, the SEC issued Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”), which codifies, revises and rescinds certain sections of SAB No. 101, Revenue Recognition, in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB 104 did not have a material effect on the Company’s consolidated financial statements.

In December 2003, the Financial Accounting Standards Board (“FASB”) revised FASB Interpretation No. 46 (“FIN46 (R)”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 (R) requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from the other parties. FIN 46 (R) is effective for all new variable interest entities created or acquired after December 31, 2003. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements, as the Company has no interest in any variable interest entities.

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

In December 2003, the FASB revised SFAS No. 132 (SFAS 132 (R)”). SFAS 132 (R), “Employers’ Disclosure about Pensions and Other Postretirement Benefits—an amendment of FASB Statements No 87, 88 and 106”, requires additional disclosures to those in the original SFAS 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit post retirement plans. SFAS 132 (R) is effective for financial statements with fiscal years ending after December 15, 2003. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements, as the Company does not offer pension or other postretirement benefits.

In March 2004, the Emerging Issues Task Force (EITF) issued EITF 03-1 “The Meaning of Other-Than-Temporary Impairment and its Application to certain Investments” (“EITF 03-1”). EITF03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired. The disclosure guidance was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004 whereas the recognition and measurement guidance has been deferred. The guidance provided by EITF 03-1 did not have a material impact on the Company’s consolidated financial statements, as the Company does not have any investments that are other-than-temporarily impaired.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4.” (“SFAS 151”). SFAS 151 amends ARB 43, Chapter 4 to clarify that “abnormal” amounts of idle freight, handling costs and spoilage should be recognized as current period charges. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not anticipate that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 152 “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB statements No. 66 and 67” (“SFAS 152”). SFAS 152 amends SFAS 66 and 67 to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. SFAS 152 is effective for financial statement for fiscal years beginning after June 15, 2005. The Company does not anticipate that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153 “Exchanges of Non-monetary Assets—an amendment of APB opinion No. 29” (“SFAS 153”). SFAS 153 clarifies that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged, with a general exception for exchanges that have no commercial substance. SFAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not anticipate that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB revised SFAS No. 123 (SFAS 123 (R)”). SFAS 123 (R), “Share-Based Payment”, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. On April 14, 2005 the SEC announced the adoption of a new rule that amended the compliance dates for SFAS 123 (R). Under the new rule, companies are allowed to implement SFAS 123 (R) at the beginning of the next fiscal year, instead of the next reporting period, that begins after June 15, 2005. The Company is required to comply with SFAS 123 (R) beginning with the Company’s fiscal quarter ending December 31, 2005. SFAS 123 (R) provides transition alternatives for public companies to restate prior interim periods or prior years. The Company is still evaluating the transition provisions allowed by SFAS 123 (R).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Net loss per share

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common stock outstanding during the period. Diluted net loss per share is computed based on the weighted average number of common stock and dilutive potential common stock outstanding. The calculation of diluted net loss per share excludes potential common stock if the effect is anti-dilutive. Potential common stock consist of incremental common stock issuable upon the exercise of stock options, shares issuable upon conversion of convertible preferred stock and common stock issuable upon the exercise of common stock warrants.

The following table sets forth the computation of basic and diluted net loss per share for the periods presented (in thousands, except per share amounts):

	Nine Months Ended September 30, 2004 Restated	Year Ended December 31,
		2003	2002
Numerator:
Net loss applicable to common stockholders	$(11,665)	$(7,215)	$(34,266)

Denominator:
Weighted average common stock	46,541	41,993	38,823

Net loss per share:
Basic and diluted	$(0.25)	$(0.17)	$(0.88)

The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods presented (in thousands):

	Nine Months Ended September 30, 2004	December 31,
		2003	2002
Common stock options	11,418	8,501	7,535
Common stock under Employee Stock Purchase Plan	234	322	349
Common stock warrants	16	1,229	3,329
Restricted Stock	1,800	1,800	—

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

NOTE 3—BALANCE SHEET COMPONENTS (in thousands):

	September 30, 2004 Restated	December 31, 2003
Accounts receivable, net:
Accounts receivable	$1,089	$2,101
Less: allowance for sales returns	(20)	(10)
Less: allowance for doubtful accounts	(50)	(50)

	$1,019	$2,041

Inventories, net:
Raw materials	$6,668	$5,148
Work-in-process	847	1,007
Finished goods	4,938	3,551
Inventory held by distributors	685	731

	13,138	10,437
Less: reserve for slow-moving, excess and obsolete inventory	(9,199)	(4,863)

	$3,939	$5,574

Property and equipment, net:
Furniture and fixtures	$221	$221
Software	4,265	4,175
Equipment	4,749	4,233
Leasehold improvements	152	152

	9,387	8,781
Less: accumulated depreciation and amortization	(7,713)	(6,884)

	$1,674	$1,897

Property and equipment includes assets under capital leases and accumulated amortization of assets under capital leases of $1,853,000 and $1,217,000, respectively, at September 30, 2004 and $1,853,000 and $925,000, respectively, at December 31, 2003.

Accrued expenses:
Accrued compensation and related benefits	$260	$218
Accrued audit fees	123	95
Other accrued expenses	381	289

	$764	$602

NOTE 4—COMMON STOCK:

The Company’s Amended and Restated Articles of Incorporation authorize the Company to issue 100,000,000 shares of common stock. At September 30, 2004 and December 31, 2003, there were 50,043,158 shares and 45,709,740 shares, respectively, of common stock issued and outstanding.

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

The Company has reserved the following number of shares of common stock for future issuance (in thousands):

	September 30, 2004	December 31, 2003
Common stock warrants	16	1,229
Common stock under Employee Stock Purchase Plan	234	322
Common stock upon exercise of outstanding stock options	11,418	8,501

	11,668	10,052

On January 24, 2002, the Company completed a financing in which it raised $21 million in gross proceeds through a private placement of non-voting Series A Preferred Stock and warrants, at $30 per unit to a group of investors, which was convertible into 13,999,000 shares of common stock and warrants to purchase 3,303,760 shares of common stock. Each share of Series A Preferred Stock was convertible into 20 shares of Common Stock (or an effective Common Stock price of $1.50 per share). Investors also received warrants to purchase up to an additional 20 percent of shares of Series A Preferred Stock. The warrants have a term of three years and an exercise price equal to $39.00 per share (or an effective Common Stock exercise price of $1.95 per share).

At a Special Meeting of Stockholders held on March 7, 2002, the stockholders approved the issuance and sale of 699,950 shares of Series A Preferred Stock and warrants. The Series A Preferred Stock and warrants were not convertible until receipt of such stockholder approval. As a result, the Preferred Stock and warrants automatically converted into 13,999,000 shares of common stock and warrants to purchase 3,303,760 shares of common stock.

As a result of the favorable conversion price of the preferred shares at the date of issuance, the Company recorded accretion of approximately $15 million (thus increasing the “net loss applicable to common stockholders” for the year ended December 31, 2002) relating to the beneficial conversion feature representing the difference between the accounting conversion price and the fair value of the common stock on the date of the transaction, after valuing the warrants issued in connection with the financing transaction. The Company valued the warrants using the Black-Scholes option pricing model, applying an expected life of three years, a weighted average risk-free rate of 3.61%, an expected dividend yield of zero percent, a volatility of 130% and a deemed fair value of common stock of $2.35, which was the value of the Company’s common stock on the date of grant.

In August 2004 the Company completed a financing through the sale of 2,500,000 shares of common stock at a price of $2.00 per share.

Stock Repurchase Program

In August 2002, the Company’s Board of Directors approved a Stock Repurchase Program and authorized the repurchase of up to one million shares of the Company’s common stock in the open market over the next year. No shares have been repurchased under the Stock Repurchase Program.

Common stock warrants

In connection with the financing that was completed on January 24, 2002, the Company issued warrants to purchase 3,303,760 shares of the Company’s common stock. This included unregistered warrants that were issued to the placement agent for the financing transaction to purchase 503,960 shares of the Company’s common stock. The 2,799,800 registered warrants had a term of three years and an effective Common Stock

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

exercise price of $1.95 per share, whereas 419,968 of the 503,960 warrants issued to the placement agent had an effective Common Stock exercise price of $1.50 per share. The remainder of the warrants issued to the placement agent had an effective Common Stock exercise price of $1.95 per share. As discussed below, all of these warrants have been exercised.

During the year ended December 31, 2003, warrants were exercised which resulted in the issuance of 1,896,226 shares of the Company’s common stock with proceeds to the Company totaling approximately $3.1 million. These amounts included the exercise of warrants issued to the placement agent on a cashless net issuance basis resulting in 300,438 shares of the Company’s common stock being issued to the placement agent.

The warrant agreement contained a provision for the mandatory exercise of the warrants if the Company’s common stock traded at $5.85 or higher for 20 out of 30 trading days. At the close of business on January 2, 2004 the Company’s common stock had traded at $5.85 or higher for 20 consecutive days and the Company was able to invoke the provision for the mandatory exercise of all outstanding warrants issued in connection with the January 2002 financing. All outstanding warrants were exercised in January 2004 resulting in the issuance of an additional 1.2 million shares of common stock. The Company received proceeds of approximately $2.3 million from the exercise of these warrants.

During the nine months ended September 30, 2004 all the remaining warrants issued in connection with the 2002 private placement were exercised which resulted in the issuance of 1,211,000 shares of the Company common stock with proceeds to the Company totaling approximately $2.3 million in January 2004.

Restricted stock

In April 2003, the Company issued 1.8 million shares of restricted stock, pursuant to the 2000 Stock Plan. The Company determined the value of the restricted stock grant to be $324,000 by reference to the quoted market price at the time of issuance and is amortizing this amount over two years. Compensation expense related to the issuance of restricted stock was $122,000 and $108,000 for the nine months ended September 30, 2004 and year ended December 31, 2003, respectively.

NOTE 5—EMPLOYEE BENEFIT PLANS:

Stock Option Plans

In April 2000, the Company adopted the 2000 Stock Option Plan (the “2000 Plan”). Upon adoption of the 2000 Plan, shares reserved for issuance under the 1995 Stock Option Plan relating to ungranted options were cancelled, and outstanding options under the 1995 Plan became subject to the 2000 Plan. The 2000 Plan authorizes the Board of Directors to grant incentive stock options (“ISOs”) and nonstatutory stock options (“NSOs”) to employees, directors and consultants for up to 17,300,000 shares of common stock. ISOs may be granted only to employees of the Company (including officers and directors who are also employees). NSOs may be granted to employees, non-employee directors and consultants of the Company. No person will be eligible to receive more than 500,000 shares in any fiscal year pursuant to awards under the 2000 Plan other than a new employee of the Company who will be eligible to receive no more than 1,000,000 shares in the fiscal year in which such employee commences employment.

Under the 2000 Plan, ISOs and NSOs are granted at a price that is not to be less than 100% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. Initial hire-on stock options generally vest at 25% on the first anniversary date from the date of grant and then monthly thereafter over the remaining 36 months. Subsequent discretionary stock options, generally vest equally each

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

month over 48 months. Options granted to shareholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at prices not less than 110% of the estimated fair value of the stock on the date of grant. Options under the 2000 Plan may be granted for periods up to 10 years.

The following table summarizes stock option activity under the Company’s Stock Option Plans (in thousands, except per share data):

		Options Outstanding
	Options Available for Grant	Shares	Weighted Average Exercise Price Per Share
Balance at December 31, 2001	4,641	7,117	$4.30
Granted	(3,282)	3,282	$0.19
Additional shares reserved	2,000	—	—
Canceled	2,860	(2,860)	$3.33
Exercised	—	(4)	$1.50

Balance at December 31, 2002	6,219	7,535	$2.88
Granted	(2,955)	2,955	$0.83
Grant of restricted stock	(1,800)	—	—
Additional shares reserved	2,000	—	—
Canceled	1,329	(1,329)	$2.53
Exercised	—	(660)	$0.72

Balance at December 31, 2003	4,793	8,501	$2.40
Granted	(3,975)	3,975	$1.61
Additional shares reserved	2,000	—	—
Canceled	523	(523)	$1.16
Exercised	—	(535)	$0.65

Balance at September 30, 2004	3,341	11,418	$2.25

Significant options groups outstanding at September 30, 2004 and related weighted average exercise prices and contractual life information are as follows:

	Options Outstanding			Options Vested and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price Per Share	Number Vested and Exercisable	Weighted Average Exercise Price Per Share
$ 0.14–$ 0.21	2,153,497	6.8	$0.15	1,218,197	$0.15
$ 0.22–$ 2.50	7,061,968	8.1	$1.03	1,948,048	$0.89
$ 2.51–$ 4.50	965,054	7.5	$4.31	396,412	$4.48
$ 4.51–$ 8.00	169,665	4.3	$6.05	160,309	$6.02
$ 8.01–$ 12.00	995,952	5.0	$11.89	989,029	$11.89
$12.01–$ 19.88	66,562	5.1	$14.31	66,405	$14.30
$20.89–$ 22.35	5,000	6.0	$21.75	4,895	$21.75

	11,417,698	7.5	$2.25	4,783,295	$3.65

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

The weighted-average grant date fair value of options granted during the nine months ended September 30, 2004 was $1.48. The total number of options exercisable as of December 31, 2003 was 3,732,080 and the weighted-average grant date fair value of options granted during the year ended December 31, 2003 was $0.71. The total number of options exercisable as of December 31, 2002 was 4,716,027 and the weighted-average grant date fair value of options granted during the year ended December 31, 2002 was $0.14.

2000 Employee Stock Purchase Plan

In April 2000 the Company adopted the 2000 Employee Stock Purchase Plan (the “Purchase Plan”) under which 500,000 shares of common stock have been reserved for issuance. Eligible employees may elect to withhold up to 15% of their salary to purchase shares of the Company’s common stock at a price equal to 85% of the market value of the stock at the beginning or ending of a six month offering period, whichever is lower. No more than 5,000 shares may be purchased by an eligible employee during any calendar year. The Purchase Plan will terminate in 2010. Under the Purchase Plan, 87,263, 27,184 and 64,606 shares were issued during the nine months ended September 30, 2004, and years ended December 31, 2003 and 2002.

The Company did not recognize compensation expense related to employee purchase rights in 2003, 2002 or 2001.

401(k) Plan

The Company sponsors a 401(k) Plan (the “401(k) Plan”) which provides tax-deferred salary deductions for eligible employees. Employees may contribute up to 15% of their annual compensation to the 401(k) Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The 401(k) Plan permits, but does not require, the Company to make matching contributions. To date, no such matching contributions have been made.

NOTE 6—INCOME TAXES:

At September 30, 2004, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $115,000,000 and $35,000,000 respectively, which expire in varying amounts beginning in 2007 through 2025. In addition, the Company has credit carryforwards of approximately $5,200,000 for federal and state purposes. The federal and state carryforwards expire in varying amounts through 2025. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss and tax credit carryforwards may be impaired or limited in certain circumstances. Events which could cause limitations in the use of net operating loss and tax credit carryforwards that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three-year period.

	September 30, 2004	December 31, 2003
Deferred taxes comprise the following (in thousands):
Net operating loss carryforwards	$41,086	$38,108
Non-deductible reserves and accruals	5,113	2,433
Credit carryforwards	4,321	4,311
Capitalized research and development	2,934	2,849
Depreciation	427	226

Net deferred tax assets	53,881	47,927
Less: Valuation allowance	(53,881)	(47,927)

Net deferred tax assets	$—	$—

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

The Company believes that, based on number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company’s history of losses, and relatively high expense levels, the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, the lack of carryback capacity to realize deferred tax assets and the uncertainty regarding market acceptance of the Company’s products. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results.

Income tax expense differed from the amounts computed by applying the statutory federal income tax rate of 34% to pretax income as a result of the following (in thousands):

	September 30, 2004	December 31, 2003
Federal tax at statutory rate	$(4,282)	$(2,393)
Amortization of intangibles	83	206
Net operating loss not benefited	4,147	2,144
Nondeductible expenses	8	8
Nondeductible stock compensation	44	35

Total income tax expense	$—	$—

NOTE 7—COMMITMENTS AND CONTINGENCIES:

Lease commitments

The Company leases office space and equipment under non-cancelable operating leases with various expiration dates through 2007. Rent expense for operating leases was as follows (in thousands):

	Nine Months Ended September 30, 2004	Year Ended December 31,
		2003	2002
Rent expense	$619	$837	$1,812

On July 18, 2002, the Company entered into a sublease agreement for the lease of new office space. Under the terms of the sublease agreement, commencing September 1, 2002 the Company became entitled to free rent until June 30, 2003. Subsequently, the Company will make monthly payments ranging from $0.65 per square foot to $1.35 per square foot until the sublease expires on March 31, 2007. As a result, the Company recorded its rent expense on a straight line basis and had $737,000 and $697,000 of deferred rent at September 30, 2004 and December 31, 2003, respectively. The Company’s lease for the old office space expired on November 30, 2002.

On November 30, 2003, the Company entered into a capital lease for test equipment. The lease has a term of 38 months and at the end of the lease the Company may purchase the test equipment for $1.00. The Company may also purchase the test equipment after 14 months for $166,000 or after 20 months for $133,000.

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Future minimum lease payments under non-cancelable operating leases and capital leases are as follows (in thousands):

Year Ending September 30,	Operating Leases	Capital Leases
2005	$1,154	$720
2006	1,036	86
2007	536	21
2008	—	—
2009 and beyond	—	—

Total minimum lease payments	$2,726	827

Less: amount representing interest		(63)

Present value of minimum lease payments		764
Less: current portion of capital lease obligations		(664)

Long-term capital lease obligations		$100

Inventory purchase commitments

At September 30, 2004 the Company had open purchase orders for the purchase of inventory totaling approximately $1.8 million. These purchase orders may only be cancelled if the foundry has not yet started production of the wafers to which the open purchase orders relate.

Contingencies

From time to time, in the normal course of business, various claims are made against the Company, its directors or officers. The Company has agreed to indemnify its officers and directors with respect to such claims, except in limited circumstances. For more information regarding the Company’s indemnification obligations and pending litigation please see “Guarantees” below in this Note 7 and see Note 8 below.

Guarantees

In November 2002, the FASB issued FIN No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others—an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FIN 34.” The following is a summary of the Company’s agreements that the Company has determined are within the scope of FIN 45.

The Company provides a limited warranty for up to one year for any defective products. During the nine months ended September 30, 2004 and year ended December 31, 2003 and 2002, warranty expense was insignificant. The Company has a reserve for warranty costs of $30,000, which has not changed in the past year.

In March 2004, the Company entered into a Security Agreement to provide collateral for outstanding standby letters of credit which totaled $0.7 million at September 30, 2004.

Pursuant to its bylaws, the Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. To date, the Company has not incurred any costs in connection with these indemnification agreements. Accordingly, the Company has no liabilities recorded for these

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

agreements as of September 30, 2004. The Company is self-insured for these and similar claims. The lawsuits described below in Note 8 involve claims that may be covered by these indemnification agreements.

The Company enters into indemnification provisions under (i) its agreements with other companies in its ordinary course of business, typically with business partners, contractors and customers, its sublandlord and (ii) its agreements with investors. Under these provisions the Company has agreed to generally indemnify and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. To date, the Company has not incurred any costs in connection with these indemnification agreements. Accordingly, the Company has no liabilities recorded for these agreements as of September 30, 2004.

NOTE 8—SUBSEQUENT EVENTS (LITIGATION):

The Company is a party to lawsuits in the normal course of its business. Litigation in general, and securities litigation in particular, can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings are difficult to predict. The Company believes that it has defenses in each of the cases set forth below in which it is named as defendant and is vigorously contesting each of these matters. An unfavorable resolution of one or more of these lawsuits would materially adversely affect its business, results of operations, or financial condition. In addition, given the Company’s financial condition and that the Company does not have insurance to offset the cost of litigation, the costs of defending one or more of these lawsuits will likely adversely affect the Company’s financial condition. The Company cannot estimate the loss or range of loss that may be reasonably possible for any of the contingencies described and accordingly has not recorded any associated liabilities in its consolidated balance sheets. The Company accrues legal costs when incurred.

Beginning on November 4, 2004, Navtej S. Bhandari, Marc Cherbonnier, Abraham Goldberg and Frank Oravec filed four separate complaints purporting to be class actions in the United States District Court for the Northern District of California alleging that the Company and certain of its current or former officers and/or directors, Adya S. Tripathi, David P. Eichler and Graham K. Wright, violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. Plaintiffs purport to represent a putative class of stockholders who purchased or otherwise acquired the Company’s securities between January 29, 2004 and October 22, 2004. The complaints contain various allegations, including that the Company made materially false and misleading statements with respect to its financial results and with respect to its business, prospects and operations in the Company’s filings with the SEC, press releases and other disclosures. The complaints seek unspecified compensatory damages, attorneys’ fees, expert witness fees, costs and such other relief as may be awarded by the Court.

On December 22, 2004, the Court entered a stipulation and order consolidating all of these complaints. On January 4, 2005 plaintiffs filed motions for the appointment of lead plaintiff. The Court, by Order dated January 28, 2005 appointed Robert Poteet as the sole lead plaintiff and approved Milberg Weiss Bershad & Schulman LLP as lead counsel.

On July 11, 2005, the Company entered into a Stipulation and Settlement Agreement (the “Stipulation”) which was filed with the Court on July 12, 2005. The settlement class consists of all persons who purchased the securities of Tripath between January 29, 2004 and June 13, 2005, inclusive. Under the terms of the Stipulation, the parties agreed that the class action will be dismissed in exchange for a payment of $200,000 in cash by

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Tripath and the issuance of 2.45 million shares of Tripath common stock which shall be exempt from registration pursuant to Section 3(a)(10) of the Securities Act of 1933. The Stipulation remains subject to the satisfaction of various conditions, including without limitation (1) final approval of the Stipulation by the Court, including a finding that the 2.45 million shares of Tripath common stock to be issued are exempt from registration pursuant to Section 3(a)(1) of the Securities Act of 1933 and (2) notification to members of the settlement class in the Class Action.

On December 7, 2004, plaintiff Mildred Lyon filed a purported derivative action in Santa Clara Superior Court against the Company and certain of its current or former officers and/or directors, including Adya S. Tripathi, David P. Eichler, Graham K. Wright, A.K. Acharya, Andy Jasuja and Y.S. Fu. This complaint appears to be based upon the same facts and circumstances as the federal class actions and makes the following claims: violation of Section 25402 of the California Corporations Code, breach of fiduciary duty and misappropriation of information, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. On this basis, the complaint seeks unspecified compensatory damages, treble damages under Section 25502.5(a) of the California Corporations Code, extraordinary equitable and/or injunctive relief, restitution and disgorgement, attorneys’ fees, expert witness fees, costs and such other relief as may be ordered by the Court. On December 27, 2004, the Court entered a stipulation and order extending the time for the Company to respond to the purported derivative complaint to February 23, 2005.

As previously disclosed in our current report on Form 8-K dated October 18, 2004 and filed on October 22, 2004, in October 2004, our former independent registered public accountants, BDO Seidman LLP (“BDO”), provided our audit committee with a letter citing what BDO asserted are two “material weaknesses” over the Company’s internal controls over financial reporting: one regarding the lack of effectiveness of the Company’s audit committee and the other regarding the lack of controls in place to estimate distributor returns in accordance with SFAS No. 48. Following discussions with employees of the Company, representatives of BDO further orally advised the Company that BDO had concerns regarding the appropriate accounting for approximately $1.3 million of product that, upon the Company’s inquiries, one of the Company’s distributors, Macnica (the “Distributor”), reported had been returned to the Distributor by the Distributor’s customers (the “Product Return”). In response to both the letter and the verbal comments, the audit committee instructed the Company’s Chief Financial Officer to investigate this matter and report the findings to the audit committee. As a result of the litigation matters referenced above, the Company retained outside litigation counsel to represent the Company in responding to the aforementioned complaints. In addition, the audit committee and the Chief Financial Officer directed litigation counsel to further conduct an internal investigation into the verbal concerns raised by BDO regarding the Product Return. Separately, the audit committee, with the assistance of the Company’s Chief Financial Officer investigated BDO’s assertion regarding the lack of controls in place to estimate distributor returns.

The audit committee received an initial report from the Company’s litigation counsel on findings of the internal investigation on January 21, 2005 and requested additional investigation by litigation counsel. On January 25, 2005, litigation counsel made a supplemental report on the findings of the internal investigation to date. Following the presentation of such report, including discussion of the findings of the forensic accountant hired by the litigation counsel with the approval of the audit committee, the audit committee concluded that the Company’s Country Manager for the Japan Sales Office (who is no longer employed with the Company) agreed in an arrangement outside the formal paperwork of the transactions underlying the Product Return that the Distributor could return the products back to the Company at the Distributor’s discretion.

The audit committee investigation and discussion included a review of the Company’s compliance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Statements” (“SAB 104”) as applied to the circumstances surrounding the Product Return. Under SAB 104, a requirement for revenue recognition is that all of the following criteria must be met: (1) there is persuasive evidence that an arrangement exists, (2) delivery of goods has occurred, (3) the sales price is fixed or determinable, and (4) collectibility is reasonably assured. In addition, pursuant to the Company’s revenue recognition policy, for sales to distributors, the Company defers recognition of revenue until such time that the distributor sells products to its customers based upon receipt of point-of-sales reports from the distributor. In limited circumstances, revenue may be recognized when sold to a distributor if the distributor acknowledges in writing that there is no right of return and such sale also otherwise meets the SAB 104 requirements. The internal investigation revealed that approximately $1.4 million of a sale of the Company’s product to the Distributor did not meet the foregoing criteria because a former employee of the Company had agreed that the Distributor could return the product at the Distributor’s discretion, which forms the basis of the Restatement. This former employee had on this occasion agreed to a term of sale that was outside of the Company’s standard practices and was not referenced in the documentation related to the sale submitted to the Company’s finance department. Given the discovery of this arrangement for the Distributor to return the product, the Audit Committee concluded on January 25, 2005 that the Company should restate certain financial information that was previously reported in the Company’s Form 10-Q for the quarter ended June 30, 2004 filed with the Securities and Exchange Commission on August 6, 2004 (the “Initial Restatement”). Following further investigation, the Audit Committee concluded on May 5, 2005 that the Company should restate the financial statements (the “Additional Restatement”) that were previously included in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and December 31, 2004 as well as the financial statements for the nine month transition period ended September 30, 2004 previously included in its Transitional Report on Form 10-K/T. For more information regarding the Initial Restatement and Additional Restatement, please see Note 9 to our consolidated financial statements, “Restatement of Previously Reported Annual and Interim Financial Information.” In addition, the Audit Committee approved certain changes to the Company’s internal controls over financial reporting as an additional remedial action in response to the report of the litigation counsel and its forensic accountant and to the report by the Company’s Chief Financial Officer.

On or about November 9, 2004, the U.S. Securities and Exchange Commission (the “SEC”) requested that the Company voluntarily produce documents responsive to certain document requests in the investigation entitled In the Matter of Tripath Technology, Inc. The SEC generally has requested information concerning the facts and circumstances surrounding the Company’s October 22, 2004 press release and related accounting matters. The Company has produced documents and is continuing to produce documents in response to the SEC’s requests. The Company has cooperated with the SEC in its review of these matters.

On or about February 24, 2005, the SEC, pursuant to Section 20(a) of the Securities Act of 1933 (the “Securities Act”) and Section 21(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), issued a formal order of private investigation to determine whether there have been any violations of Section 17(a) of the Securities Act and Sections 10(b), 13(a), 13(b)(2)(A), 13(b)(2)(B) and 13(b)(5) of the Exchange Act and Rules 10b-5, 12b-20, 13a-13, 13a-14, 13b2-1 and 13b2-2 thereunder.

NOTE 9—RESTATEMENT OF PREVIOUSLY REPORTED ANNUAL AND INTERIM FINANCIAL INFORMATION.

As originally described in the Company’s Current Report on Form 8-K dated October 18, 2004 and filed with the Securities and Exchange Commission on October 22, 2004 (the “Prior 8-K”), the Company’s Audit Committee initiated an internal investigation regarding certain purported product returns (the “Product Returns”) to one of the Company’s distributors, Macnica Japan (“Macnica”), by its customers. The Audit Committee

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

investigation and discussion included a review of the Company’s compliance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements” (“SAB 104”) as applied to the circumstances surrounding the Product Returns. Under SAB 104, a requirement for revenue recognition is that all of the following criteria must be met: (1) there is persuasive evidence that an arrangement exists, (2) delivery of goods has occurred, (3) the sales price is fixed or determinable, and (4) collectibility is reasonably assured. In accordance with SAB 104, the Company’s revenue recognition policy, for sales to distributors, requires that the Company defer recognition of revenue until such time that the distributor sells products to its customers based upon receipt of point-of-sales reports from the distributor. As of the Audit Committee’s determination on January 25, 2005, the internal investigation revealed that approximately $1.4 million of a sale of the Company’s product to Macnica did not meet the foregoing criteria because the Company’s Country Manager for the Japan Sales Office (who is no longer employed by the Company) had agreed that Macnica could return the product to the Company at Macnica’s discretion. The Audit Committee determined that this former employee had agreed to a term of sale that was outside of the Company’s standard practices and was not referenced in the documentation related to the sale submitted to the Company’s finance department. Given the discovery of this arrangement for Macnica to return the product, the Company’s Audit Committee concluded that the Company should restate certain financial information that was previously reported in the Company’s Form 10-Q for the quarter ended June 30, 2004, filed with the Securities and Exchange Commission on August 6, 2004 (the “June 2004 Form 10-Q”) to properly reflect its revenue and related financial information for the referenced periods (the “Initial Restatement”). Accordingly, the Company advised in the Prior 8-K that the Consolidated Statement of Operations for the three months and six months ended June 30, 2004 and the Consolidated Balance Sheet as of June 30, 2004 included in the June 2004 Form 10-Q should no longer be relied upon. The financial impact of the Initial Restatement was reflected in the Company’s Transitional Report on Form 10-K/T for the transition period ended September 30, 2004 filed with the Securities and Exchange Commission on February 3, 2005 (the “Transitional Report”).

The Audit Committee directed that the internal investigation continue following reporting of the Initial Restatement. As a result of this further investigation, on May 5, 2005 the Audit Committee determined that additional sale transactions with Macnica, as well as with an additional distributor of the Company, Uniquest, did not meet the Company’s revenue recognition criteria and the requirements of SAB 104. In certain circumstances, the same former employee of the Company had agreed that Macnica could return the referenced product at Macnica’s discretion. This former employee had on these occasions agreed to a term of sale that was outside of the Company’s standard practices and was not referenced in the documentation related to the sale submitted to the Company’s finance department. In addition, the Audit Committee determined that, in certain other circumstances, Macnica had shipped product not to end customers but to other distributors and the Company had relied on point-of-sales reports submitted to the Company by Macnica that indicated the referenced product had been shipped to an end customer of Macnica when such product had only been shipped to other distributors. Recognition of revenue on sales between distributors instead of to the end customers is not permitted under the Company’s revenue recognition policies. Further, the Audit Committee determined that certain sales transactions with Uniquest did not meet the Company’s revenue recognition criteria and the requirements of SAB 104 because in certain circumstances, employees of Uniquest had incorrectly reported to the Company the date of shipments to end customers.

As a result, the Audit Committee concluded on May 5, 2005 that the Company should restate certain financial information (the “Additional Restatement”) that was previously reported in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and December 31, 2004 as well as certain financial information for the quarter and transitional period ended September 30, 2004 that was previously reported in the Company’s Transitional Report. The Additional Restatement was based on the Audit Committee’s conclusion on such date that the Consolidated Balance Sheets as of March 31, 2004, June 30, 2004,

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

September 30, 2004 and December 31, 2004 and the related Consolidated Statements of Operations for the three months ended March 31, 2004, the three and six months ended June 30, 2004, the nine month transition period ended September 30, 2004 and the three months ended December 31, 2004 should no longer be relied upon because of errors in such financial statements. The Additional Restatement was originally described in our Current Report on Form 8-K dated May 5, 2005 and filed with the Securities and Exchange Commission on May 11, 2005.

Following receipt of a final report on the internal investigation, the Audit Committee determined that the internal investigation had been completed on June 15, 2005. The internal investigation revealed errors in the Company’s financial statements for 2002 and 2003. Such errors included certain shipments between distributors rather than to end-customers which were not noted on applicable point-of-sales reports, inaccurate shipment dates on certain point-of-sales reports, and inaccurate quantities noted on certain point-of-sales reports. The Company reviewed these errors with reference to the guidelines set forth in SAB99. Based upon such review, the Company concluded that such errors were immaterial and thus would not result in a restatement of the 2002 or 2003 financial statements.

The following table provides a reconciliation of amounts previously reported in the Company’s Form 10-Q for the quarter ended March 31, 2004 with amounts adjusted for the restatement.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31, 2004				Three Months Ended December 31, 2003	Six Months Ended March 31, 2004 Restated
	Previously Reported (1)	Restatement Adjustment		Restated Total
Revenue	$4,166	$(893	)(2)	$3,273	$4,126	$7,399
Cost of revenue	2,972	(599	)(3)	2,373	2,769	5,142

Gross profit (loss)	1,194	(294)		900	1,357	2,257

Operating expenses:
Research and development	1,718	—		1,718	1,669	3,387
Selling, general and administrative	1,269	—		1,269	1,082	2,351

Total operating expenses	2,987	—		2,987	2,751	5,738

Loss from operations	(1,793)			(2,087)	(1,394)	(3,481)
Interest and other income (expense), net	8	—		8	8	16

Net loss	$(1,785)	$(294)		$(2,079)	$(1,386)	$(3,465)

Basic and diluted net loss per share	$(0.04)			$(0.05)	$(0.03)	$(0.07)

Number of shares used to compute basic and diluted net loss per share	45,266			45,266	43,853	46,845

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)

	March 31, 2004
	Previously Reported (1)	Restatement Adjustment		Restated Total
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$9,183	$—		$9,183
Accounts receivable, net	2,692	—		2,692
Inventories, net	7,016	599	(3)	7,615
Prepaid expenses and other current assets	257	—		257

Total current assets	19,148	599		19,747
Property and equipment, net	1,949	—		1,949
Other assets	83	—		83

Total assets	$21,180	$599		$21,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,742	$—		$4,742
Current portion of capital lease obligations	477	—		477
Current portion of deferred rent	140	—		140
Accrued expenses	922	—		922
Deferred distributor revenue	1,112	893	(2)	2,005

Total current liabilities	7,393	893		8,286

Long term liabilities:	1,011	—		1,011

Stockholders’ equity:
Common stock	47	—		47
Additional paid-in capital	194,254	—		194,254
Deferred stock-based compensation	(176)	—		(176)
Accumulated deficit	(181,349)	(294)		(181,643)

Total stockholders’ equity	12,776	(294)		12,482

Total liabilities and stockholders’ equity	$21,180	$599		$21,779

(1)	As previously reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.
(2)	Reflects the deferral of revenue of approximately $893,000 relating to products subject to a right of return.
(3)	Reflects an increase in inventory of $599,000 relating to the deferred cost associated with the deferred revenue.

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

The following table provides a reconciliation of amounts previously reported in the Company’s Form 10-Q for the quarter ended June 30, 2004 and the Company’s Transitional Report on Form 10 K/T for the nine months ended September 30, 2004 with amounts adjusted for the restatement.

Consolidated Statement of Operations (unaudited):

(in thousands, except per share data)

	Three Months Ended June 30, 2004				Additional Restatement Adjustment		Restated Total
	Previously Reported (1)	Initial Restatement Adjustment		Restated Total Previously Reported (2)
Revenue	$4,407	$(1,370	)(3)	$3,037	$(436	)(5)	$2,601
Cost of revenue	3,222	(607	)(4)	2,615	(281	)(6)	2,334

Gross profit (loss)	1,185	763		422	(155)		267

Operating expenses:
Research and development	1,876	—		1,876	—		1,876
Selling, general and administrative	1,154	—		1,154	—		1,154

Total operating expenses	3,030	—		3,030	—		3,030

Loss from operations	(1,845)	763		(2,608)	(155)		(2,763)
Interest and other income (expense), net	(40)	—		(40)	—		(40)

Net loss	$(1,885)	$763		$(2,648)	$(155)		$(2,803)

Basic and diluted net loss per share	$(0.04)			$(0.06)			$(0.06)

Number of shares used to compute basic and diluted net loss per share	45,878			45,878			45,878

	Six Months Ended June 30, 2004				Additional Restatement Adjustment	Restated Total
	Previously Reported (1)	Restatement Adjustment		Restated Total Previously Reported (2)
Revenue	$8,573	$(1,370	)(2)	$7,203	$(1,329)	$5,874
Cost of revenue	6,194	(607	)(3)	5,587	(880)	4,707

Gross profit (loss)	2,379	(763)		1,616	(449)	1,167

Operating expenses:
Research and development	3,594	—		3,594	—	3,594
Selling, general and administrative	2,423	—		2,423	—	2,423

Total operating expenses	6,017	—		6,017	—	6,017

Loss from operations	(3,638)	(763)		(4,401)	(449)	(4,850)
Interest and other income (expense), net	(32)	—		(32)	—	(32)

Net loss	$(3,670)	$(763)		$(4,433)	$(449)	$(4,882)

Basic and diluted net loss per share	$(0.08)			$(0.10)		$(0.11)

Number of shares used to compute basic and diluted net loss per share	45,752			45,752		45,752

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Consolidated Balance Sheet (unaudited) (in thousands)

	June 30, 2004				Additional Restatement Adjustment		Restated Total
	Previously Reported (1)	Initial Restatement Adjustment		Restated Total Previously Reported (2)
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$5,485	$—		$5,485	$—		$5,485
Accounts receivable, net	2,746	—		2,746	—		2,746
Inventories	7,576	607	(3)	8,183	880	(8)	9,063
Prepaid expenses and other current assets	167	—		167	—		167

Total current assets	15,974	607		16,581	880		17,461
Property and equipment, net	1,761	—		1,761	—		1,761
Other assets	117	—		117	—		117

Total assets	$17,852	$607		$18,459	$880		$19,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,831	$—		$3,831	$—		$3,831
Current portion of capital lease obligations	531	—		531	—		531
Current portion of deferred rent	256	—		256	—		256
Accrued expenses	690	—		690	—		690
Deferred distributor revenue	767	1,370	(2)	2,137	1,329	(7)	3,466

Total current liabilities	6,075	1,370		7,445	1,329		8,774

Long term liabilities	795	—		795	—		795

Stockholders’ equity:
Common stock	47	—		47	—		47
Additional paid-in capital	194,304	—		194,304	—		194,304
Deferred stock-based compensation	(135)	—		(135)	—		(135)
Accumulated deficit	(183,234)	(763)		(183,997)	(449)		(184,446)

Total stockholders’ equity	10,982	(763)		10,219	(449)		9,770

Total liabilities and stockholders’ equity	$17,852	$607		$18,459	$880		$19,339

(1)	As previously reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.
(2)	As previously reported in the Company’s Transitional Report on Form 10-K/T for the nine months ended September 30, 2004.
(3)	Reflects the deferral of revenue of approximately $1.4 million relating to products subject to a right of return.
(4)	Reflects an increase in inventory in transit of $1.6 million relating to the inventory subject to a right of return by the Company’s Japanese distributor, partially offset by an increase in inventory reserves to fully reserve the TA2022 product subject to a right of return by the Japanese distributor.
(5)	Reflects the deferral of revenue of approximately $436,000 relating to product shipped not to end customers but to other distributors.

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

(6)	Reflects an increase in inventory of approximately $281,000 relating to the deferred cost associated with the deferred revenue.
(7)	Reflects the cumulative effect of deferrals of revenue of approximately $893,000 and $436,000 for a total of $1,329,000 relating to products shipped not to end customers but to other distributors.
(8)	Reflects the cumulative effect of an increase in inventory of approximately $599,000 and $281,000 for a total of $880,000 relating to the deferred cost associated with the deferred revenue.

The following table provides a reconciliation of amounts previously reported in the Company’s Transitional Report on Form 10-K/T for the three and nine months ended September 30, 2004 with amounts adjusted for the restatement.

Consolidated Statement of Operations

	Three Months Ended September 30, 2004
	Previously Reported (1)	Restatement Adjustment	Restated Total
Net revenues	$2,218	$1,077	$3,295
Gross profit	(4,085)	356	(3,729)
Operating loss	(7,145)	356	(6,789)
Net loss	(7,139)	356	(6,783)
Basic and diluted net loss per share	$(0.15)		$(0.14)

	Nine Months Ended September 30, 2004
	Previously Reported (1)	Restatement Adjustment		Restated Total
Revenue	$9,421	$(252	)(2)	$9,169
Cost of revenue	7,574	(159	)(3)	7,415
Provision for slow-moving, excess and obsolete inventory	4,316	—		4,316

Gross loss	(2,469)	(93)		(2,562)

Operating expenses:
Research and development	5,521	—		5,521
Selling, general and administrative	3,556	—		3,556

Total operating expenses	9,077	—		9,077
Loss from operations	(11,546)	(93)		(11,639)
Interest and other income (expense) net	(26)	—		26

Net loss	$(11,572)	$(93)		$(11,665)

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

	September 30, 2004
	Previously Reported (1)	Restatement Adjustment		Restated Total
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$7,339	$—		$7,339
Accounts receivable, net	1,019	—		1,019
Inventories, net	3,780	159	(3)	3,939
Prepaid expenses and other current assets	212	—		212

Total current assets	12,350	159		12,509
Property and equipment, net	1,674	—		1,674
Other assets	123	—		123

Total assets	$14,147	$159		$14,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,908	$—		$2,908
Current portion of capital lease obligations	664	—		664
Current portion of deferred rent	266	—		266
Accrued expenses	764	—		764
Deferred distributor revenue	823	252	(2)	1,075

Total current liabilities	5,425	252		5,677

Long term liabilities:	471	—		571

Stockholders’ equity:
Common stock	49	—		49
Additional paid-in capital	199,333	—		199,333
Deferred stock-based compensation	(95)	—		(95)
Accumulated deficit	(191,136)	(93)		(191,229)

Total stockholders’ equity	8,151	(93)		8,058

Total liabilities and stockholders’ equity	$14,147	$159		$14,306

(1)	As previously reported in the Company’s Transitional Report on Form 10-K/T for the nine months ended September 30, 2004.
(2)	Reflects the net cumulative deferral of revenue of approximately $252,000 relating to products subject to a right of return and product shipped not to end customers but to other distributors.
(3)	Reflects a net cumulative increase in inventory of approximately $159,000 relating to the deferred cost associated with the deferred revenue.

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Summarized quarterly financial information for the nine months ended September 30, 2004 and years ended December 31, 2003 and 2002 is as follows (in thousands, except per share data):

2004	First Quarter Restated	Second Quarter Restated	Third Quarter Restated
Net revenues	$3,273	$2,601	$3,295
Provision for slow-moving, excess and obsolete inventory (Note 1)	$—	$254	$4,082
Gross profit	$900	$267	$(3,729)
Operating loss	$(2,087)	$(2,763)	$(6,789)
Net loss	$(2,079)	$(2,803)	$(6,783)
Basic and diluted net loss per share	$(0.05)	$(0.06)	$(0.14)

During the quarter ended September 30, 2004 the Company recorded a provision for slow-moving, excess and obsolete inventory of approximately $4.3 million. The inventory charge related to slow-moving and excess inventory for the Company’s TA1101B, TA3020, TA2041, TA2022 and leaded TA2024 products, the TK2350, TK2051, TK2150, TK2050 and TK2052 chipsets, and Kauai 2BB and U461 die based on a decline in forecasted sales for these parts.

Note 2. Accretion on preferred stock

On January 24, 2002, the Company completed a financing in which it raised $21 million in gross proceeds through a private placement of non-voting Series A Preferred Stock and warrants, at $30 per unit to a group of investors, which was convertible into 13,999,000 shares of common stock and warrants to purchase 3,303,760 shares of common stock. Each share of Series A Preferred Stock was convertible into 20 shares of Common Stock (or an effective Common Stock price of $1.50 per share). As a result of the favorable conversion price of the shares and related warrants at the date of issuance, the Company recorded accretion of approximately $15 million relating to the beneficial conversion feature representing the difference between the accounting conversion price and the fair value of the common stock on the date of the transaction, after valuing the warrants issued in connection with the financing transaction.

Nine months ended September 30, 2003 (unaudited)

The following information is being presented for comparative purposes since the Company changed its fiscal year end from December 31 to September 30, effective as of September 30, 2004.

Nine Months Ended September 30, 2003
Net revenues	$9,765
Gross profit	$2,824
Operating loss	$(5,843)
Net loss	$(5,829)
Basic and diluted net loss per share	$(0.14)

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

NOTE 10—EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

$4.35 Million Financing

On March 3, 2005, the Company completed a financing through the sale of 4,833,335 shares of common stock at a price of $0.90 per share, for gross proceeds of $4.35 million, and warrants to purchase 966,667 shares of common stock. The warrants have an exercise price of $1.25 per share.

Litigation Update

SEC Investigation

On or about November 9, 2004, the U.S. Securities and Exchange Commission (the “SEC”) requested that the Company voluntarily produce documents responsive to certain document requests in the investigation entitled In the Matter of Tripath Technology, Inc. On or about January 25, 2004, February 14, 2005, and February 16, 2005, the SEC made additional documents requests. The SEC generally has requested information concerning the facts and circumstances surrounding the Company’s October 22, 2004 press release and related accounting matters. The Company has produced documents and is continuing to produce documents in response to the SEC’s requests. The Company has cooperated with the SEC in its review of these matters.

On February 24, 2005, the SEC, pursuant to Section 20(a) of the Securities Act of 1933 (the “Securities Act”) and Section 21(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), issued a formal order of private investigation to determine whether there have been any violations of Section 17(a) of the Securities Act and Sections 10(b), 13(a), 13(b)(2)(A), 13(b)(2)(B) and 13(b)(5) of the Exchange Act and Rules 10b-5, 12b-20, 13a-13, 13a-14, 13b2-1 and 13b2-2 thereunder.

Federal Securities Class Actions

Beginning on November 4, 2004, plaintiffs filed four separate complaints purporting to be class actions in the United States District Court for the Northern District of California alleging that the Company and certain of its officers and/or directors violated Sections 10(b) and 20(a) of the Exchange Act. Plaintiffs purport to represent a putative class of shareholders who purchased or otherwise acquired Tripath securities between January 29, 2004 and October 22, 2004. The complaints contain varying allegations, including that the Company and the individual defendants made materially false and misleading statements with respect to its financial results and with respect to its business, prospects and operations in the Company’s filings with the SEC, press releases and other disclosures. The complaints seek unspecified compensatory damages, attorneys’ fees, expert witness fees, costs and such other relief as may be awarded by the Court.

On December 22, 2004, the Court entered a stipulation and order consolidating all of these complaints and ordering that the defendants need not respond to any of these complaints until after plaintiffs file a consolidated complaint. On January 4, 2005, plaintiffs filed motions for the appointment of lead plaintiff. The Court, by Order dated January 28, 2005, appointed Robert Poteet as the sole lead plaintiff and approved Milberg Weiss Bershad & Schulman LLP as lead counsel.

On July 11, 2005, the Company entered into a Stipulation and Settlement Agreement (the “Stipulation”) which was filed with the Court on July 12, 2005. The settlement class consists of all persons who purchased the securities of Tripath between January 29, 2004 and June 13, 2005, inclusive. Under the terms of the Stipulation, the parties agreed that the class action will be dismissed in exchange for a payment of $200,000 in cash by

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Tripath and the issuance of 2.45 million shares of Tripath common stock which shall be exempt from registration pursuant to Section 3(a)(10) of the Securities Act of 1933. The Stipulation remains subject to the satisfaction of various conditions, including without limitation (1) final approval of the Stipulation by the Court, including a finding that the 2.45 million shares of Tripath common stock to be issued are exempt from registration pursuant to Section 3(a)(1) of the Securities Act of 1933 and (2) notification to members of the settlement class in the Class Action.

Derivative Shareholder Litigation

On December 7, 2004, plaintiff Mildred Lyon filed a purported derivative action in Santa Clara Superior Court against the Company and certain of its officers and/or directors. This complaint appears to be based upon the same facts and circumstances as the federal class actions and makes the following claims: violation of Section 25402 of the California Corporations Code, breach of fiduciary duty and misappropriation of information, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. On this basis, the complaint seeks unspecified compensatory damages, treble damages under Section 25502.5(a) of the California Corporations Code, extraordinary equitable and/or injunctive relief, restitution and disgorgement, attorneys’ fees, expert witness fees, costs, and such other relief as may be ordered by the Court.

On December 27, 2004, the Court entered a stipulation and order extending the time for the Company to respond to the complaint to February 23, 2005. On February 16, 2005, the Court entered an order further extending the time for the Company to respond to the complaint to March 25, 2005. On March 10, the court ordered that the individual defendants shall have through and including April 25, 2005 to file any motions to quash and/or dismiss for lack of personal jurisdiction, and that all defendants shall have thirty (30) days from the date the court issues a ruling on any motions to quash and/or dismiss for lack of personal jurisdiction to respond to the complaint, or in the event that no such motions are brought, extended the time for all defendants to respond to the complaint to April 25, 2005.

On April 4, 2005, the Court ordered that all deadlines shall be stayed for Defendants filing any motions to quash and/or dismiss for lack of personal jurisdictions, or otherwise respond to the complaint, until such date as the parties mutually designate to the Court for the Court’s approval. A Case Management Conference is scheduled for August 16, 2005 before the Court. The parties are currently engaged in settlement discussions.

Langley Securities Fraud Litigation

On or about June 2, 2005, plaintiff Langley Partners, L.P. (“Langley”) filed a complaint in the United States District Court for the Southern District of New York alleging claims against the Company, Dr. Adya Tripathi, the Company’s President and Chief Executive Officer, and David Eichler, the Company’s former Chief Financial Officer. Langley alleges that it entered into a stock purchase agreement with Tripath on or about August 2, 2004 in which Langley purchased 1 million shares of Tripath common stock at a purchase price of $2.00 per share. Langley also alleges that it consented to the receipt of the Company’s Prospectus dated August 2, 2004 and the accompanying Prospectus dated June 1, 2004 which specifically incorporated certain of the Company’s filings with the SEC from March through July 2004. The complaint generally alleges that the Company and the individual defendants made materially false and misleading statements with respect to the Company’s financial results and with respect to its business, prospects, internal accounting controls and design wins on Godzilla products in the Company’s filings with the SEC, press releases and other documents. The complaint alleges claims against the Company and the individual defendants for violations of Sections 10(b) and 20(a) of the Exchange Act, fraud, breach of contract, unjust enrichment and money had and received, rescission and

TRIPATH TECHNOLOGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(continued)

violations of Sections 11 and 15 of the Securities Act. On this basis, the complaint seeks unspecified compensatory damages and restitution in an amount in excess of $2 million, rescission of the purchase agreement and a return of $2 million, unspecified punitive damages, costs and such other relief as may be awarded by the Court.

On July 12, 2005, the Company served a motion to transfer this action from the Southern District of New York to the United States District Court for the Northern District of California on plaintiff. The Company filed this motion with the Court on July 20, 2005. This motion has not yet been fully briefed. A Pre-Trial Conference is scheduled before the Court on August 25, 2005. On June 29, 2005, the Court entered a stipulation and order extending the time for all defendants to respond to the complaint until August 2, 2005. The parties have agreed in principle to submit a further stipulation and proposed order to the Court extending the time for all defendants to respond to the complaint until 14 days after the Court’s ruling on the motion to transfer or 40 days after all briefing on the motion to transfer is filed, whichever is earlier. The Company has not yet responded to the complaint.

NOTE 11—SUPPLEMENTARY FINANCIAL INFORMATION (unaudited):

Summarized quarterly financial information for the nine months ended September 30, 2004 and years ended December 31, 2003 is as follows (in thousands, except per share data):

2004

	First Quarter Restated	Second Quarter Restated	Third Quarter Restated
Net revenues	$3,273	$3,037	$3,295
Gross profit	$900	$422	$(3,729)
Operating loss	$(2,087)	$(2,608)	$(6,789)
Net loss	$(2,079)	$(2,648)	$(6,783)
Basic and diluted net loss per share	$(0.05)	$(0.06)	$(0.14)

2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net revenues	$2,952	$3,139	$3,674	$4,126
Gross profit	$745	$919	$1,160	$1,357
Operating loss	$(2,479)	$(1,819)	$(1,545)	$(1,394)
Net loss	$(2,477)	$(1,816)	$(1,536)	$(1,386)
Basic and diluted net loss per share	$(0.06)	$(0.04)	$(0.04)	$(0.03)

TRIPATH TECHNOLOGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2005 (Unaudited)	September 30, 2004 Restated (Audited)
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$5,091	$7,339
Accounts receivable, net	346	1,019
Inventories, net	3,520	3,939
Prepaid expenses and other current assets	947	212

Total current assets	9,904	12,509

Property and equipment, net	1,232	1,674
Other assets	126	123

Total assets	$11,262	$14,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$990	$2,908
Current portion of capital lease obligations	336	664
Current portion of deferred rent	285	266
Accrued expenses	656	764
Deferred distributor revenue	1,183	1,075
Warrant liability	715	—

Total current liabilities	4,165	5,677

Long term liabilities	386	571

Commitments and contingencies (see Note 12)

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 55,343,896 and 50,043,158 shares issued and outstanding at March 31, 2005 (unaudited) and September 30, 2004, respectively	55	49
Additional paid-in capital	202,555	199,333
Deferred stock-based compensation	(14)	(95)
Accumulated deficit	(195,885)	(191,229)

Total stockholders’ equity	6,711	8,058

Total liabilities and stockholders’ equity	$11,262	$14,306

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

TRIPATH TECHNOLOGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004 Restated	2005	2004 Restated
Revenue	$2,728	$3,273	$4,401	$7,399
Cost of revenue	990	2,373	2,217	5,142

Gross profit	1,738	900	2,184	2,257

Operating expenses:
Research and development	1,962	1,718	3,863	3,387
Selling, general and administrative	1,790	1,269	3,218	2,351

Total operating expenses	3,752	2,987	7,081	5,738

Loss from operations	(2,014)	(2,087)	(4,897)	(3,481)
Change in fair value on revaluation of warrant liability	252	—	252	—
Interest and other income (expense), net	(16)	8	(11)	16

Net loss	$(1,778)	$(2,079)	$(4,656)	$(3,465)

Basic and diluted net loss per share	$(0.03)	$(0.05)	$(0.09)	$(0.07)

Weighted average number of common shares used in computing basic and diluted net loss per share	51,950	45,266	51,923	46,845

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

TRIPATH TECHNOLOGY INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common		Additional Paid-In Capital	Deferred Stock-based Compensation	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at September 30, 2004	50,043	$49	$199,333	$(95)	$(191,229)	$8,058
Issuance of common stock upon exercise of stock options	383	1	130	—	—	131
Issuance of common stock through the ESPP	85	—	37	—	—	37
Issuance of common stock	4,833	5	3,380	—	—	3,385
Stock issuance costs	—	—	(344)	—	—	(344)
Deferred stock-based compensation	—	—	19	—	—	19
Amortization deferred stock-based compensation	—	—	—	81	—	81
Net loss	—	—	—	—	(4,656)	(4,656)

Balance at March 31, 2005	55,344	$55	$202,555	$(14)	$(195,885)	$6,711

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRIPATH TECHNOLOGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(4,656)	$(3,465)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value on revaluation of warrant liability	(252)	—
Depreciation and amortization	463	560
Deferred Rent	(128)	104
Allowance for doubtful accounts	(50)	—
Provision for slow moving, excess and obsolete inventory	(1,467)	243
Stock-based compensation	81	87
Changes in assets and liabilities:
Accounts receivable, net	723	(758)
Inventories, net	1,886	(3,822)
Prepaid expenses and other assets	(738)	(102)
Accounts payable	(1,918)	2,232
Accrued expenses	(108)	248
Deferred distributor revenue	108	1,267

Net cash used in operating activities	(6,056)	(3,406)

Cash flows from investing activities:
Purchase of property and equipment	(21)	(519)

Net cash used in investing activities	(21)	(519)

Cash flows from financing activities:
Net proceeds from issuance of common stock	4,195	4,270
Principal payments on capital lease obligations	(366)	(250)

Net cash provided by financing activities	3,829	4,020

Net increase (decrease) in cash and cash equivalents	(2,248)	95
Cash, cash equivalents, and restricted cash, beginning of period	7,339	9,088

Cash, cash equivalents, and restricted cash, end of period	$5,091	$9,183

Non-cash financing activity:
Property and equipment acquired by capital lease	$—	$317

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

TRIPATH TECHNOLOGY INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation

The unaudited condensed interim consolidated financial statements included herein have been prepared by Tripath Technology Inc. (the “Company”) in accordance with accounting principles generally accepted in the United States of America and reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary to state fairly the Company’s financial position, results of operations and cash flows for the periods presented. These interim financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company’s Amended Transition Report on Form 10-K/T as restated (refer to Note 16) for the transition period ended September 30, 2004. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year.

On November 14, 2004, Tripath’s Board of Directors approved a change in the Company’s fiscal year end from December 31 to September 30, effective as of September 30, 2004.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

The unaudited condensed interim consolidated financial statements include the accounts of the Company and its wholly-owned Japanese subsidiary, which was incorporated in January 2001. All significant intercompany balances and transactions have been eliminated in consolidation. The U.S. dollar is the functional currency for the Company’s Japanese wholly-owned subsidiary. Assets and liabilities that are not denominated in the functional currency are remeasured into U.S. dollars and the resulting gains or losses are included in “Interest and other income, net.” Such gains or losses have not been material for any period presented.

The Company’s consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred substantial losses and has experienced negative cash flow since inception and has an accumulated deficit of $195.9 million at March 31, 2005.

Beginning in August 2001, the Company instituted programs to reduce expenses including reducing headcount from 144 employees at the end of July 2001 to 63 employees at the end of March 2005 and reducing employees’ salaries by 10%. In September 2002 the Company relocated its headquarters which reduced rent expense and canceled its D&O policy which reduced insurance expense. These actions resulted in significant cost savings in 2003. The Company reduced its cash used in operating activities from approximately $13.0 million in 2002 to approximately $4.1 million in 2003. However, for the nine months ended September 30, 2004, cash used in operating activities increased to $9.1 million. For the six months ended March 31, 2005, cash used in operating activities was $6.0 million.

During 2004, warrants were exercised which resulted in the Company receiving proceeds totaling approximately $2.3 million. In addition, in August 2004 we raised $5.0 million through financing and in March 2005 we raised $4.0 million through a private placement. At March 31, 2005, the Company had working capital of $6.5 million, including cash of $5.1 million.

The Company is aware that its existing working capital at March 31, 2005 may not be sufficient to meet its operating, working capital, investing and financing requirements for the next twelve months. The Company has

TRIPATH TECHNOLOGY, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Continued)

not made any adjustment to its consolidated financial statements as a result of the potential outcome of the uncertainty described above.

The Company will need to raise additional funds to finance its activities through public or private equity or debt financings, the formation of strategic partnerships or alliances with other companies or through bank borrowings with existing or new banks. The Company may not be able to obtain additional funds on terms that would be favorable to the Company and its stockholders, or at all. In such instance, the Company will take measures to reduce its operating expenses, such as reducing headcount or canceling selected research and development projects. Without sufficient capital to fund its operations, the Company will no longer be able to continue as a going concern. The Company believes, based on its current cash balance as well as its ability to implement the aforementioned measures, if needed, that the Company will have liquidity sufficient to meet its operating, working capital and financing needs for the next twelve months and perhaps beyond. The Company’s long-term prospects are dependent upon obtaining sufficient financing as needed to fund current working capital needs and future growth, and ultimately on achieving profitability.

2. Revenue recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition”. The Company recognizes revenue when all of the following criteria are met: 1) there is persuasive evidence that an arrangement exists, 2) delivery of goods has occurred, 3) the sales price is fixed or determinable, and 4) collectibility is reasonably assured. The following policies apply to the Company’s major categories of revenue transactions.

Sales to OEM Customers: Under the Company’s standard terms and conditions of sale, title and risk of loss transfer to the customer at the time product is shipped to the customer, FOB shipping point, and revenue is recognized accordingly. The Company accrues the estimated cost of post-sale obligations, including basic product warranties or returns, based on historical experience. The Company has experienced minimal warranty or other returns to date.

Sales to Distributors: Sales to distributors are made under arrangements allowing limited rights of return, generally under product warranty provisions, stock rotation rights and price protection on products unsold by the distributor. In addition, the distributor may request special pricing and allowances which may be granted subject to the Company’s approval. As a result of these return rights and potential pricing adjustments, the Company generally defers recognition of revenue until such time that the distributor sells product to its customer based upon receipt of point-of-sale reports from the distributor.

3. Net loss per share

Basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common stock outstanding during the period. Diluted net loss per share is computed based on the weighted average number of common stock and dilutive potential common stock outstanding. The calculation of diluted net loss per share excludes potential common stock if the effect is anti-dilutive. Potential common stock consists of incremental common stock issuable upon the exercise of stock options and common stock issuable upon the exercise of common stock warrants.

Total potential common stock of 11,392,000 and 8,912,000 shares were not included in the diluted net loss per share calculation for the periods ended March 31, 2005 and 2004, respectively, because to do so would be anti-dilutive.

TRIPATH TECHNOLOGY, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Continued)

The following table sets forth the computation of basic and diluted net loss per share for the periods presented (in thousands, except per share amounts):

	Three months ended March 31,		Six months ended March 31,
	2005	2004 Restated	2005	2004
Numerator:
Net loss	$(1,778)	$(2,079)	$(4,656)	$(3,465)

Denominator:
Weighted average common stock	51,950	45,266	51,923	46,845

Net loss per share:
Basic and diluted	$(0.03)	$(0.05)	$(0.09)	$(0.07)

4. Deferred stock-based compensation

The Company recognized deferred stock-based compensation in connection with certain employee stock option grants and the issuance of restricted stock. The deferred stock-based compensation related to the employee stock option grants is being amortized over the vesting periods of the related options, generally four years, using an accelerated basis while the deferred stock-based compensation related to the issuance of restricted stock is being amortized over two years on a straight line basis. The fair value per share used to calculate deferred stock-based compensation was derived by reference to the share quoted price. Future compensation charges are subject to reduction for any employee who terminates employment prior to such employee’s option vesting date.

The Company has granted options to purchase shares of common stock to consultants in exchange for services. The Company determined the value of the options granted to consultants based on the Black-Scholes option pricing model.

The following table sets forth, for each of the periods presented, the deferred stock-based compensation recorded and the amortization of deferred stock-based compensation (in thousands):

	Three months ended March 31,		Six months ended March 31,
	2005	2004	2005	2004
Deferred stock-based compensation	$—	$—	$—	$6
Amortization of deferred stock-based compensation	$40	$42	$81	$87

Unamortized deferred stock-based compensation at March 31, 2005 and September 30, 2004 was $14,000 and $95,000 respectively.

5. Accounting for stock-based compensation

The Company accounts for its stock-based compensation plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost is reflected in net income for the periods ended March 31, 2005 and 2004, as all options granted under those plans had an exercise price that was at least equal to the market value of the underlying common stock on the date of grant.

TRIPATH TECHNOLOGY, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Continued)

The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation” to stock-based employee compensation.

	Three months ended March 31,		Six months ended March 31,
	2005	2004 Restated	2005	2004
Net loss applicable to common stockholders, as reported	$(1,778)	$(2,079)	$(4,656)	$(3,465)
Total stock-based employee compensation expense included in the net loss, determined under the recognition and measurement principles of APB Opinion No. 25, net of related tax effects	40	42	81	87
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(329)	(708)	(1,364)	(1,187)

Pro forma net loss applicable to common stockholders	$(2,067)	$(2,745)	$(5,939)	$(4,565)

Loss per share:
Basic and diluted—as reported	$(0.03)	$(0.05)	$(0.09)	$(0.07)

Basic and diluted—pro forma	$(0.04)	$(0.05)	$(0.11)	$(0.10)

6. Cash, cash equivalents and restricted cash

The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds, the fair value of which approximates cost.

The Company has entered into a Security Agreement to provide collateral for an outstanding standby letter of credit which totaled approximately $160,000 at March 31, 2005. The collateral is considered restricted cash.

7. Concentration of credit risk and significant customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. Substantially all of the Company’s cash and cash equivalents are invested in highly-liquid money market funds with major financial institutions. The Company sells its products through distributors and directly to original equipment manufacturers. The Company performs periodic credit evaluations of its customers and maintains an allowance for potential credit losses, as considered necessary by management. Credit losses to date have been consistent with management’s estimates. During the quarters ended March 31, 2005 and 2004, the Company had minimal bad debts write-offs.

The following table summarizes sales to end customers comprising 10% or more of the Company’s total revenue for the periods indicated:

	% of Revenue for the Three Months Ended March 31,		% of Revenue for the Six Months Ended March 31,
	2005	2004	2005	2004
Customer A	20%	—	17%	—
Customer B	13%	40%	10%	33%
Customer C	10%	—	—	—
Customer D	—	13%	—	21%

TRIPATH TECHNOLOGY, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Continued)

The Company’s accounts receivable were concentrated with five customers at March 31, 2005 representing 24%, 14%, 11%, 9%, and 9% of aggregate gross receivables and with four customers at September 30, 2004 representing 46%, 16%, 9% and 9% of aggregate gross receivables.

8. Inventories

Inventories are stated at the lower of cost or market. This policy requires the Company to make estimates regarding the market value of the Company’s inventory, including an assessment of excess or obsolete inventory. The Company determines excess and obsolete inventory based on an estimate of the future demand and estimated selling prices for the Company’s products within a specified time horizon, generally 12 months. The estimates the Company uses for expected demand are also used for near-term capacity planning and inventory purchasing and are consistent with the Company’s revenue forecasts. Actual demand and market conditions may be different from those projected by the Company’s management. If the Company’s unit demand forecast is less than the Company’s current inventory levels and purchase commitments, during the specified time horizon, or if the estimated selling price is less than the Company’s inventory value, the Company will be required to take additional excess inventory charges or write-downs to the net realizable value which will decrease the Company’s gross margin and net operating results in the future. During the quarter ended March 31, 2002, the Company recorded a provision for slow moving, excess, and obsolete inventory of approximately $5.0 million related to excess inventory for the Company’s TA2022 product as a result of a decrease in forecasted sales for this product. In fiscal 2004, the Company increased the inventory reserves by an additional $4.3 million from $4.9 million to $9.2 million to account for slow moving, excess, and obsolete inventory. The additional inventory charge related to slow-moving and excess inventory for our TA1101B, TA3020, TA2041, TA2022 and leaded TA2024 products, the TK2350, TK2051, TK2150, TK2050 and TK2052 chipsets, and Kauai 2BB and U461 die based on a decline in forecasted sales for these parts. During the quarter ended March 31, 2005, the Company sold inventory that was previously written down to its estimated net realizable value.

Inventories, net, are comprised of the following (in thousands):

	March 31, 2005	September 30, 2004 Restated
Raw materials	$7,515	$6,668
Work-in-process	128	847
Finished goods	2,638	4,938
Inventory held by distributors	970	685
Less: reserve for slow-moving, excess and obsolete inventory	(7,731)	(9,199)

Total	$3,520	$3,939

9. Warrant liability

On March 3, 2005, the Company completed a private placement which resulted in gross proceeds of $4.4 million. In connection with this private placement the Company sold 4,833,335 shares of common stock at a price of $0.90 per share and issued warrants to purchase up to 966,667 shares of common stock. The warrants have a term of 3.5 years and an exercise price equal to $1.25. Since the warrants are subject to certain registration rights, the Company recorded a warrant liability, totaling $967,000, in accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. The registration rights provide for the Company to file with the Securities and Exchange Commission a Registration

TRIPATH TECHNOLOGY, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Continued)

Statement covering the resale of all of the securities issued in connection with the private placement. The Company is subject to certain penalties if the Registration Statement is not declared effective by the stipulated deadline. The Company valued the warrants using the Black-Scholes option pricing model, applying a life of 3.5 years, a risk free interest rate of 4.02%, an expected dividend yield of 0%, a volatility of 154% and a deemed fair value of common stock of $1.17 which was the closing price of the Company’s common stock on March 3, 2005. In accordance with SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”, the Company revalued the warrants as of March 31, 2005 using the Black-Scholes option pricing model. Assumptions regarding the life, the expected dividend yield and volatility were left unchanged but the Company did apply a risk free interest rate of 4.18% and a deemed fair value of common stock of $0.89, which was the closing price of the Company’s common stock on March 31, 2005. The difference of $252,000 between the fair value of the warrants as of March 31, 2005 and the original valuation of $967,000 as of March 3, 2005 has been recorded as the change in fair value on revaluation of warrant liability. Upon the registration statement covering the shares underlying the warrants being declared effective, the fair value of the warrants on that date will be reclassified to equity.

10. Common Stock

In March 2005 the Company completed a private placement of common stock and common stock purchase warrants with certain institutional investors. The Company agreed to sell an aggregate of approximately 4,833,335 shares of common stock at $0.90 per share. The investors will also receive warrants to purchase an aggregate of approximately 966,667 shares of the Company’s common stock at an exercise price of $1.25 per share.

On March 2, 2005 the Company entered into a Severance Agreement and Release (the “Agreement”) with its former Chief Financial Officer. Pursuant to the Agreement, the vesting of the former Chief Financial Officer’s stock options was accelerated so that options to purchase 75,000 shares of the Company’s common stock became fully vested and exercisable. Such options have an exercise price of $1.85 per share and are exercisable at any time up to September 15, 2005. The Company has recorded compensation expense totaling $19,000 related to the acceleration of the vesting of these options.

11. Segment and geographic information

The Company has determined that it has one reportable business segment: the design, license and marketing of integrated circuits.

The following is a geographic breakdown of the Company’s sales by shipping destination for the following periods (in thousands):

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Europe	$508	$340	$758	$555
Korea	62	0	275	1,311
United States	121	529	320	753
Japan	1,544	2,126	2,326	4,037
Taiwan	131	98	159	505
China	338	141	527	191
Rest of world	24	39	36	47

	$2,728	$3,273	$4,401	$7,399

TRIPATH TECHNOLOGY, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Continued)

Approximately 96% of the Company’s total revenue for the three months ended March 31, 2005 was derived from sales to end customers based outside the United States. The same percentage of the Company’s total revenue for the three months ended March 31, 2004 was derived from sales to end customers based outside the United States.

12. Commitments and contingencies

Lease commitments: The Company leases office space and equipment under non-cancelable operating leases. The Company also has a capital lease for research and development related software and a capital lease for manufacturing test equipment.

The Company’s total commitments on its operating and capital leases and inventory purchases as of March 31, 2005, were as follows (in thousands):

Year ending September 30,	Operating Leases	Capital Leases	Inventory Purchase Commitments
2005	$554	$315	$766
2006	1,036	86	—
2007	537	21	—

Total minimum lease payments	$2,127	422	$766

Less: amount representing interest		(24)

Present value of minimum lease payments		398
Less: current portion of capital lease obligations		(336)

Long-term capital lease obligations		$62

Contingencies: From time to time, in the normal course of business, various claims could be made against the Company, its directors or officers. The Company has agreed to indemnify its officers and directors with respect to such claims, except in limited circumstances. At March 31, 2005, the Company had no liabilities recorded for such claims as the Company is unable to estimate these liabilities at this time. For more information regarding the Company’s indemnification obligations and pending litigation, please see Notes 13 and 15 below.

13. Guarantees

In November 2002, the FASB issued FIN No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others—an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FIN 34.” The following is a summary of the Company’s agreements that the Company has determined are within the scope of FIN 45.

The Company provides a limited warranty for up to one year for any defective products. During the quarter ended March 31, 2005 and for the transition period ended September 30, 2004, warranty expense was insignificant. The Company has a reserve for warranty costs of $30,000, which has not changed in the past quarter.

In March 2004, the Company entered into a Security Agreement to provide collateral for outstanding standby letters of credit which totaled $0.7 million at December 31, 2004. In March 2005, one of these standby letters of credit expired. The remaining outstanding standby letter of credit totals approximately $0.2 million.

TRIPATH TECHNOLOGY, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Continued)

Pursuant to its bylaws, the Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The Company is likely to incur costs in connection with these indemnification agreements as a result of the recent litigation. However, the Company has no liabilities recorded for these agreements as of March 31, 2005 as the Company is unable to estimate these liabilities at this time. During the quarter ended December 31, 2004 the Company obtained a new Directors and Officers (“D&O”) Liability Insurance policy. However, this new D&O policy does not cover the lawsuits described in Note 15 although the claims involved in these lawsuits may be covered by the aforementioned indemnification agreements.

The Company enters into indemnification provisions under (i) its agreements with other companies in its ordinary course of business, typically with business partners, contractors and customers, its sublandlord and (ii) its agreements with investors. Under these provisions the Company has agreed to generally indemnify and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. To date, the Company has not incurred any costs in connection with these indemnification agreements. Accordingly, the Company has no liabilities recorded for these agreements as of March 31, 2005.

14. Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4.” (“SFAS 151”). SFAS 151 amends ARB 43, Chapter 4 to clarify that “abnormal” amounts of idle freight, handling costs and spoilage should be recognized as current period charges. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not anticipate that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 152 “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB statements No. 66 and 67” (“SFAS 152”). SFAS 152 amends SFAS 66 and 67 to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. SFAS 152 is effective for financial statement for fiscal years beginning after June 15, 2005. The Company does not anticipate that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153 “Exchanges of Non-monetary Assets—an amendment of APB opinion No. 29” (“SFAS 153”). SFAS 153 clarifies that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged, with a general exception for exchanges that have no commercial substance. SFAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not anticipate that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB revised SFAS No. 123 (SFAS 123 (R)”). SFAS 123 (R), “Share-Based Payment”, requires all share-based payments to employees, including grants of employee stock options, to be

TRIPATH TECHNOLOGY, INC.

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recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative to financial statement recognition. SFAS 123 (R) is effective for periods beginning after June 15, 2005. On April 14, 2005, the SEC announced the adoption of a new rule that amended the compliance dates for SFAS 123 (R). Under the new rule, companies are allowed to implement SFAS 123 (R) at the beginning of the next fiscal year, instead of the next reporting period, that begins after June 15, 2005. The Company is required to comply with SFAS 123 (R) beginning with the Company’s fiscal quarter ending December 31, 2005. SFAS 123 (R) provides transition alternatives for public companies to restate prior interim periods or prior years. The Company is still evaluating the transition provisions allowed by SFAS 123 (R).

In March 2005, the SEC released SEC Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”). SAB 107 provides the SEC staff’s position regarding the application of SFAS 123(R) and certain SEC rules and regulations, and also provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. The Company is currently reviewing the effect, if any, that the application of SAB 107 will have on the Company’s financial position and results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which clarifies the term “conditional asset retirement obligations” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations.” The Company does not anticipate that the application of FIN 47 will have a material impact on the Company’s financial position and results of operations.

15. Litigation

The Company is a party to lawsuits in the normal course of its business. Litigation in general, and securities litigation in particular, can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings are difficult to predict. In addition, given the Company’s financial condition and that the Company does not have insurance to offset the cost of litigation, the costs of defending one or more of these lawsuits will likely adversely affect the Company’s financial condition. The Company has no liabilities recorded for pending lawsuits as the Company is unable to estimate these liabilities at this time. The Company accrues legal costs when incurred.

SEC Investigation

On or about November 9, 2004, the U.S. Securities and Exchange Commission (the “SEC”) requested that the Company voluntarily produce documents responsive to certain document requests in the investigation entitled In the Matter of Tripath Technology, Inc. On or about January 25, 2004, February 14, 2005, and February 16, 2005, the SEC made additional documents requests. On or about March 30, 2005, the SEC issued a subpoena to the Company seeking additional documents. The Company has produced documents and is continuing to produce documents in response to the SEC’s voluntary requests as well as the subpoena. The Company has cooperated with the SEC in its review of these matters.

On or about February 24, 2005, the SEC, pursuant to Section 20(a) of the Securities Act and Section 21(a) of the Exchange Act, issued a formal order of private investigation to determine whether there have been any violations of Section 17(a) of the Securities Act and Sections 10(b), 13(a), 13(b)(2)(A), 13(b)(2)(B) and 13(b)(5) of the Exchange Act and Rules 10b-5, 12b-20, 13a-13, 13a-14, 13b2-1 and 13b2-2 thereunder.

TRIPATH TECHNOLOGY, INC.

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Federal Securities Class Actions

Beginning on November 4, 2004, plaintiffs filed four separate complaints purporting to be class actions in the United States District Court for the Northern District of California alleging that the Company and certain of its officers and/or directors violated Sections 10(b) and 20(a) of the Exchange Act. Plaintiffs purport to represent a putative class of shareholders who purchased or otherwise acquired Tripath securities between January 29, 2004 and October 22, 2004. The complaints contain varying allegations, including that the Company and the individual defendants made materially false and misleading statements with respect to its financial results and with respect to the Company’s business, prospects and operations in its filings with the SEC, press releases and other disclosures. The complaints seek unspecified compensatory damages, attorneys’ fees, expert witness fees, costs and such other relief as may be awarded by the Court.

On December 22, 2004, the Court entered a stipulation and order consolidating all of these complaints and ordering that the defendants need not respond to any of these complaints until after plaintiffs file a consolidated complaint. On January 4, 2005, plaintiffs filed motions for the appointment of lead plaintiff. The Court, by Order dated January 28, 2005, appointed Robert Poteet as the sole lead plaintiff and approved Milberg Weiss Bershad & Schulman LLP as lead counsel.

On July 11, 2005, the Company entered into a Stipulation and Settlement Agreement (the “Stipulation”) which was filed with the Court on July 12, 2005. The settlement class consists of all persons who purchased the securities of Tripath between January 29, 2004 and June 13, 2005, inclusive. Under the terms of the Stipulation, the parties agreed that the class action will be dismissed in exchange for a payment of $200,000 in cash by Tripath and the issuance of 2.45 million shares of Tripath common stock which shall be exempt from registration pursuant to Section 3(a)(10) of the Securities Act of 1933. The Stipulation remains subject to the satisfaction of various conditions, including without limitation (1) final approval of the Stipulation by the Court, including a finding that the 2.45 million shares of Tripath common stock to be issued are exempt from registration pursuant to Section 3(a)(1) of the Securities Act of 1933 and (2) notification to members of the settlement class in the Class Action.

Derivative Shareholder Litigation

On December 7, 2004, plaintiff Mildred Lyon filed a purported derivative action in Santa Clara Superior Court against the Company and certain of its officers and/or directors. This complaint appears to be based upon the same facts and circumstances as the federal class actions and makes the following claims: violation of Section 25402 of the California Corporations Code, breach of fiduciary duty and misappropriation of information, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. On this basis, the complaint seeks unspecified compensatory damages, treble damages under Section 25502.5(a) of the California Corporations Code, extraordinary equitable and/or injunctive relief, restitution and disgorgement, attorneys’ fees, expert witness fees, costs, and such other relief as may be ordered by the Court.

On December 27, 2004, the Court entered a stipulation and order extending the time for the Company to respond to the complaint to February 23, 2005. On February 16, 2005, the Court entered an order further extending the time for the Company to respond to the complaint to March 25, 2005. On March 10, the Court ordered that the individual defendants shall have through and including April 25, 2005 to file any motions to quash and/or dismiss for lack of personal jurisdiction, and that all defendants shall have thirty (30) days from the date the court issues a ruling on any motions to quash and/or dismiss for lack of personal jurisdiction to respond

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to the complaint, or in the event that no such motions are brought, extended the time for all defendants to respond to the complaint to April 25, 2005.

On April 4, 2005, the Court ordered that all deadlines shall be stayed for Defendants filing any motions to quash and/or dismiss for lack of personal jurisdictions, or otherwise respond to the Complaint, until such date as the parties mutually designate to the Court for the Court’s approval. A Case Management Conference is scheduled for August 16, 2005 before the Court. The parties currently are engaged in settlement discussions.

Langley Securities Fraud Litigation

On or about June 2, 2005, plaintiff Langley Partners, L.P. (“Langley”) filed a complaint in the United States District Court for the Southern District of New York alleging claims against the Company, Dr. Adya Tripathi, the Company’s President and Chief Executive Officer, and David Eichler, the Company’s former Chief Financial Officer. Langley alleges that it entered into a stock purchase agreement with Tripath on or about August 2, 2004 in which Langley purchased 1 million shares of Tripath common stock at a purchase price of $2.00 per share. Langley also alleges that it consented to the receipt of the Company’s Prospectus dated August 2, 2004 and the accompanying Prospectus dated June 1, 2004 which specifically incorporated certain of the Company’s filings with the SEC from March through July 2004. The complaint generally alleges that the Company and the individual defendants made materially false and misleading statements with respect to the Company’s financial results and with respect to its business, prospects, internal accounting controls and design wins on Godzilla products in the Company’s filings with the SEC, press releases and other documents. The complaint alleges claims against the Company and the individual defendants for violations of Sections 10(b) and 20(a) of the Exchange Act, fraud, breach of contract, unjust enrichment and money had and received, rescission and violations of Sections 11 and 15 of the Securities Act. On this basis, the complaint seeks unspecified compensatory damages and restitution in an amount in excess of $2 million, rescission of the purchase agreement and a return of $2 million, unspecified punitive damages, costs and such other relief as may be awarded by the Court.

On July 12, 2005, the Company served a motion to transfer this action from the Southern District of New York to the United States District Court for the Northern District of California on plaintiff. The Company filed this motion with the Court on July 20, 2005. This motion has not yet been fully briefed. A Pre-Trial Conference is scheduled before the Court on August 25, 2005. On June 29, 2005, the Court entered a stipulation and order extending the time for all defendants to respond to the complaint until August 2, 2005. The parties have agreed in principle to submit a further stipulation and proposed order to the Court extending the time for all defendants to respond to the complaint until 14 days after the Court’s ruling on the motion to transfer or 40 days after all briefing on the motion to transfer is filed, whichever is earlier. The Company has not yet responded to the complaint.

Changes in and Disagreements with Accountants

As previously disclosed in the Company’s current report on Form 8-K dated October 18, 2004 and filed on October 22, 2004, in October 2004, the Company’s former independent registered public accountants, BDO Seidman LLP (“BDO”), provided the Company’s Audit Committee with a letter citing what BDO asserted are two “material weaknesses” over the Company’s internal financial controls: one regarding the lack of effectiveness of the Company’s Audit Committee and the other regarding the lack of controls in place to estimate distributor returns in accordance with SFAS No. 48. Following discussions with employees of the Company, representatives of BDO further orally advised the Company that BDO had concerns regarding the appropriate accounting for approximately $1.3 million of product that, upon the Company’s inquiries, one of the Company’s distributors, Macnica (the “Distributor”), reported had been returned to the Distributor by the Distributor’s

TRIPATH TECHNOLOGY, INC.

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(Continued)

customers (the “Product Return”). In response to both the letter and the verbal comments, the Audit Committee instructed the Company’s Chief Financial Officer to investigate this matter and report the findings to the Audit Committee. As a result of the litigation matters referenced above, the Company retained outside litigation counsel to represent the Company in responding to the aforementioned complaints. In addition, the Audit Committee and the Chief Financial Officer directed litigation counsel to further conduct an internal investigation into the verbal concerns raised by BDO regarding the Product Return. Separately, the Audit Committee, with the assistance of the Company’s Chief Financial Officer investigated BDO’s assertion regarding the lack of controls in place to estimate distributor returns.

The Audit Committee received an initial report from the Company’s litigation counsel on findings of the internal investigation on January 21, 2005 and requested additional investigation by litigation counsel. On January 25, 2005, litigation counsel made a supplemental report on the findings of the internal investigation to date. Following the presentation of such report, including discussion of the findings of the forensic accountant hired by the litigation counsel with the approval of the Audit Committee, the Audit Committee concluded that the Company’s Country Manager for the Japan Sales Office (who is no longer employed with the Company) agreed in an arrangement outside the formal paperwork of the transactions underlying the Product Return that the Distributor could return the products back to the Company at the Distributor’s discretion.

The Audit Committee investigation and discussion included a review of the Company’s compliance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements (“SAB 104”) as applied to the circumstances surrounding the Product Return. Under SAB 104, a requirement for revenue recognition is that all of the following criteria must be met: (1) there is persuasive evidence that an arrangement exists, (2) delivery of goods has occurred, (3) the sales price is fixed or determinable, and (4) collectibility is reasonably assured. Pursuant to SAB 104, the Company’s revenue recognition policy, for sales to distributors, requires that the Company defer recognition of revenue until such time that the distributor sells products to its customers based upon receipt of point-of-sales reports from the Distributor. The internal investigation revealed that approximately $1.4 million of a sale of the Company’s product to the Distributor did not meet the foregoing criteria because a former employee of the Company had agreed that the Distributor could return the product at the Distributor’s discretion, which forms the basis of the Restatement. This former employee had on this occasion agreed to a term of sale that was outside of the Company’s standard practices and was not referenced in the documentation related to the sale submitted to the Company’s finance department. Given the discovery of this arrangement for the Distributor to return the product, the Audit Committee concluded on January 25, 2005 that the Company should restate certain financial information that was previously reported in the Company’s Form 10-Q for the quarter ended June 30, 2004 filed with the Securities and Exchange Commission on August 6, 2004 (the “Restatement”). For more information regarding the Restatement, please see Note 9 to the Company’s consolidated financial statements, “Supplementary Financial Information” in the Company’s Transition Report on Form 10-K/T filed with the Securities and Exchange Commission on February 3, 2005. In addition, the Audit Committee approved certain changes to the Company’s internal control over financial reporting as an additional remedial action in response to the report of the litigation counsel and its forensic accountant and to the report by the Company’s Chief Financial Officer.

16. Restatement of Previously Reported Annual and Interim Financial Information

As originally described in the Company’s Current Report on Form 8-K dated October 18, 2004 and filed with the Securities and Exchange Commission on October 22, 2004 (the “Prior 8-K”), the Company’s Audit Committee initiated an internal investigation regarding certain purported product returns (the “Product Returns”)

TRIPATH TECHNOLOGY, INC.

NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Continued)

to one of the Company’s distributors, Macnica Japan (“Macnica”), by its customers. The Audit Committee investigation and discussion included a review of the Company’s compliance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements” (“SAB 104”) as applied to the circumstances surrounding the Product Returns. Under SAB 104, a requirement for revenue recognition is that all of the following criteria must be met: (1) there is persuasive evidence that an arrangement exists, (2) delivery of goods has occurred, (3) the sales price is fixed or determinable, and (4) collectibility is reasonably assured. In accordance with SAB 104, the Company’s revenue recognition policy, for sales to distributors, requires that the Company defer recognition of revenue until such time that the distributor sells products to its customers based upon receipt of point-of-sales reports from the distributor. As of the Audit Committee’s determination on January 25, 2005, the internal investigation revealed that approximately $1.4 million of a sale of the Company’s product to Macnica did not meet the foregoing criteria because the Company’s Country Manager for the Japan Sales Office (who is no longer employed by the Company) had agreed that Macnica could return the product to the Company at Macnica’s discretion. The Audit Committee determined that this former employee had agreed to a term of sale that was outside of the Company’s standard practices and was not referenced in the documentation related to the sale submitted to the Company’s finance department. Given the discovery of this arrangement for Macnica to return the product, the Company’s Audit Committee concluded that the Company should restate certain financial information that was previously reported in the Company’s Form 10-Q for the quarter ended June 30, 2004, filed with the Securities and Exchange Commission on August 6, 2004 (the “June 2004 Form 10-Q”) to properly reflect its revenue and related financial information for the referenced periods (the “Initial Restatement”). Accordingly, the Company advised in the Prior 8-K that the Consolidated Statement of Operations for the three months and six months ended June 30, 2004 and the Consolidated Balance Sheet as of June 30, 2004 included in the June 2004 Form 10-Q should no longer be relied upon because of errors in such financial statements. The financial impact of the Initial Restatement was reflected in the Company’s Transition Report on Form 10-K/T for the transition period ended September 30, 2004 filed with the Securities and Exchange Commission on February 3, 2005 (the “Transition Report”).

The Audit Committee directed that the internal investigation continue following reporting of the Initial Restatement. As a result of this further investigation, on May 5, 2005 the Audit Committee determined that additional sale transactions with Macnica, as well as with an additional distributor of the Company, Uniquest, did not meet the Company’s revenue recognition criteria and the requirements of SAB 104. In certain circumstances, the same former employee of the Company had agreed that Macnica could return the referenced product at Macnica’s discretion. This former employee had on these occasions agreed to a term of sale that was outside of the Company’s standard practices and was not referenced in the documentation related to the sale submitted to the Company’s finance department. In addition, the Audit Committee determined that, in certain other circumstances, Macnica had shipped product not to end customers but to other distributors and the Company had relied on point-of-sales reports submitted to the Company by Macnica that indicated the referenced product had been shipped to an end customer of Macnica when such product had only been shipped to other distributors. Recognition of revenue on sales between distributors instead of to the end customers is not permitted under the Company’s revenue recognition policies. Further, the Audit Committee determined that certain sales transactions with Uniquest did not meet the Company’s revenue recognition criteria and the requirements of SAB 104 because in certain circumstances, employees of Uniquest had incorrectly reported to the Company the date of shipments to end customers.

As a result, the Audit Committee concluded on May 5, 2005 that the Company should restate certain financial information (the “Additional Restatement”) that was previously reported in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and December 31, 2004 as well as certain financial information for the quarter and transition period ended September 30, 2004 that was previously reported

TRIPATH TECHNOLOGY, INC.

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in its Transitional Report. The Additional Restatement was based on the Audit Committee’s conclusion on such date that the Consolidated Balance Sheets as of March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004 and the related Consolidated Statements of Operations for the three months ended March 31, 2004, the three and six months ended June 30, 2004, the nine month transition period ended September 30, 2004 and the three months ended December 31, 2004 should no longer be relied upon because of errors in such financial statements. Following receipt of a final report on the internal investigation, the Audit Committee determined that the internal investigation had been completed on June 15, 2005. The internal investigation revealed errors in the Company’s financial statements for 2002 and 2003. Such errors included certain shipments between distributors rather than to end-customers which were not noted on applicable point-of-sales reports, inaccurate shipment dates on certain point-of-sales reports, and inaccurate quantities noted on certain point-of-sales reports. The Company reviewed these errors with reference to the guidelines set forth in SAB99. Based upon such review, the Company concluded that such errors were immaterial and thus would not result in a restatement of the 2002 or 2003 financial statements.

The following table provides a reconciliation of amounts previously reported in the Company’s Form 10-Q for the quarter ended March 31, 2004 with amounts previously adjusted for the restatement.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31, 2004				Three Months Ended December 31, 2003	Six Months Ended March 31, 2004 (2) Restated
	Previously Reported (1)	Restatement Adjustment		Restated Total
Revenue	$4,166	$(893	)(3)	$3,273	$4,126	$7,399
Cost of revenue	2,972	(599	)(4)	2,373	2,769	5,142

Gross profit (loss)	1,194	(294)		900	1,357	2,257

Operating expenses:
Research and development	1,718	—		1,718	1,669	3,387
Selling, general and administrative	1,269	—		1,269	1,082	2,351

Total operating expenses	2,987	—		2,987	2,751	5,738

Loss from operations	(1,793)			(2,087)	(1,394)	(3,481)
Interest and other income (expense), net	8	—		8	8	16

Net loss	$(1,785)	$(294)		$(2,079)	$(1,386)	$(3,465)

Basic and diluted net loss per share	$(0.04)			$(0.05)	$(0.03)	$(0.07)

Number of shares used to compute basic and diluted net loss per share	45,266			45,266	43,853	46,845

TRIPATH TECHNOLOGY, INC.

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(Unaudited)

(Continued)

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)

	March 31, 2004
	Previously Reported (1)	Restatement Adjustment		Restated Total
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$9,183	$—		$9,183
Accounts receivable, net	2,692	—		2,692
Inventories, net	7,016	599	(4)	7,615
Prepaid expenses and other current assets	257	—		257

Total current assets	19,148	599		19,747
Property and equipment, net	1,949	—		1,949
Other assets	83	—		83

Total assets	$21,180	$599		$21,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,742	$—		$4,742
Current portion of capital lease obligations	477	—		477
Current portion of deferred rent	140	—		140
Accrued expenses	922	—		922
Deferred distributor revenue	1,112	893	(3)	2,005

Total current liabilities	7,393	893		8,286

Long term liabilities:	1,011	—		1,011

Stockholders’ equity:
Common stock	47	—		47
Additional paid-in capital	194,254	—		194,254
Deferred stock-based compensation	(176)	—		(176)
Accumulated deficit	(181,349)	(294)		(181,643)

Total stockholders’ equity	12,776	(294)		12,482

Total liabilities and stockholders’ equity	$21,180	$599		$21,779

(1)	As previously reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.
(2)	Due to the Company’s change in fiscal year end, data for the six months ended March 31, 2004 has not been previously reported.
(3)	Reflects the deferral of revenue of approximately $893,000 relating to products subject to a right of return.
(4)	Reflects an increase in inventory of $599,000 relating to the deferred cost associated with the deferred revenue.

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(Unaudited)

(Continued)

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)

The following table provides a reconciliation of amounts previously reported in the Company’s Transitional Report on Form 10-K/T for the nine months ended September 30, 2004 with amounts previously adjusted for the restatement as a result of the Audit Committee’s Investigation.

	September 30, 2004
	Previously Reported (1)	Restatement Adjustment		Restated Total
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$7,339	$—		$7,339
Accounts receivable, net	1,019	—		1,019
Inventories, net	3,780	159	(3)	3,939
Prepaid expenses and other current assets	212	—		212

Total current assets	12,350	159		12,509
Property and equipment, net	1,674	—		1,674
Other assets	123	—		123

Total assets	$14,147	$159		$14,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,908	$—		$2,908
Current portion of capital lease obligations	664	—		664
Current portion of deferred rent	266	—		266
Accrued expenses	764	—		764
Deferred distributor revenue	823	252	(2)	1,075

Total current liabilities	5,425	252		5,677

Long term liabilities:	471	—		571

Stockholders’ equity:
Common stock	49	—		49
Additional paid-in capital	199,333	—		199,333
Deferred stock-based compensation	(95)	—		(95)
Accumulated deficit	(191,136)	(93)		(191,229)

Total stockholders’ equity	8,151	(93)		8,058

Total liabilities and stockholders’ equity	$14,147	$159		$14,306

(1)	As previously reported in the Company’s Transitional Report on Form 10-K/T for the nine months ended September 30, 2004.
(2)	Reflects the deferral of revenue of approximately $252,000 relating to product shipped not to end customers but to other distributors.
(3)	Reflects an increase in inventory of $159,000 relating to the deferred cost associated with the deferred revenue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee.

SEC registration fee	$632
Legal fees and expenses	150,000
Accounting fees and expenses	25,000
Miscellaneous	24,368

Total	$200,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated bylaws of the registrant provide that:

•	The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

•	The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s Board of Directors or brought to enforce a right to indemnification.

•	The rights conferred in the amended and restated bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the

Delaware General Corporation Law and which allow for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

In the three years prior to the filing of this registration statement, the registrant has issued the following unregistered securities:

In August 2004, the Company completed a financing through the sale of 2,500,000 shares of common stock at a price of $2.00 per share for gross proceeds of $5 million.

On March 3, 2005, the Company completed a financing through the sale of 4,833,335 shares of common stock at a price of $0.90 per share, for gross proceeds of $4.35 million, and warrants to purchase 966,667 shares of common stock. The warrants have an exercise price of $1.25 per share.

The foregoing transaction did not involve any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transaction was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The recipients of securities in the transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transaction. All recipients either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

Number	Description of Document

3.1	Restated Certificate of Incorporation of Tripath Technology Inc. (incorporated by reference to Exhibit 3.1 of Tripath’s registration statement on Form S-1, registration number 333-35028, as amended)

3.2	Bylaws of Tripath Technology Inc. (incorporated by reference to Exhibit 3.2 of Tripath’s Transition Report on Form 10-K/T for transition period ended September 30, 2004)

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 of Tripath’s registration statement on Form S-1, registration number 333-35028, as amended)

4.2†	Form of Common Stock Purchase Warrant, dated March 2, 1998

4.3	Second Amended and Restated Shareholder Rights Agreement, dated September 15, 1998, between Tripath Technology Inc. and Certain Stockholders of Tripath Technology Inc. (incorporated by reference to Exhibit 10.6 of Tripath’s registration statement on Form S-1, registration number 333-35028, as amended)

4.4†	Form of Common Stock Purchase Warrant, dated July 28, 2000

4.5	Registration Rights Agreement, dated January 24, 2002, by and among Tripath Technology Inc. and Certain Stockholders of Tripath Technology Inc. (incorporated by reference to Exhibit 4.1 of Tripath’s current report on Form 8-K filed on January 30, 2002)

4.6†	Registration Rights Agreement, dated March 3, 2005, by and among Tripath Technology Inc. and Certain Stockholders of Tripath Technology Inc.

Number	Description of Document

4.7†	Form of Common Stock Purchase Warrant issued in connection with Securities Purchase Agreement, dated March 3, 2005, by and among Tripath Technology Inc. and Certain Stockholders of Tripath Technology Inc.

5.1†	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the legality of the securities being registered

10.1*	*Form of Indemnification Agreement, between Tripath Technology Inc. and each of its directors and officers (incorporated by reference to Exhibit 10.1 of Tripath’s registration statement on Form S-1, registration number 333-35028, as amended)

10.2	License and Supply Agreement, dated July 9, 1999, between STMicroelectronics, Inc. and Tripath Technology Inc. (incorporated by reference to Exhibit 10.2 of Tripath’s registration statement on Form S-1, registration number 333-35028, as amended)

10.3*	*1995 Stock Plan and form of option agreement (incorporated by reference to Exhibit 4.8 of Tripath’s registration statement on Form S-8, registration number 333-108178)

10.4*	*2000 Stock Plan and form of option agreement (incorporated by reference to Tripath’s definitive proxy statement on Schedule 14A filed on May 19, 2003)

10.5*	*2000 Employee Stock Purchase Plan, as amended (incorporated by reference to Exhibit 10.5 of Tripath’s quarterly report on Form 10-Q for the quarter ended September 30, 2003)

10.6*	*Form of Restricted Stock Purchase Agreement between Tripath Technology Inc. and an Executive Officer. (incorporated by reference to Exhibit 10.6 of Tripath’s annual report on Form 10-K for the year ended December 31, 2003)

10.7	Sublease Agreement, dated July 18, 2002, between Nortel Networks, Inc. and Tripath Technology Inc. (incorporated by reference to Exhibit 10.11 of Tripath’s quarterly report on Form 10-Q for the quarter ended September 30, 2002)

10.8	Distributor Agreement, dated July 1, 1998 between Uniquest Corporation and Tripath Technology Inc. (incorporated by reference to Exhibit 10.8 of Tripath’s annual report on Form 10-K filed on March 9, 2004)

10.9	Distributor Agreement, dated February 3, 1999 between Macnica, Inc and Tripath Technology Inc. (incorporated by reference to Exhibit 10.9 of Tripath’s annual report on Form 10-K filed on March 9, 2004)

10.10	Security Agreement dated March 8, 2004 between Tripath Technology Inc. and Union Bank of California, N.A. (incorporated by reference to Exhibit 10.1 of Tripath’s quarterly report on Form 10-Q filed on May 21, 2004)

10.11	Form of Stock Purchase Agreement dated August 1, 2004 between Tripath Technology Inc. and certain investors of Tripath Technology Inc. (incorporated by reference to Exhibit 10.11 of Tripath’s Transition Report on Form 10-K/T for transition period ended September 30, 2004)

10.12†	Securities Purchase Agreement, dated March 3, 2005, by and among Tripath Technology Inc. and Certain Stockholders of Tripath Technology Inc.

10.13	Severance Agreement and Release, dated March 2, 2005, between Tripath Technology Inc. and Clarke Seniff (incorporated by reference to Exhibit 10.1 of Tripath’s current report on Form 8-K filed on March 7, 2005)

16.1	Letter, dated as of October 22, 2004, from BDO Seidman, LLP regarding its concurrence with Tripath’s statement regarding change of accountants (incorporated by reference to Exhibit 16.1 of Tripath’s current report on Form 8-K filed October 22, 2004).

Number	Description of Document

16.2	Letter, dated as of April 17, 2003, from PricewaterhouseCoopers LLP regarding its concurrence with Tripath’s statement regarding change of accountants (incorporated by reference to Exhibit 16.2 of Tripath’s current report on Form 8-K filed April 17, 2003)

21.1	List of subsidiaries of Tripath Technology Inc. (incorporated by reference to Exhibit 21.1 of Tripath’s Transition Report on Form 10-K/T for transition period ended September 30, 2004)

23.1	Consent of Stonefield Josephson, Inc., Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1†	Power of Attorney

†	Previously filed.
*	Indicates management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules

The financial statement schedules have been omitted because they are inapplicable or not required or because the information is included elsewhere in the registrant’s consolidated financial statements and the related notes.

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 25th day of July, 2005.

TRIPATH TECHNOLOGY INC.

By:	/s/ DR. ADYA S. TRIPATHI
Dr. Adya S. Tripathi
President and Chief Executive Officer,
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DR. ADYA S. TRIPATHI Dr. Adya S. Tripathi	President and Chief Executive Officer (Principal Executive Officer)	July 25, 2005

/s/ JEFFREY L. GARON Jeffrey L. Garon	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	July 25, 2005

* A.K. Acharya	Director	July 25, 2005

* Y.S. Fu	Director	July 25, 2005

* Andy Jasuja	Director	July 25, 2005

* Akifumi Goto	Director	July 25, 2005

By:	/s/ DR. ADYA S. TRIPATHI
Dr. Adya S. Tripathi
Pursuant to Powers of Attorney filed previously with the Securities and Exchange Commission